As filed with the Securities and Exchange Commission on June 25, 2001
Registration No. 333-62518

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

AMENDMENT
NO. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PULTE HOMES, INC.
(Exact name of Registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	1531 (Primary Standard Industrial Classification Code Number)	38-2766606 (I.R.S. Employer Identification No.)

33 Bloomfield Hills Parkway, Suite 200

Bloomfield Hills, Michigan 48304
(248) 647-2750
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

JOHN R. STOLLER, ESQ.
Senior Vice President, General Counsel and Secretary
Pulte Homes, Inc.
33 Bloomfield Hills Parkway
Bloomfield Hills, Michigan 48304
(248) 647-2750
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

DAVID FOLTYN, ESQ. Honigman Miller Schwartz and Cohn LLP 2290 First National Building Detroit, Michigan 48226 (313) 465-7380	JOSEPH J. GIUNTA, ESQ. Skadden, Arps, Slate, Meagher & Flom LLP 300 S. Grand Avenue, Suite 3400 Los Angeles, CA 90071 (213) 687-5040

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the effective time of the merger (the “Merger”) of a wholly owned subsidiary of the Registrant with and into Del Webb Corporation (“Del Webb”) as described in the Plan and Agreement of Merger dated as of April 30, 2001.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Price Per Unit	Offering Price(2)	Registration Fee(2)

Common Stock, $0.01 par value	21,752,277 shares	(2)	$742,284,621	$185,571(3)

(1)	Represents the maximum number of shares of Common Stock, $0.01 par value, of the Registrant (“Pulte Common Shares”) to be issued in connection with the Merger in exchange for shares of Common Stock, par value $0.001 per share, of Del Webb (“Del Webb Common Stock”), determined on the basis of the maximum exchange ratio that could be applicable in the Merger (1.1 Pulte Common Shares for each share of Del Webb Common Stock).

(2)	Determined pursuant to Rules 457(f)(1) and 457(c) on the basis of the average of the high and low sale prices of Del Webb Common Stock on May 31, 2001, and June 18, 2001.

(3)	Includes (a) $175,631.00 previously paid for the 20,577,146 shares included in the Registration Statement filed on June 7, 2001, and (b) $9,940.00 for an additional 1,175,131 shares included herein.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

June 28, 2001

Dear Pulte Shareholder:

      You are cordially invited to attend a special meeting of the shareholders of Pulte Homes, Inc. to be held at the Michigan State University Management Education Center, Room 104, 811 West Square Lake Road, Troy, Michigan, on Friday, July 27, 2001, at 9 a.m. local time.

      Pulte has entered into a merger agreement with Del Webb Corporation, pursuant to which Pulte will acquire all of the outstanding shares of Del Webb common stock. At the special meeting, we will ask you to vote on the issuance of Pulte common shares in exchange for shares of Del Webb common stock in connection with the merger and upon exercise of Del Webb options which remain outstanding after completion of the merger.

      Your board of directors has approved the merger of Del Webb with a subsidiary of Pulte and the issuance of Pulte common shares in connection with the merger, and recommends that you vote FOR this proposal.

      The accompanying Joint Proxy Statement/ Prospectus provides detailed information about the proposed merger. We encourage you to read carefully the entire document, including the annexes.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing your proxy card in the enclosed envelope as promptly as possible so that your shares will be voted at the special meeting. Doing so will not limit your right to vote in person or to attend the special meeting.

Very truly yours,

ROBERT K. BURGESS
Chairman and Chief Executive Officer

June 28, 2001

Dear Fellow Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Del Webb Corporation to be held at the Arizona Biltmore Resort Hotel, 2400 East Missouri, Phoenix, Arizona 85016, on Friday, July 27, 2001, at 9 a.m. local time.

      At the special meeting, we will ask you to vote on the acquisition of the outstanding shares of Del Webb common stock by Pulte Homes, Inc. through a merger of Del Webb with a subsidiary of Pulte. Following the merger, Del Webb will be a wholly owned subsidiary of Pulte.

      If the merger is completed, each outstanding share of Del Webb common stock will be converted into Pulte common shares. The exact number of Pulte common shares you will receive will be based on the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading day prior to the special meeting. The following table shows the number of Pulte common shares that you will receive for each share of Del Webb common stock, based on the average last sale price of Pulte common shares:

Average Last Sale Price	Pulte Common Shares
of a Pulte Common Share	Issued for Each Del Webb Share

$45.04 or higher	0.866 shares

$39.00 to $45.03	Fraction of a share having a calculated value (using the average last sale price) of $39.00

$33.00 to $38.99	1.0 share

$30.00 to $32.99	Shares having a calculated value (using the average last sale price) of $33.00

Less than $30.00	1.1 shares

      In the event that the average last sale price of a Pulte common share is less than $27.00, Del Webb may terminate the merger agreement. The market value of the Pulte common shares that you receive upon completion of the merger may be greater or less than the calculated value.

      Your board of directors, with two directors dissenting and one director absent, has determined that the merger agreement is fair to and in the best interests of Del Webb and its stockholders and recommends that you vote FOR approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      The accompanying Joint Proxy Statement/ Prospectus provides detailed information about the proposed merger. We encourage you to read carefully the entire document, including the annexes.

      Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing your proxy card in the enclosed envelope as promptly as possible so that your shares will be voted at the special meeting. This will not limit your right to vote in person or to attend the special meeting.

      Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding the exchange of your certificates.

Very truly yours,

LEROY C. HANNEMAN, JR.
President and Chief Executive Officer

PULTE HOMES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on July 27, 2001

To Our Shareholders:

      Notice is hereby given that Pulte Homes, Inc. is holding a special meeting of its shareholders at 9 a.m. local time, on Friday, July 27, 2001, at the Michigan State University Management Education Center, Room 104, 811 West Square Lake Road, Troy, Michigan, for the following purposes:

      1.  To consider and vote on a proposal to approve the issuance of common shares, par value $0.01 per share, of Pulte:

a. to the holders of common stock, par value $0.001 per share, of Del Webb Corporation pursuant to the merger of Pulte Acquisition Corporation, a wholly owned subsidiary of Pulte, into Del Webb, which Del Webb will survive and become a wholly owned subsidiary of Pulte, and

b. upon exercise of options granted to acquire Del Webb common stock which remain outstanding after completion of the merger; and

      2.  To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

      Only shareholders of record at the close of business on June 27, 2001, will be entitled to notice of or to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

JOHN R. STOLLER
Senior Vice President, General Counsel
and Secretary

June 28, 2001

      Important:  To ensure that your shares are represented at the special meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed return envelope which requires no postage if mailed in the United States.

DEL WEBB CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on July 27, 2001

To Our Stockholders:

      Notice is hereby given that Del Webb Corporation is holding a special meeting of its stockholders at 9 a.m. local time, on Friday, July 27, 2001, at the Arizona Biltmore Resort Hotel, 2400 East Missouri, Phoenix, Arizona 85016, for the following purposes:

      1.  To consider and vote on a proposal to approve and adopt the Plan and Agreement of Merger dated as of April 30, 2001, among Del Webb Corporation, Pulte Homes, Inc. and Pulte Acquisition Corporation, a wholly owned subsidiary of Pulte, and the transactions contemplated by the merger agreement.

      2.  To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

      Only stockholders of record at the close of business on June 27, 2001, will be entitled to notice of or to vote at the meeting or any adjournment or postponement of that meeting.

By Order of the Board of Directors

DONALD V. MICKUS
Vice President, Secretary and Treasurer

June 28, 2001

      Important:  To ensure that your stock is represented at the special meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed return envelope which requires no postage if mailed in the United States.

Pulte Homes, Inc. — Del Webb Corporation

Joint Proxy Statement/Prospectus

Merger Proposed: Your Vote is Important

        The boards of directors of Pulte Homes, Inc. and Del Webb Corporation have approved the acquisition of the outstanding shares of Del Webb common stock by Pulte. Pursuant to the terms of a merger agreement which was signed on April 30, 2001, a wholly owned subsidiary of Pulte will merge into Del Webb. As a result, Del Webb will become a wholly owned subsidiary of Pulte. In order to complete the merger, both companies must obtain the approval of their shareholders.

      If the merger is completed, each outstanding share of Del Webb common stock will be converted into Pulte common shares. The exact number of Pulte common shares a Del Webb stockholder will receive will be based on the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading day prior to the Del Webb special meeting. The following table shows the number of Pulte common shares that a Del Webb stockholder will receive for each share of Del Webb common stock, based on the average last sale price of Pulte common shares:

Average Last Sale Price	Pulte Common Shares
of a Pulte Common Share	Issued for Each Del Webb Share

$45.04 or higher	0.866 shares

$39.00 to $45.03	Fraction of a share having a calculated value (using the average last sale price) of $39.00

$33.00 to $38.99	1.0 share

$30.00 to $32.99	Shares having a calculated value (using the average last sale price) of $33.00

Less than $30.00	1.1 shares

      In the event that the average last sale price of a Pulte common share is less than $27.00, Del Webb may terminate the merger agreement. The market value of the Pulte common shares that a Del Webb stockholder receives upon completion of the merger may be greater or less than the calculated value.

      We cannot complete the transaction unless, among other things, (1) Pulte’s shareholders approve the issuance of Pulte common shares to holders of Del Webb common stock in connection with the merger and upon exercise of Del Webb options which remain outstanding after completion of the merger and (2) Del Webb’s stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Special meetings of the shareholders of Pulte and Del Webb will be held on Friday, July 27, 2001, to vote on these matters.

      The Pulte board of directors has approved the merger and the issuance of Pulte common shares in connection with the merger and recommends that the holders of Pulte common shares vote FOR the share issuance.

      The Del Webb board of directors, with two directors dissenting and one director absent, has determined that the merger agreement is fair to and in the best interests of Del Webb and its stockholders and recommends that Del Webb stockholders vote FOR approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      Approval of the share issuance by Pulte shareholders requires the affirmative vote of the holders of a majority of the outstanding Pulte common shares that vote, in person or by proxy, on the proposal at the special meeting, provided that a quorum exists.

      Approval of the merger agreement and the transactions contemplated by the merger agreement by Del Webb stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Del Webb common stock. Because approval requires the affirmative vote of a majority of the outstanding Del Webb shares, failure to vote is the same as a vote against the merger. Therefore, it is very important that all Del Webb stockholders vote with regard to the merger.

      This Joint Proxy Statement/ Prospectus provides Pulte shareholders and Del Webb stockholders with detailed information about the proposed merger and also constitutes the prospectus of Pulte with respect to its common shares to be issued to the stockholders of Del Webb in connection with the merger. We encourage you to read this entire document carefully.

      On April 30, 2001, the day before the transaction between Pulte and Del Webb was announced, the last sale price of Pulte common shares, which are traded on the New York Stock Exchange under the symbol “PHM”, was $46.78. On the same day, the last sale price of Del Webb common stock, which is traded on the New York Stock Exchange under the symbol “WBB”, was $33.80. On June 22, 2001, the last sale price of Pulte common shares reported on the New York Stock Exchange composite tape was $40.56 per share, and the last sale price of Del Webb common stock reported on the New York Stock Exchange composite tape was $37.80 per share.

      All information contained in this Joint Proxy Statement/ Prospectus with respect to Pulte has been provided by Pulte. All information contained in this Joint Proxy Statement/ Prospectus with respect to Del Webb has been provided by Del Webb.

      For risk factors involved in the transaction to which you may want to give particular consideration, see the section of this Joint Proxy Statement/ Prospectus captioned “Risk Factors.”

      The Pulte common shares to be issued pursuant to this Joint Proxy Statement/ Prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Joint Proxy Statement/ Prospectus. Any representation to the contrary is a criminal offense.

      This Joint Proxy Statement/ Prospectus is dated June 25, 2001, and is first being mailed to holders of Del Webb common stock and Pulte common shares on or about June 28, 2001.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
THE SPECIAL MEETINGS
PROXIES
THE MERGER
THE MERGER AGREEMENT
DIRECTORS AND MANAGEMENT OF PULTE FOLLOWING THE MERGER
VOTING AGREEMENT
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
PRO FORMA COMBINED STATEMENT OF EARNINGS (UNAUDITED) THREE MONTHS ENDED MARCH 31, 2001
PRO FORMA COMBINED STATEMENT OF EARNINGS
PRO FORMA COMBINED CONDENSED BALANCE SHEET
COMPARATIVE RIGHTS OF SHAREHOLDERS
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
LEGAL MATTERS
EXPERTS
SHAREHOLDER PROPOSALS AND NOMINEES
WHERE YOU CAN FIND MORE INFORMATION
PART II
Exhibit Index
PLAN AND AGREEMENT OF MERGER

ARTICLE I MERGER OF ACQUISITION AND THE COMPANY
ARTICLE II EFFECTIVE TIME OF MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV ACTIONS PRIOR TO THE MERGER
ARTICLE V CONDITIONS PRECEDENT TO MERGER
ARTICLE VI TERMINATION
ARTICLE VII ABSENCE OF BROKERS
ARTICLE VIII OTHER AGREEMENTS
ARTICLE IX GENERAL
ANNEX II
ANNEX III
Amendment No. 1 to Form S-4
EX-8.1 Opinion/Consent Skadden Arps Slate Meagher
EX-23.1 Consent of Ernst & Young LLP
EX-23.2 Consent of KPMG LLP
EX-99.3 Form of Del Webb Corporation Proxy Card
EX-99.6 Consent of D Kent Anderson
EX-99.7 Consent of Michael E Rossi
EX-99.8 Consent of Glenn W Schaeffer

QUESTIONS AND ANSWERS ABOUT THE MERGER	1

SUMMARY	4

General	4

The Companies	4

The Merger Consideration	4

Recommendation of the Pulte Board of Directors	5

Recommendation of the Del Webb Board of Directors	5

Pulte’s Reasons for the Merger	5

Del Webb’s Reasons for the Merger	5

Required Vote	5

Opinion of Pulte’s Financial Advisor	6

Opinion of Del Webb’s Financial Advisor	6

Ownership and Board Composition of Pulte After the Merger	6

No Dissenters’ or Appraisal Rights	6

Terms and Conditions of the Merger Agreement	6

Comparative Rights of Shareholders	7

United States Federal Income Tax Consequences of the Merger	7

Interests of Certain Persons in the Merger	7

Selected Historical Financial Data of Pulte	8

Selected Historical Financial Data of Del Webb	11

Summary Selected Unaudited Pro Forma Combined Financial Data	13

Market Price and Dividend Data	14

RISK FACTORS	15

THE SPECIAL MEETINGS	17

The Pulte Special Meeting	17

The Del Webb Special Meeting	18

PROXIES	19

Proxy Cards	19

Solicitation of Proxies	19

How to Revoke Your Proxy	19

THE MERGER	20

Background to the Merger	20

Recommendations of the Pulte Board of Directors; Pulte’s Reasons for the Merger	23

Recommendation of the Del Webb Board of Directors; Del Webb’s Reasons for the Merger	24

Opinion of Pulte’s Financial Advisor	26

Opinion of Del Webb’s Financial Advisor	30

Accounting Treatment	35

Interests of Certain Persons in the Merger	35

Regulatory Clearances and Approvals	38

No Dissenters’ or Appraisal Rights	38

New York Stock Exchange Listing	38

Debt Financing	39

Forward-Looking Statements	39

THE MERGER AGREEMENT	40

General	40

Effective Time	40

Corporation Organization and Governance	40

Exchange of Shares	41

Del Webb Stock Options and Restricted Stock	41

Representations and Warranties	42

Actions of Del Webb and Pulte Prior to the Merger	43

No Solicitation; Provisions Relating to Transactions With Third Parties	45

Conditions to the Completion of the Merger	46

Termination of the Merger Agreement; Effect of Termination	47

Amendments	48

Compensation and Benefits	48

Del Webb Directors’ and Officers’ Insurance and Indemnification	48

DIRECTORS AND MANAGEMENT OF PULTE FOLLOWING THE MERGER	48

VOTING AGREEMENT	49

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS	50

i

COMPARATIVE RIGHTS OF SHAREHOLDERS	57

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	64

LEGAL MATTERS	65

EXPERTS	66

SHAREHOLDER PROPOSALS AND NOMINEES	66

WHERE YOU CAN FIND MORE INFORMATION	66

List of Annexes:

Annex I	Plan and Agreement of Merger

Annex II	Opinion of Salomon Smith Barney Inc.

Annex III	Opinion of Credit Suisse First Boston Corporation

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the proposed transaction?

A:	Del Webb common stock will be converted into Pulte common shares, and Del Webb will become a wholly owned subsidiary of Pulte. Outstanding Pulte common shares will remain Pulte common shares.

Q:	Why are Pulte and Del Webb merging? How will I benefit?

A:	Pulte believes its shareholders will benefit as a result of the combined company’s strengthened position in existing homebuilding markets, broader product offering and increased efficiencies and cost savings.

Del Webb believes that its stockholders will enjoy the same benefits as Pulte shareholders from the merger and may also realize other benefits by virtue of the merger, as described in this Joint Proxy Statement/ Prospectus.

Q:	When do you expect to complete the merger?

A:	We are working to complete the merger as quickly as possible. Currently, we expect to complete the merger during the third calendar quarter of this year.

Q:	As a Del Webb stockholder, will my rights be different when I become a Pulte shareholder?

A:	Yes. Del Webb is a Delaware corporation and Pulte is a Michigan corporation, each with different charter documents and by-laws.

Q:	What do I do to vote?

A:	After reading this Joint Proxy Statement/ Prospectus, you should fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the meeting.

Q:	What happens if I don’t return a proxy card or vote at the meeting?

A:	As a Pulte shareholder, while returning your proxy counts for purposes of establishing a quorum, failing to return your proxy card or vote in person at the meeting will not affect the determination of the number of votes for or against the issuance of Pulte common shares in connection with the merger.

As a Del Webb stockholder, because a majority of the outstanding shares is required to approve the merger, failure to return your proxy card or vote in person at the meeting will have the same effect as voting against approval of the merger.

Q:	May I vote in person?

A:	Yes. You may attend the meeting and vote your shares in person, whether or not you have sent in a proxy card.

Q:	Can I revoke my proxy after I have mailed my signed proxy card?

A:	Yes. You can revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do that by:

•	attending the applicable special meeting and voting in person;

•	completing, signing and mailing in a new proxy card (in time so that the new proxy card is received prior to the special meeting); or

•	sending a written notice to the applicable Corporate Secretary at the address specified below stating that you are revoking your proxy (in time so that the notice is received prior to the special meeting):

Pulte Shareholders: Pulte Homes, Inc. 33 Bloomfield Hills Parkway Suite 200 Bloomfield Hills, MI 48304-2946 Attn: Corporate Secretary	Del Webb Stockholders: Del Webb Corporation 6001 North 24th Street Phoenix, AZ 85016-2021 Attn: Corporate Secretary

Q:	If my shares are held in “street name,” will my broker vote them for me?

A:	Only if you instruct your broker how to vote. Your broker cannot vote your shares without your instruction.

•	For Pulte shareholders, if you fail to provide your broker with instructions, your shares will not be represented in determining the number of votes for or against approval of the issuance of Pulte common shares in connection with the merger.

•	For Del Webb stockholders, if you fail to provide your broker with instructions, it will have the same effect as a vote against approval of the merger.

Abstentions and broker non-votes, however, will be included in the determination of shares present at the Pulte and Del Webb special meetings for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Q:	What does it mean if I get more than one proxy card?

A:	You may own both Pulte and Del Webb shares, or your shares may be registered in different names or at different addresses or may be in more than one account. Sign and return all proxy cards to be sure that all your Pulte and Del Webb shares are voted.

Q:	What will I receive in the merger?

A:	For Pulte shareholders, each Pulte common share and each option to purchase Pulte common shares will remain outstanding and unchanged.

For Del Webb stockholders, if the merger is completed, each outstanding share of Del Webb common stock will be converted into Pulte common shares. The exact number of Pulte common shares a Del Webb stockholder will receive will be based on the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading day prior to the Del Webb special meeting. The following table shows the number of Pulte common shares that a Del Webb stockholder will receive for each share of Del Webb common stock, based on the average last sale price of Pulte common shares:

Average Last Sale Price	Pulte Common Shares
of a Pulte Common Share	Issued for Each Del Webb Share

$45.04 or higher	0.866 shares

$39.00 to $45.03	Fraction of a share having a calculated value (using the average last sale price) of $39.00

$33.00 to $38.99	1.0 share

$30.00 to $32.99	Shares having a calculated value (using the average last sale price) of $33.00

Less than $30.00	1.1 shares

In the event that the average last sale price of a Pulte common share is less than $27.00, Del Webb may terminate the merger agreement. The market value of the Pulte common shares that a Del Webb stockholder receives upon completion of the merger may be greater or less than the calculated value.

Q:	Should I send in my stock certificates now?

A:	No. Neither Pulte shareholders nor Del Webb stockholders should take any action with respect to their stock certificates at this time. For Del Webb stockholders, once the merger is completed, Del Webb stock certificates will represent Pulte share certificates until exchanged. After the merger is completed, we will send you written instructions on how to exchange your Del Webb stock certificates for Pulte share certificates.

Q:	Will I have dissenters’ rights?

A:	No. Del Webb and Pulte shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Q:	Will Del Webb stockholders be taxed as a result of the merger?

A:	Pulte and Del Webb expect that, in general, Del Webb stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except for gain or loss attributable to cash received by Del Webb stockholders instead of fractional shares. It is a condition to the merger that Del Webb receive a legal opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The tax consequences of the merger to you will depend on your own situation. Del Webb stockholders should consult their tax advisors for a full understanding of these tax consequences.

Q:	Will the Pulte board of directors change as a result of the merger?

A:	Yes. Three Del Webb directors will join the Pulte board upon completion of the merger.

Q:	Who can answer any other questions I may have?

A:	If you have questions about the merger or the shareholders meetings you may contact any of the following:

For Pulte shareholders:
Pulte Homes, Inc.
33 Bloomfield Hills Parkway
Suite 200
Bloomfield Hills, MI 48304-2946
Attn: Corporate Secretary
Telephone No.: (248) 647-2750
          or
Georgeson Shareholder
111 Commerce Road
Carlstadt, NJ 07072
Telephone No.: (888) 382-8964	For Del Webb stockholders:

Del Webb Corporation
6001 North 24th Street
Phoenix, AZ 85016-2021
Attn: Corporate Secretary
Telephone No.: (602) 808-8004

          or
Morrow & Co., Inc.
445 Park Avenue
New York, NY 10022
Telephone No.: (800) 607-0088

Q:	Where can I find more information about Del Webb and Pulte?

A:	The discussion under the section captioned “Where You Can Find More Information” explains how you can obtain further information.

SUMMARY

      The following is a brief summary of certain information contained in this Joint Proxy Statement/ Prospectus. To understand the transaction more fully, and for a more complete description of the terms of the transaction, you should read this entire document and the documents to which we refer you. See the section captioned “Where You Can Find More Information” (page 66) for sources of additional information and how to get copies of documents to which we refer you.

General

      This Joint Proxy Statement/ Prospectus relates to the proposed acquisition of the outstanding shares of Del Webb common stock by Pulte through a merger of Del Webb with Pulte Acquisition Corporation, a wholly owned subsidiary of Pulte. As a result, Del Webb will survive the merger and become a wholly owned subsidiary of Pulte, and shares of Del Webb common stock will convert into Pulte common shares. The full text of the Plan and Agreement of Merger dated April 30, 2001, among Pulte, Pulte Acquisition Corporation and Del Webb, is attached to this Joint Proxy Statement/ Prospectus as Annex I.

The Companies

      Pulte.  We are a publicly held holding company whose subsidiaries engage in the homebuilding and financial services businesses. We have been selling and building a variety of homes, including detached units, townhouses, condominium apartments and duplexes to first-time, first and second move-up, and active adult home buyers. We currently operate in the United States, Mexico, Puerto Rico and Argentina. In our homebuilding operations, we sell and construct homes, we purchase, develop and sell residential land and we provide mortgage financing, title insurance and other services to home buyers. We also originate mortgage loans for the benefit of our domestic home buyers and we package and resell mortgage loans and perform mortgage loan servicing activities. In addition, our non-operating corporate segment supports the operations of our subsidiaries as the internal source of financing, develops and implements strategic initiatives centered around new business development and operating efficiencies, and engages in other activities associated with supporting a publicly traded company listed on the New York Stock Exchange. In May 2001, we changed our name from “Pulte Corporation” to “Pulte Homes, Inc.” References to “Pulte” or to “we” or “us” in sections of this Joint Proxy Statement/ Prospectus about Pulte, refer to Pulte Homes, Inc. and its subsidiaries, unless the context indicates we are referring only to Pulte Homes, Inc. Our principal executive offices are located at 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304 and our telephone number is (248) 647-2750.

      Del Webb.  We are the nation’s leading developer of active adult communities. We have extensive experience in the active adult community business, having built and sold more than 70,000 homes at 13 Sun City communities over the past 40 years. Our active adult communities (primarily our Sun City communities) are generally large-scale, master planned communities with extensive amenities for people age 55 and over. We design, develop and market these communities, usually controlling all phases of the master plan development process from land selection through the construction and sale of homes. We also develop family and country club communities open to people of all ages in the metropolitan or market areas in which we are developing active adult communities. References to “Del Webb” or to “we” or “us” in sections of this Joint Proxy Statement/ Prospectus about Del Webb, refer to Del Webb Corporation and its subsidiaries, unless the context indicates we are referring only to Del Webb Corporation. Our principal executive offices are located at 6001 North 24th Street, Phoenix, Arizona, 85016, and our telephone number is (602) 808-8000.

The Merger Consideration (see page 41)

      If the merger is completed, each outstanding share of Del Webb common stock will be converted into Pulte common shares. The exact number of Pulte common shares a Del Webb stockholder will receive will be based on the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading day prior to the Del Webb special meeting. The following table shows the number of Pulte common shares that a Del Webb stockholder will receive for each share of Del Webb common stock, based on the average last sale price of Pulte common shares:

Average Last Sale Price	Pulte Common Shares
of a Pulte Common Share	Issued for Each Del Webb Share

$45.04 or higher	0.866 shares

$39.00 to $45.03	Fraction of a share having a calculated value (using the average last sale price) of $39.00

$33.00 to $38.99	1.0 share

$30.00 to $32.99	Shares having a calculated value (using the average last sale price) of $33.00

Less than $30.00	1.1 shares

      In the event that the average last sale price of a Pulte common share is less than $27.00, Del Webb may terminate the merger agreement. The market value of the Pulte common shares that a Del Webb stockholder receives upon completion of the merger may be greater or less than the calculated value.

Recommendation of the Pulte Board of Directors (see page 23)

      The Pulte board has approved the merger and the issuance of Pulte common shares in connection with the merger and recommends that the holders of Pulte common shares vote FOR the share issuance.

Recommendation of the Del Webb Board of Directors (see page 24)

      The Del Webb board of directors, with two directors dissenting and one director absent, has determined that the merger agreement is fair to and in the best interests of Del Webb and its stockholders and recommends that Del Webb stockholders vote FOR approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Pulte’s Reasons for the Merger (see page 23)

      The Pulte board of directors considered a number of factors in determining that the acquisition of the outstanding shares of Del Webb common stock through a merger of Del Webb with a wholly owned subsidiary of Pulte is fair to Pulte.

Del Webb’s Reasons for the Merger (see page 24)

      The Del Webb board of directors considered, with the assistance of management and its financial and legal advisors, a number of both positive and negative factors in approving the merger agreement and the transactions contemplated by the merger agreement.

Required Vote (see pages 17 and 18)

      Pulte.  The affirmative vote of holders of a majority of the outstanding Pulte common shares that vote, in person or by proxy, at the special meeting (provided that a quorum of a majority of the outstanding Pulte common shares is present) is required for the approval of the issuance of Pulte common shares in connection with the merger.

      William J. Pulte and certain affiliated family trusts, which are collectively the beneficial owners as of the record date of approximately 26% of the outstanding Pulte common shares, have entered into a voting agreement with Del Webb, agreeing, among other things, to vote their shares in favor of the issuance of Pulte common shares in connection with the merger.

      On the record date, Pulte’s directors, executive officers and their affiliates beneficially owned approximately 12,888,759 Pulte common shares. Of those shares, Pulte’s directors, executive officers and their affiliates were entitled to vote approximately 10,988,785 Pulte common shares, which represented approximately 26% of the total amount of Pulte common shares outstanding and entitled to vote on that date. There is no agreement or arrangement regarding voting by Pulte’s directors or executive officers other than William J. Pulte.

      Del Webb.  The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Del Webb common stock as of the record date is required for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      On the record date, Del Webb’s directors, executive officers and their affiliates beneficially owned 1,871,339 shares of Del Webb common stock. Of those shares, Del Webb’s directors, executive officers and their affiliates were entitled to vote 1,002,333 shares of Del Webb common stock, which represented approximately 5% of the total amount of Del Webb common stock outstanding and entitled to vote on that date. There is no agreement or arrangement regarding voting by Del Webb’s directors or executive officers.

Opinion of Pulte’s Financial Advisor (see page 26)

      In connection with the merger, the Pulte board received an opinion from Salomon Smith Barney Inc., Pulte’s financial advisor, as to the fairness, from a financial point of view, to Pulte of the exchange ratio provided for in the merger agreement. The full text of Salomon Smith Barney’s written opinion, dated April 30, 2001, is attached to this Joint Proxy Statement/ Prospectus as Annex II. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Salomon Smith Barney’s opinion is addressed to the Pulte board of directors and does not constitute a recommendation to any shareholder with respect to any matter relating to the merger.

Opinion of Del Webb’s Financial Advisor (see page 30)

      In connection with the merger, the Del Webb board received an opinion from Credit Suisse First Boston Corporation, Del Webb’s financial advisor, as to the fairness, from a financial point of view, to the Del Webb stockholders of the exchange ratio provided for in the merger agreement. The full text of Credit Suisse First Boston’s written opinion, dated April 30, 2001, is attached to this Joint Proxy Statement/ Prospectus as Annex III. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion is addressed to the Del Webb board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger.

Ownership and Board Composition of Pulte After the Merger (see page 48)

      Pulte estimates that the number of Pulte common shares issued to Del Webb stockholders in the merger will constitute between 27% and 33% of the outstanding common shares of Pulte after the merger. Three Del Webb directors will join the Pulte board of directors upon completion of the merger.

No Dissenters’ or Appraisal Rights (see page 38)

      Del Webb stockholders and Pulte shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Terms and Conditions of the Merger Agreement (see page 40)

      The merger agreement has customary representations, warranties, covenants and conditions for transactions of this type, including the right of Del Webb to terminate the merger agreement upon payment of a fee to Pulte under specified circumstances.

Comparative Rights of Shareholders (see page 57)

      If the merger is completed, the stockholders of Del Webb will become shareholders of Pulte. The Articles of Incorporation and By-Laws of Pulte and the Michigan Business Corporation Act will govern the rights of all of Pulte’s shareholders, including the former Del Webb stockholders, whose rights are currently governed by Delaware law.

United States Federal Income Tax Consequences of the Merger (see page 64)

      Pulte and Del Webb have structured the merger so that, in general, Del Webb, Pulte and their respective shareholders will not recognize gain or loss for United States federal income tax purposes in the merger, except with respect to cash received by Del Webb stockholders instead of fractional shares. It is a condition to the merger that Del Webb receive a legal opinion to this effect.

Interests of Certain Persons in the Merger (see page 35)

      In considering the recommendation of the Del Webb board of directors that Del Webb stockholders vote in favor of the merger agreement and the transactions contemplated by the merger agreement, Del Webb stockholders should be aware that some Del Webb directors and executive officers may have interests in the merger that are in addition to the interests of Del Webb stockholders generally. The Del Webb board of directors was aware of, and considered, these interests in approving the merger agreement and the transactions contemplated by the merger agreement.

Selected Historical Financial Data of Pulte

      In the tables below, we provide you with summary historical financial data of Pulte. We have prepared this information using the consolidated financial statements of Pulte for the five years ended December 31, 2000 and the three-month periods ended March 31, 2001 and 2000. The financial statements for the five years ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three-month periods ended March 31, 2001 and 2000 have not been audited.

      When you read this summary financial data, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission, as well as the sections of our annual and quarterly reports captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	(000’s omitted)

	(Unaudited)
	Three Months Ended
	March 31		Years Ended December 31

	2001	2000	2000	1999	1998	1997		1996

OPERATING DATA:

Homebuilding:

Sales (settlements)	$817,320	$765,588	$4,110,975	$3,677,716	$2,810,151	$2,479,171		$2,319,734

Income before income taxes	$67,698	$45,910	$392,383	$316,561	$173,346	$106,178	(a)	$106,391

Financial services:

Revenues	$14,075	$10,165	$47,443	$49,873	$43,678	$34,038		$50,197

Income before income taxes	$5,452	$3,467	$19,009	$20,828	$15,194	$5,014	(b)	$13,941

Corporate:

Revenues	$717	$66	$633	$2,748	$12,692	$10,782		$14,352

Loss before income taxes	$(9,542)	$(9,915)	$(56,296)	$(50,984)	$(22,726)	$(30,217	)(c)	$(17,869)

Consolidated results:

Revenues	$832,112	$775,819	$4,159,051	$3,730,337	$2,866,521	$2,523,991		$2,384,283

Income from continuing operations before income taxes	$63,608	$39,462	$355,096	$286,405	$165,814	$80,975	(d)	$102,463

Income taxes	24,489	15,193	136,712	108,118	64,666	31,175		39,252

Income from continuing operations	39,119	24,269	218,384	178,287	101,148	49,800		63,211

Income (loss) from discontinued operations	252	67	(29,871)	(122)	1,035	2,961		116,432

Net income	$39,371	$24,336	$188,513	$178,165	$102,183	$52,761		$179,643

(a)	Includes one-time restructuring charge of $14,800.

(b)	Includes one-time restructuring charge of $2,100.

(c)	Includes one-time restructuring charge of $3,100.

(d)	Includes one-time restructuring charge of $20,000.

	(Unaudited)
	Three Months
	Ended
	March 31		Years Ended December 31

	2001	2000	2000	1999	1998	1997		1996

PER SHARE DATA

Earnings per share-basic:

Income from continuing operations	$.94	$.57	$5.29	$4.12	$2.35	$1.14	(a)	$1.27

Income (loss) from discontinued operations	.01	—	(.73)	—	.03	.07		2.33

Net income	$.95	$.57	$4.56	$4.12	$2.38	$1.21	(a)	$3.60

Weighted-average common shares outstanding (000’s omitted)	41,795	42,696	41,310	43,246	42,984	43,510		49,852

Earnings per share — assuming dilution:

Income from continuing operations	$.91	$.57	$5.18	$4.07	$2.30	$1.13	(a)	$1.26

Income (loss) from discontinued operations	.01	—	(.71)	—	.03	.07		2.31

Net income	$.92	$.57	$4.47	$4.07	$2.33	$1.20	(a)	$3.57

Weighted-average common shares outstanding and effect of dilutive securities (000’s omitted)	42,999	42,871	42,146	43,823	43,884	43,908		50,304

Shareholders’ equity	$30.87	$26.03	$30.32	$25.27	$21.35	$19.10		$17.82

Cash dividends declared	$.04	$.04	$.16	$.16	$.15	$.12		$.12

(a)	Earnings per share amounts include $.28 per share attributable to one-time restructuring charge, net of income taxes.

	(000’s omitted)

	March 31		December 31

	2001	2000	2000	1999	1998	1997	1996

BALANCE SHEET DATA:

House and land inventories	$2,049,248	$1,992,601	$1,880,263	$1,792,733	$1,455,208	$1,141,952	$1,017,262

Total assets	3,042,911	2,582,842	2,886,483	2,487,351	2,262,561	2,060,436	1,906,009

Total long-term indebtedness	886,237	524,641	677,602	525,965	570,114	584,313	436,587

Shareholders’ equity	1,295,611	1,096,254	1,247,931	1,093,319	921,442	812,837	829,273

	Three Months
	Ended
	March 31		Years Ended December 31

	2001	2000	2000	1999	1998	1997	1996

OTHER DATA (Unaudited):

Domestic Homebuilding operations:

Total markets, at end of period	41	41	41	41	41	40	40

Total active communities, at end of period	416	402	396	388	403	398	391

Total settlements — units	3,768	3,898	19,799	19,569	16,051	15,068	14,422

Total net new orders — units	6,455	5,963	19,844	19,367	18,193	15,226	14,248

Backlog units, at end of period	8,164	7,497	5,477	5,432	5,415	3,507	3,349

Average unit selling price	$214,000	$196,000	$206,000	$187,000	$174,000	$162,000	$160,000

Gross profit margin %	20.0%	17.6%	18.8%	17.8%	16.1%	14.9%	14.8%

Pulte and Pulte-affiliate settlements — units:

Domestic	3,768	3,898	19,799	19,848	16,511	15,068	14,422

International	1,774	1,527	7,982	6,774	3,848	1,905	606

Total Pulte and Pulte-affiliate settlements — units	5,542	5,425	27,781	26,622	20,359	16,973	15,028

Selected Historical Financial Data of Del Webb

      The following tables set forth selected historical financial and operating data for Del Webb for each of the last five years ending June 30 and the nine-month period ended March 31 for each of the last two years. This financial data has been derived from Del Webb’s audited and unaudited consolidated financial statements and related notes. This data should be read in conjunction with the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Del Webb and related notes incorporated into this document by reference.

	Dollars In Thousands Except Per Share Data

	(Unaudited)
	Nine Months Ended
	March 31		Year Ended June 30

	2001	2000	2000	1999	1998	1997(1)	1996(2)

Statement of operations information:

Revenues:

Home sales — active adult communities	$870,378	$941,114	$1,343,130	$1,084,463	$830,728	$786,746	$669,055

Home sales — family and country club communities	368,201	399,453	590,141	302,658	287,656	357,343	342,774

Land and facility sales and other	95,249	64,407	106,732	79,060	59,383	42,173	38,904

Total revenues	$1,333,828	$1,404,974	$2,040,003	$1,466,181	$1,177,767	$1,186,262	$1,050,733

Net earnings (loss):

Before extraordinary item	$60,213	$43,459	$74,165	$58,090	$42,533	$39,686	$(7,751)

Total	$60,213	$43,459	$74,165	$58,090	$42,533	$38,401	$(7,751)

Net earnings (loss) per share — basic:

Before extraordinary item	$3.26	$2.38	$4.06	$3.20	$2.39	$2.26	$(.44)

Total	$3.26	$2.38	$4.06	$3.20	$2.39	$2.18	$(.44)

Net earnings (loss) per share — assuming dilution:

Before extraordinary item	$3.18	$2.34	$4.00	$3.11	$2.30	$2.22	$(.44)

Total	$3.18	$2.34	$4.00	$3.11	$2.30	$2.15	$(.44)

Cash dividends per share	$—	$—	$—	$.05	$.20	$.20	$.20

(1)	Earnings for fiscal 1997 include a $1.3 million extraordinary loss from the early extinguishment of debt.

(2)	In fiscal 1996, in connection with the adoption of Statement of Financial Accounting Standards No. 121, the Company incurred a non-cash loss from impairment of southern California real estate inventories of $65.0 million pre-tax ($42.3 million after tax) related to the valuation of Sun City Palm Desert. Exclusive of that item, the Company’s net earnings for fiscal 1996 were $34.5 million ($2.01 per share — basic or $1.96 per share — assuming dilution).

	Dollars In Thousands

	(Unaudited)
	At March 31		At June 30

	2001	2000	2000	1999	1998	1997	1996

Balance sheet information:

Total assets	$2,044,971	$2,075,401	$1,980,757	$1,866,797	$1,310,462	$1,086,662	$1,024,795

Notes payable and senior debt	356,761	478,779	321,631	359,056	167,608	222,881	320,063

Subordinated debt	685,471	683,235	683,793	681,557	536,330	340,187	194,614

Total notes payable, senior and subordinated debt (“Debt”)	$1,042,232	$1,162,014	$1,005,424	$1,040,613	$703,938	$563,068	$514,677

Shareholders’ equity	$546,130	$451,405	$482,386	$404,794	$345,767	$299,830	$264,776

Total Debt divided by the sum of Debt and shareholders’ equity	65.6%	72.0%	67.6%	72.0%	67.1%	65.3%	66.0%

Summary Selected Unaudited Pro Forma Combined Financial Data (see page 50)

      The merger will be accounted for as a purchase which means that the assets and liabilities of Del Webb will be recorded at fair value on the date of consummation. The results of operations for Del Webb will be included in the Pulte statement of earnings from the date of consummation.

      We have presented below selected unaudited pro forma combined financial information that reflects the purchase method of accounting and is intended to give you a better picture of what our businesses might have looked like had they been combined on January 1, 2000, for the purposes of income statement data and on March 31, 2001, for the balance sheet data. We have reclassified certain of the combined amounts to achieve a consistent presentation. The companies may have performed differently if they were combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.

Three Months Ended
March 31, 2001

(Unaudited)
(In Thousands, Except Per
Share Data)

Pro Forma Combined Statement of Earnings Data:

Revenues	$1,242,940

Income from continuing operations	$56,838

Income from continuing operations per common share (diluted)	$0.94

Common shares used in calculation of per common share amount	60,244

Year Ended
December 31, 2000

(Unaudited)
(In Thousands, Except Per
Share Data)

Pro Forma Combined Statement of Earnings Data:

Revenues	$6,055,217

Income from continuing operations	$269,930

Income from continuing operations per common share (diluted)	$4.54

Common shares used in calculation of per common share amount	59,391

March 31, 2001

(Unaudited)
(In Thousands, Except Per
Share Data)

Pro Forma Combined Condensed Balance Sheet Data:

Assets	$5,322,320

Senior Notes and unsecured short-term borrowings	$1,994,265

Shareholders’ equity	$1,992,330

Book value per common share	$33.65

Common shares used in calculation of per common share amount	59,211

Market Price and Dividend Data

      Pulte common shares and Del Webb common stock are listed on the New York Stock Exchange. The following table sets forth for the periods indicated the high and low sale prices of Pulte common shares and Del Webb common stock, as reported on the New York Stock Exchange composite tape, and the cash dividends paid per share by Pulte and Del Webb.

		Pulte Common Shares			Del Webb Common Stock

	Quarter Ended	High	Low	Dividends	High	Low	Dividends

1998	September 30	$35.44	$24.69	$0.04	$28.19	$19.63	$0.05

	December 31	29.75	20.00	0.04	29.50	17.06	0.00

1999	March 31	31.25	20.25	0.04	29.00	19.56	0.00

	June 30	25.63	19.81	0.04	25.94	19.94	0.00

	September 30	24.13	20.38	0.04	23.75	20.63	0.00

	December 31	23.00	17.00	0.04	24.94	20.19	0.00

2000	March 31	21.13	15.69	0.04	24.81	12.00	0.00

	June 30	23.38	20.44	0.04	16.00	13.38	0.00

	September 30	34.25	20.31	0.04	29.38	14.50	0.00

	December 31	43.75	28.06	0.04	30.69	23.06	0.00

2001	March 31	42.63	32.79	0.04	33.50	26.39	0.00

	Through June 22, 2001	50.24	37.30	0.04	41.58	27.40	0.00

      On April 30, 2001, the last trading day prior to public announcement of the merger, the last sale price of Pulte common shares reported on the New York Stock Exchange composite tape was $46.78 per share, and the last sale price of Del Webb common stock reported on the New York Stock Exchange composite tape was $33.80 per share.

      On June 22, 2001, the last sale price of Pulte common shares reported on the New York Stock Exchange composite tape was $40.56 per share, and the last sale price of Del Webb common stock reported on the New York Stock Exchange composite tape was $37.80 per share.

RISK FACTORS

      You should carefully consider the following risk factors in evaluating whether to vote in favor of the merger. You should also read the documents incorporated by reference in this Joint Proxy Statement/ Prospectus.

The value of the merger consideration a Del Webb stockholder will receive will depend on the market value of Pulte common shares.

      If the merger is completed, each outstanding share of Del Webb common stock will be converted into the right to receive between 0.866 and 1.1 Pulte common shares. The exact number of Pulte common shares a Del Webb stockholder will receive will be based upon the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading date prior to the Del Webb special meeting. Accordingly, Del Webb stockholders will not know the exact number of Pulte common shares they will receive in the merger until the end of the third trading day before the Del Webb special meeting. In addition, the market value of the Pulte common shares that a Del Webb stockholder receives upon completion of the merger may be greater or less than the average last sale price used for purposes of setting the exchange ratio.

Pulte may have difficulty integrating Del Webb.

      Del Webb is a large company. It is engaged in some aspects of the homebuilding business (such as developing large-scale master planned communities and building homes targeted at the retirement and active adult markets) in which Pulte has relatively limited experience, and in some locations in which Pulte has not previously had homebuilding operations. Pulte views this as an opportunity and a potential benefit of the acquisition of Del Webb. However, if Pulte is unable to integrate Del Webb’s activities, management and corporate culture with its own, Pulte could lose much of the anticipated benefit of the merger.

Pulte and Del Webb will remain subject to risks inherent in the homebuilding industry.

      In addition to the risks relating to the merger, homebuilders are subject to various risks inherent to the nature of the business or outside of the control of the homebuilder. Some of the risks include, but are not limited to, the following:

•	the cyclical nature of the homebuilding industry and changes in supply and demand;

•	changes in economic conditions and interest rates and their effect on the availability and cost of mortgage financing;

•	the availability and cost of labor and materials;

•	weather conditions and natural disasters such as earthquakes, floods, tornadoes, hurricanes, severe winters and significant rainfall;

•	changes in government regulations and environmental considerations affecting the homebuilding industry;

•	ability to access additional capital to fund future growth;

•	the possibility that insurance will not cover legal claims arising in the ordinary course of business, including claims for construction defects;

•	the ability to purchase suitable land at acceptable prices and entitle land for development;

•	the ability to market and develop future communities and enter into new geographic markets; and

•	other risks described in this Joint Proxy Statement/ Prospectus and in Pulte’s and Del Webb’s filings with the Securities and Exchange Commission from time to time.

Forward-looking statements may prove inaccurate.

      Pulte and Del Webb each have made forward-looking statements in this Joint Proxy Statement/ Prospectus. By their nature, forward-looking statements are subject to risks and uncertainties. There are many factors which could affect the combined Pulte and Del Webb in the future, and could cause events to occur which were not anticipated in the forward-looking statements in this Joint Proxy Statement/ Prospectus. For additional information regarding forward-looking statements, see the section captioned “The Merger — Forward-Looking Statements.”

THE SPECIAL MEETINGS

      We are sending you this Joint Proxy Statement/ Prospectus in order to provide you with important information regarding Pulte’s acquisition of the outstanding shares of Del Webb common stock and in connection with the solicitation of proxies by the respective boards of directors of Pulte and Del Webb for use at the special meetings of shareholders described below. This Joint Proxy Statement/ Prospectus also constitutes the prospectus of Pulte with respect to the Pulte common shares to be issued to the stockholders of Del Webb in connection with the merger.

The Pulte Special Meeting

      Time, Place and Purpose of the Meeting.  The Pulte meeting is scheduled to be held on Friday, July 27, 2001, at 9 a.m. local time, at the Michigan State University Management Education Center, Room 104, 811 West Square Lake Road, Troy, Michigan. The only matter scheduled to come before the meeting is the proposal to approve the issuance of Pulte common shares in connection with the merger.

      Pulte knows of no other matter to be brought before the Pulte special meeting. If any other business should properly come before the Pulte special meeting, the persons named in the proxy card will vote in their discretion on such matter.

      Board of Directors Recommendation.  The Pulte board of directors has approved the merger and the issuance of Pulte common shares in connection with the merger and recommends that the holders of Pulte common shares vote FOR the share issuance.

      Record Date.  The board of directors of Pulte has fixed the close of business on June 27, 2001, as the record date for the determination of shareholders entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Only holders of record of Pulte common shares on the record date are entitled to notice of and to vote at the special meeting. On the record date, 42,043,320 Pulte common shares were outstanding and entitled to vote at the special meeting.

      Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding Pulte common shares is required to constitute a quorum at the meeting. Shares represented by proxies which indicate the shareholders want to abstain will be treated as being present for the purpose of determining the presence of a quorum, but will not be voted with regard to the proposals at the special meeting. If a broker indicates on a proxy that it does not have authority to vote certain shares, those shares will not be considered as present. To the extent a proxy does not indicate that a broker does not have authority to vote the shares to which the proxy relates, those shares will be considered present even if the broker states they are not to be voted with regard to the transaction between Pulte and Del Webb.

      If a quorum is not present, the shareholders present, by vote of a majority of the votes cast by shareholders who are present, in person or by proxy, may adjourn the meeting, and any business which might have been transacted at the special meeting as originally called may be transacted at the adjourned meeting. Proxies to be voted against a specific proposal may not be used to vote for an adjournment of the special meeting for the purpose of soliciting additional votes in favor of that proposal.

      Vote Required at the Pulte Special Meeting.  The affirmative vote, in person or by proxy, of holders of a majority of the Pulte common shares which are voted, in person or by proxy, at a meeting in which a quorum is present is required for approval of the issuance of Pulte common shares in connection with the merger. The holders of Pulte common shares will be entitled to one vote for each share they hold.

      William J. Pulte, Chairman of Pulte’s Executive Committee, and certain affiliated family trusts, which shareholders collectively beneficially own approximately 26% of the outstanding Pulte common shares as of the record date, have entered into a voting agreement with Del Webb providing that they will vote in favor of the approval of the issuance of Pulte common shares in connection with the merger.

      Shareholdings.  On the record date, Pulte’s directors, executive officers and their affiliates beneficially owned approximately 12,888,759 Pulte common shares. Of those shares, Pulte’s directors, executive officers and their affiliates were entitled to vote approximately 10,988,785 Pulte common shares, which represented approximately 26% of the total amount of Pulte common shares outstanding and entitled to vote on that date. There is no agreement regarding voting by Pulte’s executive officers and directors other than William J. Pulte.

The Del Webb Special Meeting

      Time, Place and Purpose of the Meeting.  The Del Webb special meeting of stockholders is scheduled to be held on Friday, July 27, 2001, at 9 a.m. local time, at the Arizona Biltmore Resort Hotel, 2400 East Missouri, Phoenix, Arizona 85016. The only business scheduled to come before the meeting is the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

      Del Webb knows of no other matter to be brought before the Del Webb special meeting. If any other business should properly come before the Del Webb special meeting, the persons named in the proxy card will vote in their discretion on such matter.

      Board of Directors Recommendation.  The board of directors of Del Webb, with two directors dissenting and one director absent, has determined that the merger agreement is fair to and in the best interests of Del Webb and its stockholders and recommends that Del Webb stockholders vote FOR approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      Record Date.  The Del Webb board of directors has fixed the close of business on June 27, 2001, as the record date for determining the stockholders entitled to vote at the Del Webb special meeting. Only holders of record of shares of Del Webb common stock on the record date are entitled to notice of and to vote at the special meeting. On the record date, 18,924,979 shares of Del Webb common stock were outstanding and entitled to vote at the Del Webb special meeting.

      Quorum.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Del Webb common stock entitled to vote is required to constitute a quorum at the Del Webb special meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present, provided, that if a broker indicates on a proxy that it does not have authority to vote certain shares, those shares will not be considered as present. To the extent a proxy does not indicate that a broker does not have authority to vote the shares to which the proxy relates, those shares will be considered present even if the broker states they are not to be voted with regard to the merger.

      If a quorum is not present, the stockholders of record, present in person or by proxy, may adjourn the meeting without notice other than announcement made at the meeting. Any business may be transacted at an adjourned meeting which might have been transacted at the Del Webb special meeting as originally called. Proxies to be voted against a specific proposal may not be used to vote for an adjournment of the special meeting for the purpose of soliciting additional votes in favor of that proposal.

      Vote Required at the Del Webb Special Meeting.  The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Del Webb common stock is required for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. Although abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, abstentions and broker non-votes will have the same effect as votes against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

      The holders of Del Webb common stock will be entitled to one vote for each share of Del Webb common stock they hold.

      Stockholdings.  On the record date, Del Webb’s directors, executive officers and their affiliates beneficially owned 1,871,339 shares of Del Webb common stock. Of those shares, Del Webb’s directors, executive officers and their affiliates were entitled to vote 1,002,333 shares of Del Webb common stock, which represented approximately 5% of the total amount of shares of Del Webb common stock outstanding and entitled to vote on that date. There is no agreement or arrangement regarding voting by Del Webb’s executive officers and directors.

PROXIES

Proxy Cards

      The Del Webb and Pulte boards of directors are soliciting proxies by which holders of Del Webb common stock and Pulte common shares can vote on the proposals regarding the merger and the merger agreement. The shares that a properly completed proxy card represents will be voted in accordance with the instructions on the proxy card. If a Del Webb or Pulte shareholder does not return a signed proxy card, that shareholder’s shares will not be voted. With respect to Del Webb, that will have the same effect as a vote against approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      You are urged to mark the box on the proxy card to indicate how your shares are to be voted. If a Pulte shareholder returns a signed proxy card, but does not indicate how the shares are to be voted, the shares represented by the proxy card will be voted for approval of the issuance of Pulte common shares in connection with the merger. If a Del Webb stockholder returns a signed proxy card, but does not indicate how the shares are to be voted, the shares represented by the proxy card will be voted for approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      The proxy card also authorizes the persons named on the proxy card to vote in their discretion with regard to any other matter that is properly presented for action at the applicable special meeting.

Solicitation of Proxies

      Directors, officers and employees of Pulte and Del Webb may solicit proxies from their respective shareholders personally or by letter, telephone or facsimile transmission. Each company will bear the expenses of any solicitation on its behalf. Directors, officers and other employees of Pulte and Del Webb will not be specifically compensated for soliciting proxies. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of Pulte common shares and Del Webb common stock owned of record by those organizations. Pulte and Del Webb will pay the reasonable expenses of forwarding such materials.

      Pulte has retained Georgeson Shareholder to assist in soliciting proxies. Pulte will pay Georgeson Shareholder its customary fees (estimated at $5,500) and will reimburse it for reasonable expenses it incurs in soliciting proxies.

      Del Webb has retained Morrow & Co., Inc., to assist in soliciting proxies. Del Webb will pay Morrow & Co., Inc., its customary fees (estimated at $7,500) and will reimburse it for reasonable expenses it incurs in soliciting proxies.

How to Revoke Your Proxy

      You can revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do that by:

•	attending the applicable special meeting and voting in person;

•	completing, signing and mailing in a new proxy card (in time so that the new proxy card is received before the applicable special meeting); or

•	sending a written notice to the applicable Corporate Secretary of Del Webb or Pulte, stating that you are revoking your proxy (in time so that the notice is received prior to the applicable special meeting).

THE MERGER

Background to the Merger

      Del Webb’s board of directors and management have from time to time considered a variety of strategic options as a part of Del Webb’s long-term strategy to maximize stockholder value. Del Webb engaged Credit Suisse First Boston in the spring of 2000 as its financial advisor to analyze its business and strategic alternatives.

      As part of its engagement, Credit Suisse First Boston made a presentation regarding Del Webb, its business, its strategic alternatives and merger and acquisition activity in the homebuilding industry to the Del Webb board of directors at the board’s regularly scheduled meeting on July 20, 2000. This presentation was made following a letter received by Del Webb in June 2000 from J. F. Shea Co., Inc., a competitor in the homebuilding business, expressing Shea’s interest in exploring a business combination transaction with Del Webb.

      In August 2000, Pacific Partners LLC announced its acquisition of 5.32% of the outstanding common stock of Del Webb and its intention to nominate a slate of candidates for election to Del Webb’s board of directors at the 2000 annual meeting of stockholders.

      During August, September and October 2000, Del Webb and Credit Suisse First Boston were contacted by a number of other competitors in the homebuilding industry, including Pulte, expressing interest in a variety of strategic alliances with Del Webb, including a possible business combination if Del Webb were interested in considering such a transaction. On September 21, 2000, Shea sent a letter to Del Webb setting forth Shea’s indication of interest, subject to specified conditions, in purchasing all of the outstanding common stock of Del Webb for $30 in cash per share. On September 24, 2000, the Del Webb board of directors held a special meeting at which Del Webb management, as well as Credit Suisse First Boston and Skadden, Arps, Slate, Meagher & Flom LLP, Del Webb’s special legal counsel, provided an overview of developments in the proxy contest with Pacific Partners, Shea’s indication of interest and financial information relating to Del Webb. On October 20, 2000, Pacific Partners began soliciting proxies to elect its two candidates to the Del Webb board of directors. On October 23, 2000, Shea announced that it would terminate its indication of interest in acquiring Del Webb for $30 per share if Pacific Partners’ nominees were not elected to the Del Webb board of directors.

      On November 1, 2000, the Del Webb board of directors held a regular meeting, at which Del Webb management presented its proposed 2001-2005 strategic plan and discussed various business opportunities and strategic options. Credit Suisse First Boston made a presentation regarding the homebuilding industry and valuation of Del Webb. At the Del Webb annual meeting of stockholders on November 2, 2000, Del Webb stockholders reelected the candidates nominated by the board of directors and did not elect the candidates nominated by Pacific Partners. Thereafter, Shea withdrew its indication of interest. On November 2, 2000, following the annual meeting of stockholders, Del Webb’s board of directors reconvened and authorized Del Webb management to begin implementation of the 2001-2005 strategic plan and to continue to explore alternate strategies to enhance shareholder value.

      In late November 2000, Robert K. Burgess, Pulte’s Chairman and Chief Executive Officer, telephoned LeRoy C. Hanneman, Jr., Del Webb’s President and Chief Executive Officer, and suggested that a meeting be scheduled. During the call, Mr. Burgess outlined his view of the potential benefits of a business combination transaction between Pulte and Del Webb. Mr. Hanneman informed Mr. Burgess that he was not prepared to recommend consideration of a business combination transaction to the Del Webb board at that time in light of the board’s recent direction to implement the strategic plan, but indicated that he might be willing to entertain additional communications at a later date.

      During December 2000, Mr. Burgess telephoned Mr. Hanneman to reiterate Pulte’s interest in discussing a possible business combination transaction between Pulte and Del Webb and suggested a meeting. Mr. Hanneman agreed to a meeting in January 2001.

      On January 10, 2001, Del Webb and Pulte entered into a confidentiality and standstill agreement, in which the parties agreed to keep confidential any information that was exchanged. On January 11, 2001, Mr. Burgess met with Mr. Hanneman in Phoenix, Arizona, to discuss a potential business combination transaction between Pulte and Del Webb. Later that day, Mr. Burgess, Mark O’Brien, Pulte’s President and Chief Operating Officer, and Roger Cregg, Pulte’s Chief Financial Officer, met with Mr. Hanneman, John Spencer, Del Webb’s Chief Financial Officer, and Anne L. Mariucci, a Del Webb Executive Vice President, in Phoenix to discuss generally the businesses and strategies of Pulte and Del Webb. Messrs. Burgess, Cregg and O’Brien discussed their January 11, 2001 meeting with Del Webb management at the regularly scheduled meeting of the Pulte board of directors on January 23, 2001.

      On January 26, 2001, Mr. Cregg met with Mr. Spencer in Phoenix and made available to Mr. Spencer a copy of Pulte’s draft pro forma financial statements reflecting Pulte and Del Webb on a consolidated basis. On February 8, 2001, at a regular meeting of Del Webb’s board of directors, senior management advised the board with respect to recent communications between Del Webb and Pulte. The board authorized management to continue communications with Pulte. On February 21 and 22, 2001, Messrs. Hanneman and Spencer, Ms. Mariucci and Robertson C. Jones, Del Webb’s General Counsel, met in San Diego, California with Messrs. Burgess, O’Brien and Cregg, Michael O’Brien, a Pulte Senior Vice President, and Pulte’s outside legal counsel to exchange additional information of a confidential nature regarding the organizational structure, operations, short-term financial outlook and strategic direction of the two companies. Additional telephone calls between Mr. Burgess and Mr. Hanneman took place during January and February 2001 regarding a possible business combination transaction, but no specific proposals were discussed.

      At its scheduled dinner meeting on March 7, 2001, the Pulte board discussed with Pulte management the potential business combination transaction with Del Webb. At that meeting, the board authorized Pulte management to continue discussions with Del Webb. On March 14, 2001, Messrs. Hanneman and Jones and Ms. Mariucci met with Messrs. Burgess, O’Brien, Cregg and O’Brien in Bloomfield Hills, Michigan, to further discuss a possible business combination transaction. On March 14, 2001, Messrs. Hanneman and Spencer and Ms. Mariucci had discussions with Credit Suisse First Boston regarding a possible business combination transaction between Del Webb and Pulte. On March 19, 2001, Mr. Hanneman met with Mr. Burgess in Scottsdale, Arizona, to discuss further the desirability of a possible business combination transaction. On March 28, 2001, Messrs. Burgess and Cregg and Mark O’Brien met with Salomon Smith Barney in New York to discuss the financial framework of the transaction.

      On April 2, 2001, Pulte forwarded materials to Del Webb indicating a proposed exchange ratio for a possible business combination transaction, where the consideration would be paid in Pulte common shares, with the intent that the transaction would be tax-free for Del Webb stockholders, except to the extent that cash was received in lieu of any fractional Pulte common share. Mr. Hanneman telephoned Mr. Burgess to discuss Pulte’s basis for such exchange ratio. On the same day, Del Webb instructed Credit Suisse First Boston to contact Pulte’s financial advisor, Salomon Smith Barney, to discuss the financial terms of a possible business combination transaction between Del Webb and Pulte.

      Between April 2 and April 12, 2001, Messrs. Burgess and Hanneman, and Pulte’s and Del Webb’s financial advisors, engaged in various telephone conversations to discuss the proposed exchange ratio, termination rights and break-up fees. On April 12, 2001, Del Webb’s board of directors held a regular meeting, at which Del Webb’s management updated the board on the communications between Del Webb and Pulte regarding the possible business combination transaction between the two companies. Del Webb’s management, as well as its legal and financial advisors, analyzed the proposed exchange ratio and the other potential terms of the proposed business combination. On the evening of April 12, 2001, Del Webb’s board of directors, at its scheduled dinner meeting, discussed in detail the proposed business combination transaction with Pulte. The board authorized Del Webb management to continue discussions with Pulte within authorized parameters and to provide appropriate additional confidential information.

      On April 13 and 14, 2001, Messrs. Burgess and Hanneman, and Pulte’s and Del Webb’s financial advisors, continued their discussions regarding the proposed exchange ratio, termination rights and break-up fees, and on April 17, 2001, Del Webb and Pulte reached a preliminary understanding with respect to a possible exchange ratio, subject to completion of due diligence and negotiation of all other terms and conditions of the transaction. The Finance Committee of the Pulte board of directors met on April 17, 2001, and discussed the potential combination with Del Webb and scheduled a meeting of the Pulte board for April 26, 2001. On April 19, 2001, Honigman Miller Schwartz and Cohn LLP, counsel to Pulte, delivered to Del Webb and its advisors a draft merger agreement.

      On April 21 and April 22, 2001, each of Pulte’s and Del Webb’s management, legal counsel, financial advisors and accountants met at Pulte’s headquarters to conduct due diligence and to negotiate the terms of the draft merger agreement and related documents. At that time, Del Webb requested that, concurrently with the execution of any merger agreement, William J. Pulte and affiliated trusts, which collectively own approximately 26% of the outstanding Pulte common shares, enter into a voting agreement with Del Webb pursuant to which Mr. Pulte and the affiliated trusts would agree to vote in favor of the issuance of Pulte common shares and related proposals.

      On April 23 and 24, 2001, Pulte’s management met with Del Webb’s management at Del Webb’s headquarters to continue the due diligence process. From April 23 through April 29, 2001, Pulte and Del Webb and their legal, financial and accounting advisors continued their due diligence review and negotiations of the terms of the draft merger agreement, including the exchange ratio, termination rights and break-up fees, and related documents.

      On April 26, 2001, the Pulte board met to discuss the proposed transaction. Pulte’s senior management and representatives of Honigman Miller and Salomon Smith Barney were present at the meeting. In preparation for the meeting, the directors were sent materials regarding Del Webb’s business, operations and financial condition, which had been prepared by Pulte’s management, and a draft of the merger agreement. At the meeting, Pulte’s senior management explained the rationale for the transaction. Representatives of Salomon Smith Barney then reviewed the financial aspects of the proposed merger with the board. Honigman Miller also discussed with the board various terms of the merger agreement. The meeting was adjourned without acting on the transaction, and the board reconvened on April 30, 2001, to consider the transaction. At the April 30, 2001, meeting, with all of the Pulte board as well as Pulte’s senior management and representatives of Honigman Miller and Salomon Smith Barney present, the board received updated presentations from senior management and Honigman Miller. Salomon Smith Barney reviewed with the board its financial analysis of the exchange ratio and rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 30, 2001, as to the fairness, from a financial point of view, to Pulte of the exchange ratio. After discussion, the board approved the merger agreement and the transactions contemplated by the merger agreement and recommended that Pulte shareholders vote to approve the proposal for the issuance of Pulte common shares in connection with the merger.

      On April 30, 2001, Del Webb’s board of directors held a special meeting at which management of Del Webb, together with Del Webb’s financial and legal advisors, reviewed the terms and conditions of the proposed merger. Credit Suisse First Boston made a detailed financial presentation and rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the opinion and based on and subject to the matters described in its written opinion, the exchange ratio was fair to the stockholders of Del Webb from a financial point of view. Skadden, Arps reviewed with the board the terms and conditions of the merger agreement and the legal duties and responsibilities of Del Webb’s board of directors in connection with the merger. The board was also advised of the interests of certain directors and executive officers in the transaction that were in addition to the interests of other stockholders. The board of directors, after extended discussion, with two directors dissenting and one director absent, determined that the merger agreement was fair to and in the best interests of Del Webb and its stockholders and recommended that the stockholders of Del Webb vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

      On April 30, 2001, following the approval of the boards of directors of Pulte and Del Webb, the parties executed the merger agreement. The parties issued a joint press release announcing the execution of the merger agreement prior to the open of trading on May 1, 2001.

Recommendations of the Pulte Board of Directors;

Pulte’s Reasons for the Merger

      The Pulte board of directors believes the merger of Del Webb and a wholly owned subsidiary of Pulte on the terms contained in the merger agreement will be beneficial to Pulte and its shareholders and that the merger consideration to be paid to Del Webb stockholders under the merger agreement is fair to Pulte. Accordingly, at its meeting on April 30, 2001, Pulte’s board of directors approved the transaction and recommended that holders of Pulte common shares vote to approve the proposal for the issuance of Pulte common shares in connection with the merger.

      The Pulte board believes that the merger will make Pulte a stronger homebuilding company. In particular, Pulte believes the merger will:

•	strengthen our position in the nation’s fastest growing homebuilding markets;

•	enhance our overall land position;

•	increase our presence in the retirement/active adult market segments of the homebuilding industry;

•	enable us to capture greater financial services revenues and other ancillary revenues;

•	increase our size in terms of revenue, earnings and EBIT (which stands for earnings before interest and taxes) and enhance our competitive position and economies of scale;

•	provide us with operational savings from enhancing purchasing leverage; and

•	help us with homebuilding and mortgage related Internet and broadband activities.

      Based on a review of public filings made with the Securities and Exchange Commission, a combined Pulte and Del Webb would have been the nation’s largest homebuilder in calendar year 2000 based on homebuilding revenues, domestic homes delivered and homebuilding EBIT. On a combined pro forma basis, Pulte and Del Webb would have reported revenues of $6.055 billion and EBIT of $578 million in calendar year 2000.

      In deciding to approve the acquisition of Del Webb, the Pulte directors considered the items described in the preceding paragraph and a number of other factors, including:

•	the current and historical market price of Pulte common shares;

•	the continued expansion of Pulte’s homebuilding business in high growth markets and its expansion into new geographic markets;

•	the strong financial condition of the combined company;

•	the expected accounting treatment of the merger;

•	the terms and conditions of the merger agreement; and

•	the presentations and advice of its senior management, financial advisor and legal counsel, as discussed above.

      The Pulte board also considered potentially negative factors relating to the merger, including:

•	the increased financial leverage of the combined company;

•	the challenges of integrating the management, operations and cultures of the companies; and

•	the risk that operational savings from synergies may not be achieved.

      The above discussion is not intended to be exhaustive of the factors considered by the Pulte board but includes all material factors considered. Each member of the Pulte board of directors may have considered different factors, and the Pulte board of directors evaluated these factors and did not quantify or otherwise assign relative weights to factors considered. In addition, the Pulte board of directors did not reach any specific conclusion with respect to each of the factors considered or any aspect of any particular factor. Instead, the Pulte board of directors conducted an overall analysis of the factors described above.

      Based on the considerations described above, the Pulte board of directors has approved the merger and the issuance of Pulte common shares in connection with the merger and recommends that Pulte’s shareholders vote FOR the share issuance.

Recommendation of the Del Webb Board of Directors;

Del Webb’s Reasons for the Merger

      At its meeting on April 30, 2001, the Del Webb board of directors, by a vote of eight to two, with one director absent, determined that the terms of the merger agreement are fair to and in the best interests of Del Webb and its stockholders and recommended that the stockholders of Del Webb vote for approval and adoption of the merger agreement. During the course of its deliberations, the Del Webb board of directors considered, with the assistance of management and its financial and legal advisors, a number of factors. The following discussion of the factors considered by the Del Webb board of directors in making its decision includes all material factors considered by the Del Webb board of directors.

      Among the factors the Del Webb board of directors considered in deciding to approve the merger are the following:

•	historical information regarding the respective businesses, prospects, financial performances and conditions, operations, management and competitive positions of Pulte and Del Webb;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Del Webb common stock and Pulte common shares;

•	the directors’ knowledge and analysis of the current homebuilding industry environment, characterized by evolving trends toward consolidation and increasing competition;

•	the fact that some other homebuilders with whom Del Webb is compared by analysts have stock prices with generally greater earnings per share multiples based on market capitalization and trading volume;

•	the terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•	the consideration to be received by Del Webb stockholders in the merger and the fact that the exchange ratio in the merger represents a significant premium over relative trading prices of the two securities for the preceding 12 months;

•	the fact that Del Webb can terminate the merger agreement without penalty if the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading day prior to the Del Webb special meeting is less than $27.00;

•	the terms of the merger agreement regarding the right of Del Webb to consider and negotiate an alternative transaction, as well as the possible effects of the provisions regarding termination fees;

•	the structure of the merger, which would permit the holders of Del Webb common stock to exchange their shares for Pulte common shares in a transaction that is intended to be tax-free for United States federal income tax purposes, except to the extent of any cash received in lieu of any fractional Pulte common share;

•	the fact that Del Webb stockholders will be able to participate in any future growth of Del Webb through their ownership of Pulte common shares, while those Del Webb stockholders who do not wish to own Pulte common shares will have the opportunity to sell Pulte common shares received in the merger in the ensuing months;

•	the presentation and oral opinion of Credit Suisse First Boston, which was later confirmed in writing, to the effect that, as of the date of such opinion, and based on and subject to the matters described in its written opinion, the exchange ratio was fair to the stockholders of Del Webb from a financial point of view;

•	the fact that three directors of Del Webb will be appointed to the Pulte board of directors, and the terms of office of such directors;

•	the percentage of the total outstanding Pulte common shares that former Del Webb stockholders will own following the merger based on the exchange ratio;

•	the fact that, under Delaware law, the directors’ fiduciary duties in evaluating the merger are owed to Del Webb’s stockholders and not to other constituencies of the company, such as customers, suppliers and employees;

•	the directors’ knowledge of Del Webb’s business, operations, financial condition and prospects if it were to remain independent, including the desirability of having additional flexibility to obtain capital to facilitate the growth of its business;

•	the fact that Pulte may provide greater levels of capital and resources to Del Webb than Del Webb could achieve independently;

•	the directors’ assessment of Del Webb’s other strategic alternatives to enhance stockholder value and whether the merger was more attractive than such alternatives;

•	whether the combination with Pulte presents opportunities to create greater economies of scale, by combining human resources, technology and land resources; and

•	the significant product and geographic diversification of the combined companies.

      The Del Webb board of directors also considered a number of potentially negative factors relating to the merger, including:

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the fact that Del Webb will no longer be an independent company and the risk that Pulte may not take full advantage of the value in the brandnames “Del Webb®,” “Sun City®,” and “Anthem®,” although the Del Webb corporate name will be maintained after the closing of the merger;

•	the risk that Pulte may not take full advantage of the unique position of Del Webb with respect to demographic trends and the retirement community business;

•	the challenges of integrating the management teams, strategies, cultures and organizations of the two companies;

•	the fact that LeRoy Hanneman and certain other members of senior management would not continue with Del Webb after consummation of the merger;

•	the risks associated with the fluctuations in the price of Del Webb common stock and Pulte common shares prior to the closing of the merger and the effect that such fluctuations might have on the number of Pulte common shares that Del Webb stockholders will receive in the merger;

•	the fact that certain members of Del Webb’s management and board of directors may have interests in the merger in addition to the interests of other Del Webb stockholders;

•	the impact of the merger on Del Webb’s employees, customers, communities and suppliers and how such impact might affect shareholder value of the combined company;

•	the possible distraction of management from day-to-day operations; and

•	other applicable risks described in the section captioned “Risk Factors.”

      The Del Webb board of directors who voted in favor of the merger agreement believed that these risks were outweighed by the potential benefits of the merger. The two directors who voted against the merger questioned whether the potential benefits of the merger would be realized or would be outweighed by the potential negative factors.

      The above discussion is not exhaustive of all factors considered by the Del Webb board of directors. Each member of the Del Webb board of directors may have considered different factors and may have assigned different relative weights to the factors considered. In addition, the Del Webb board of directors did not quantify or reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Del Webb board of directors conducted an overall analysis of the factors described above.

      Based on the considerations described above, the Del Webb board of directors, with two directors dissenting and one director absent, has determined that the merger agreement is fair to and in the best interests of Del Webb and its stockholders and recommends that Del Webb stockholders vote FOR approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

Opinion of Pulte’s Financial Advisor

      Pulte retained Salomon Smith Barney to act as its exclusive financial advisor in connection with the proposed merger. In connection with its engagement, Pulte requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to Pulte of the exchange ratio provided for in the merger. On April 30, 2001, at a meeting of the Pulte board of directors held to evaluate the proposed merger, Salomon Smith Barney rendered to the Pulte board an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 30, 2001, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to Pulte.

      In arriving at its opinion, Salomon Smith Barney:

•	reviewed the merger agreement;

•	held discussions with senior officers, directors and other representatives and advisors of Pulte and senior officers and other representatives and advisors of Del Webb concerning the businesses, operations and prospects of Pulte and Del Webb;

•	examined publicly available business and financial information relating to Pulte and Del Webb;

•	examined financial forecasts and other information and data relating to Pulte and Del Webb which were provided to or otherwise discussed with Salomon Smith Barney by the managements of Pulte and Del Webb, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Pulte and Del Webb to result from the merger;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Pulte common shares and Del Webb common stock, the historical and projected earnings and other operating data of Pulte and Del Webb, and the capitalization and financial condition of Pulte and Del Webb;

•	considered, to the extent publicly available, the financial terms of other transactions effected which Salomon Smith Barney considered relevant in evaluating the merger;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Pulte and Del Webb;

•	evaluated the potential pro forma financial impact of the merger on Pulte; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

      In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data relating to Pulte and Del Webb provided to or otherwise discussed with Salomon Smith Barney, the managements of Pulte and Del Webb advised Salomon Smith Barney that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pulte and Del Webb as to the future financial performance of Pulte and Del Webb and the potential strategic implications and operational benefits anticipated to result from the merger, including the amount, timing and achievability of those strategic implications and operational benefits. Salomon Smith Barney assumed, with Pulte’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes.

      Salomon Smith Barney’s opinion relates to the relative values of Pulte and Del Webb. Salomon Smith Barney did not express any opinion as to what the value of the Pulte common shares actually will be when issued in the merger or the prices at which the Pulte common shares will trade or otherwise be transferable after the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Pulte or Del Webb and did not make any physical inspection of the properties or assets of Pulte or Del Webb.

      Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Pulte or the effect of any other transaction in which Pulte might engage. Salomon Smith Barney’s opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between Pulte and Del Webb. Pulte imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

      The full text of Salomon Smith Barney’s written opinion dated April 30, 2001, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Annex II and is incorporated into this Joint Proxy Statement/ Prospectus by reference. Salomon Smith Barney’s opinion is addressed to the Pulte board of directors and relates only to the fairness, from a financial point of view, to Pulte of the exchange ratio, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder with respect to any matter relating to the proposed merger.

      In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Pulte and Del Webb. No company, transaction or business used in those analyses as a comparison is identical to Pulte, Del Webb or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in Salomon Smith Barney’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney’s analyses and estimates are inherently subject to substantial uncertainty.

      Salomon Smith Barney’s opinion and analyses were only one of many factors considered by the Pulte board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Pulte board of directors or management with respect to the exchange ratio or the proposed merger.

      The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated April 30, 2001. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney’s financial analyses.

      Public Market Analysis.  Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of Pulte, Del Webb and the following 13 selected publicly held companies in the homebuilding industry. Companies within this industry with a firm value of $1.0 billion or less are referred to below as small cap companies, companies with a firm value of greater than $1.0 billion but less than $2.0 billion are referred to below as mid cap companies, and companies with a firm value of greater than $2.0 billion are referred to below as large cap companies:

Small Cap Companies	Mid Cap Companies	Large Cap Companies

• Beazer Homes USA, Inc.	• M.D.C. Holdings, Inc	• Centex Corporation
• Crossman Communities, Inc.	• The Ryland Group, Inc.	• D.R. Horton, Inc.
• Hovnanian Enterprises, Inc.	• NVR Inc	• KB Home
• M/I Schottenstein Homes, Inc.	• Standard Pacific Corp.	• Lennar Corporation
• Toll Brothers

      All multiples were based on closing stock prices on April 27, 2001. Estimated financial data for the selected companies were based on public filings and publicly available research analysts’ estimates. Estimated financial data for Pulte and Del Webb were based on public filings and internal estimates of the managements of Pulte and Del Webb. Salomon Smith Barney compared equity market values as multiples of latest 12 months and estimated calendar years 2001 and 2002 net income and latest available book value. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies to corresponding financial data of Pulte and Del Webb in order to derive implied equity reference ranges for Pulte and Del Webb, which were used to calculate an implied exchange ratio range. Salomon Smith Barney also performed this analysis by applying a 35% change of control premium to the implied equity reference range derived from this analysis for Del Webb. This analysis indicated the following implied exchange ratio ranges, as compared to the exchange ratio range in the merger:

Implied Exchange	Implied Exchange
Ratio Range Without	Ratio Range With	Merger Exchange
Control Premium	Control Premium	Ratio Range

0.66x - 0.91x	0.85x - 1.18x	0.866x - 1.100x

      Private Market Analysis.  Using publicly available information, Salomon Smith Barney reviewed the purchase prices paid in the following 15 selected transactions in the homebuilding industry:

Acquiror	Target

• Technical Olympic USA, Inc.	• Engle Homes, Inc.
• Schuler Homes, Inc.	• Western Pacific Housing
• Hovnanian Enterprises, Inc.	• Washington Homes, Inc.
• Lennar Corporation	• U.S. Homes Corporation
• Technical Olympics SA	• Newmark Homes Corp.
• D.R. Horton Inc.	• Cambridge Properties (d/b/a Cambridge Homes)
• Beazer Homes USA, Inc.	• Trafalgar House Property, Inc.
• Kaufman and Broad Corporation	• Lewis Homes
• J. F. Shea Co., Inc.	• UDC Homes, Inc.
• Pulte	• DiVosta and Company, Inc.
• Lennar Corporation	• ColRich Communities, Inc.
• D.R. Horton Inc.	• Continental Homes Holding Corp.
• Lennar Corporation	• Pacific Greystone Corporation
• D.R. Horton Inc.	• Torrey Homes Inc.
• Kaufman and Broad Corporation	• Rayco, Ltd.

      All multiples were based on publicly available information for the relevant transaction. Salomon Smith Barney compared purchase prices in the selected transactions as multiples of latest 12 months net income and latest available book value. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions to corresponding financial data of Del Webb in order to derive an implied equity reference range for Del Webb, which was used, together with the implied equity reference range for Pulte derived from the public market analysis described above, to calculate an implied exchange ratio range. This analysis indicated the following implied exchange ratio range, as compared to the exchange ratio range in the merger:

Implied Exchange	Merger Exchange
Ratio Range	Ratio Range

0.76x - 1.07x	0.866x - 1.100x

      Contribution Analysis.  Salomon Smith Barney compared the relative contributions of Pulte and Del Webb to the combined company’s income statement and operational data for the latest 12 months, income statement data for calendar year 2000 and estimated calendar years 2001 and 2002 and balance sheet data as of March 31, 2001, and estimated as of September 30, 2001. Financial and operational data used in this analysis were based both on public filings and internal estimates of the managements of Pulte and Del Webb. This analysis indicated that Del Webb would contribute to the combined company approximately 12.8% to 47.3% of the financial and operational data reviewed, as compared to the implied pro forma equity ownership of Del Webb’s stockholders in the combined company based on the low and high end of the exchange ratio range of approximately 27.2% to 32.5%.

      Salomon Smith Barney also calculated an implied exchange ratio range based on the percentage contributions of Pulte and Del Webb to the combined company’s financial and operational data as described above. This analysis resulted in an implied exchange ratio range of 0.32x to 1.98x, as compared to the exchange ratio range in the merger of 0.866x to 1.100x.

      Pro Forma Merger Analysis.  Salomon Smith Barney analyzed the potential pro forma financial effect of the merger on Pulte’s estimated earnings per share for calendar years 2001 and 2002 based on internal estimates of the managements of Pulte and Del Webb, both before and after giving effect to potential cost savings and other synergies anticipated by the managements of Pulte and Del Webb to result from the merger. Based on the exchange ratio range provided for in the merger, this analysis indicated that the proposed merger could be accretive to Pulte’s earnings per share except at the high end of the exchange ratio range after giving full effect to potential cost savings and other synergies anticipated by the managements of Pulte and Del Webb to result from the merger and could be dilutive to Pulte’s earnings per share before giving effect to potential cost savings and other synergies. The actual results achieved by Pulte may vary from projected results and the variations may be material.

      Other Factors.  In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

•	historical market prices and trading volumes of Pulte common shares and Del Webb common stock;

•	the relationship between movements in Pulte common shares and Del Webb common stock and movements in the common stock of selected large cap companies in the homebuilding industry;

•	the combined company’s capital structure;

•	a comparison of Pulte’s and Del Webb’s book value and market value;

•	the premiums paid in selected transactions; and

•	selected research analysts’ reports on Pulte and Del Webb.

      Miscellaneous.  Under the terms of its engagement, Pulte has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the merger an aggregate fee of $7.5 million. Pulte also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Pulte and Del Webb for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates in the past have provided services to Del Webb unrelated to the proposed merger, for which services Salomon Smith Barney and its affiliates have received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Pulte, Del Webb and their respective affiliates.

      Pulte selected Salomon Smith Barney as its exclusive financial advisor based on Salomon Smith Barney’s experience and expertise. Salomon Smith Barney is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Del Webb’s Financial Advisor

      Credit Suisse First Boston has acted as Del Webb’s exclusive financial advisor in connection with the merger. Del Webb selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, expertise and reputation, and its familiarity with Del Webb’s business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In connection with Credit Suisse First Boston’s engagement, Del Webb requested that Credit Suisse First Boston evaluate the fairness to the stockholders of Del Webb of the exchange ratio pursuant to the merger agreement from a financial point of view. On April 30, 2001, at a meeting of the Del Webb board held to consider the merger, Credit Suisse First Boston rendered to the Del Webb board an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 30, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio pursuant to the merger agreement was fair to the stockholders of Del Webb from a financial point of view.

      The full text of Credit Suisse First Boston’s written opinion dated April 30, 2001, to the Del Webb board, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex III and is incorporated into this document by reference. Holders of Del Webb common stock are urged to read this opinion carefully in its entirety. Credit Suisse First Boston’s opinion is addressed to the Del Webb board and relates only to the fairness of the exchange ratio pursuant to the merger agreement to the stockholders of Del Webb from a financial point of view, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the merger. The summary of Credit Suisse First Boston’s opinion in this document is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, Credit Suisse First Boston reviewed publicly available business and financial information relating to Del Webb and Pulte, as well as the merger agreement. Credit Suisse First Boston also reviewed other information, including financial forecasts, provided by Del Webb and Pulte, and met with the managements of Del Webb and Pulte to discuss the businesses and prospects of Del Webb and Pulte.

      Credit Suisse First Boston also considered financial and stock market data of Del Webb and Pulte, and compared those data with similar data for other publicly held companies in businesses similar to Del Webb and Pulte and considered the financial terms of certain other business combinations and transactions which have recently been effected. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts, with the consent of Del Webb’s board, Credit Suisse First Boston assumed that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Del Webb and Pulte as to the future financial performance of Del Webb and Pulte and as to the cost savings and other potential synergies, including the amount, timing and achievability of those, anticipated to result from the merger. Del Webb also informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Del Webb or Pulte, nor was Credit Suisse First Boston furnished with any evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based on information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of Pulte common shares when issued to Del Webb’s stockholders pursuant to the merger or the prices at which Pulte common shares would trade at any time. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Del Webb.

      In preparing its opinion to the Del Webb board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Del Webb and Pulte. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Del Webb or Pulte or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

      As described in the section captioned “The Merger — Recommendation of the Del Webb Board of Directors; Del Webb’s Reasons for the Merger,” Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the Del Webb board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Del Webb board or management with respect to the merger or the exchange ratio.

      The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s opinion dated April 30, 2001, delivered to the Del Webb board in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

      Contribution Analysis.  Credit Suisse First Boston performed a contribution analysis, comparing the relative contributions of Del Webb and Pulte to the actual calendar year 2000 and estimated calendar years 2001 and 2002 EBITDA and net income of the combined company and to the book value of the combined company’s equity value based on each company’s book value as of March 31, 2001. For purposes of this analysis, estimated EBITDA and net income were from Del Webb and Pulte management projections. In addition, equity value is defined as each company’s stock price as of April 27, 2001, multiplied by that company’s number of shares outstanding on a fully diluted basis using the treasury stock method. This analysis did not take into account any expected synergies from the proposed merger. “EBITDA” refers to earnings before interest, taxes, depreciation and amortization. For purposes of the percentage contributions based on EBITDA, the percentages for each company were adjusted to reflect that company’s leverage. The following table presents the results of this analysis:

	Del Webb	Pulte
	Percentage Contribution	Percentage Contribution

EBITDA:

2000 (Actual)	20.8%	79.2%

2001 (Estimated)	15.1	84.9

2002 (Estimated)	16.6	83.4

Net Income:

2000 (Actual)	28.2%	71.8%

2001 (Estimated)	26.0	74.0

2002 (Estimated)	27.6	72.4

Book Value	29.7%	70.3%

Credit Suisse First Boston noted that, based on an assumed exchange ratio of 0.866 and assuming all Del Webb options were converted into Pulte options in the merger, Del Webb stockholders would own approximately 28.4% of the common stock of the combined company on a fully diluted basis using the treasury stock method and Pulte stockholders would own approximately 71.6% of the common stock of the combined company on a fully diluted basis using the treasury stock method. This analysis yielded an implied exchange ratio reference range of 0.77 to 0.92.

      Exchange Ratio Analysis.  Credit Suisse First Boston performed an exchange ratio analysis comparing the average daily closing stock prices for Del Webb and Pulte on April 27, 2001, and for the one-month, three-month, six-month, one-year and two-year periods ending April 27, 2001. This comparison yielded an implied exchange ratio reference range of 0.68 to 0.87, as indicated in the following table:

Date or Period	Implied Exchange Ratio

April 27, 2001	0.683

One month	0.725

Three months	0.799

Six months	0.752

One year	0.733

Two year	0.865

      Comparable Publicly Traded Companies Analysis.  Credit Suisse First Boston reviewed and compared financial, operating and stock market data of Del Webb and Pulte to corresponding data of the following publicly traded large-capitalization companies in the homebuilding industry, referred to in this description as the Large-Cap Companies:

•	Centex Corporation

•	D.R. Horton Inc.

•	KB Home

•	Lennar Corporation

•	Pulte

In addition, Credit Suisse First Boston compared financial, operating and stock market data of Del Webb and Pulte to corresponding data of the following publicly traded mid-capitalization companies in the homebuilding business, referred to in this description as the Mid-Cap Companies:

•	Beazer Homes USA, Inc.

•	Del Webb

•	Hovnanian Enterprises

•	M.D.C. Holdings, Inc.

•	M/ I Schottenstein Homes

•	NVR, Inc.

•	Standard Pacific Corp.

•	The Ryland Group, Inc.

•	Toll Brothers, Inc.

      In this analysis, Credit Suisse First Boston reviewed for Del Webb, Pulte and the selected companies, among other things, (1) enterprise values as multiples of revenues, EBITDA and EBIT for the last twelve months, or LTM, as of each company’s most recent filing with the Securities and Exchange Commission, (2) stock price to earnings per share ratios for the LTM period, and as estimated for calendar year 2001, (3) price as a multiple of tangible book values per share and (4) net debt as a percentage of book capitalization. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. For purposes of this analysis, enterprise value was calculated for each company by multiplying share prices by total shares outstanding on a fully diluted basis using the treasury stock method and then adding to that product homebuilding and corporate debt and the market value of preferred stock and subtracting homebuilding and corporate cash. “EBIT” refers to earnings before interest and taxes.

      This analysis yielded an implied exchange ratio reference range of 0.60 to 0.88. The following table presents the results of that analysis:

							Price/EPS

	Enterprise Value/LTM												Net
									CY		Price/Tangible		Debt/Book
	Revenue		EBITDA		EBIT		LTM		2001E		Book Value		Capitalization

Large-Cap Companies Mean	0.75	x	7.5	x	8.2	x	9.2	x	8.0	x	2.16	x	51.8%

Mid-Cap Companies Mean	0.74		6.0		6.4		8.4		7.7		2.29		42.8

Del Webb	0.84		7.7		8.1		7.0		7.1		1.24		65.6

Pulte	0.73		7.1		7.4		8.9		8.1		1.65		40.9

      Selected M&A Transactions Analysis.  Credit Suisse First Boston analyzed the implied transaction multiples paid or proposed to be paid in 33 selected merger and acquisition transactions in the homebuilding industry. With respect to these transactions, Credit Suisse First Boston reviewed (1) equity value of the target company implied by the merger consideration paid in the relevant transaction as a multiple of LTM net income and tangible book value and (2) enterprise value of the target company implied by the merger consideration paid in the relevant transaction to LTM net sales, and EBITDA and as a multiple of total assets. For purposes of this analysis, enterprise value was defined as a company’s equity value plus its total debt and minus its total cash. Based on a review of the foregoing multiples, and taking into account trading multiples of the selected comparable publicly traded companies referenced above, this analysis yielded an implied exchange ratio reference range of 0.62 to 0.92.

      Premiums Paid Analysis.  Credit Suisse First Boston reviewed the premiums paid in five merger and acquisition transactions in the homebuilding industry where the consideration paid was in stock of the acquiring company based on the closing stock prices of the target company one day, one week and one month prior to public announcement of the relevant transaction, as set forth in the following table:

	Premium

	1 Day	1 Week	1 Month

Average premium	30.8%	30.1%	41.0%

Median premium	26.9	28.3	41.0

Implied exchange ratio	0.87	0.78	0.86

This analysis yielded an implied exchange ratio reference range of 0.78 to 0.87.

      Miscellaneous.  Pursuant to the terms of an engagement letter dated May 17, 2000, as supplemented December 18, 2000 and April 23, 2001, Del Webb has paid to Credit Suisse First Boston $1 million for the fairness opinion described above. In addition, Del Webb has agreed to pay Credit Suisse First Boston a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the merger, against which will be credited the $1 million fairness fee already described. In addition, Del Webb has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      Credit Suisse First Boston has, in the past, provided investment banking services to Del Webb unrelated to the merger, for which services Credit Suisse First Boston has received compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Del Webb and Pulte for their own accounts and for the accounts of those customers and, accordingly, may at any time hold long or short positions in those securities.

Accounting Treatment

      The merger will be treated as a purchase for financial accounting purposes.

Interests of Certain Persons in the Merger

      In considering the recommendation of the Del Webb board of directors that Del Webb stockholders vote in favor of the merger agreement and the transactions contemplated by the merger agreement, Del Webb stockholders should be aware that some Del Webb directors and executive officers may have interests in the merger that are in addition to the interests of Del Webb stockholders generally. The Del Webb board of directors was aware of, and considered, these interests in approving the merger agreement and the transactions contemplated by the merger agreement.

      Indemnification of Officers and Directors.  The merger agreement provides that all rights of indemnification for acts and omissions occurring before the closing of the merger and existing in favor of the directors, officers and employees of Del Webb as provided in the Del Webb Certificate of Incorporation and By-Laws or any indemnification agreements will survive the closing of the merger.

      Directors’ and Officers’ Insurance.  The merger agreement requires Pulte to cause Del Webb to keep in effect, for at least six years, directors’ and officers’ liability insurance policies maintained by Del Webb or substitute policies having the same coverage and containing terms and conditions no less advantageous to the persons covered by the policies currently in effect. Neither Pulte nor Del Webb will be required to pay more than three times the annual premium paid relating to the year in which the merger agreement was executed. If they are not able to maintain the required insurance for that amount, they are required to purchase as much coverage as they can obtain for that amount.

      The Pulte Board of Directors.  The board of directors of Pulte has agreed, effective as of the closing of the merger, to appoint to the Pulte board to serve until the next annual meeting of Pulte shareholders three persons designated by Del Webb who are reasonably acceptable to Pulte. Del Webb has designated three members of its board of directors, D. Kent Anderson, Michael E. Rossi and Glenn W. Schaeffer, who have been accepted by Pulte. Pursuant to Pulte’s Articles of Incorporation, Pulte directors serve in classes for staggered, three-year terms, and directors who are appointed by the board must be elected to a class at the next annual meeting of Pulte shareholders for the election of directors.

      Stock Options and Shares of Restricted Stock.  Pursuant to Del Webb’s equity-based compensation plans, all of Del Webb’s outstanding unvested stock options will accelerate and vest upon approval of the merger by Del Webb stockholders. Pursuant to the merger agreement, Del Webb stock options, at the election of the holder, will either (1) become a right to receive a cash payment equal to the difference between the calculated value of the Pulte Common Shares (based on the average last sale price as described in the section captioned “The Merger Agreement — Exchange of Shares”) which would be issued in the merger for each share of Del Webb common stock underlying the option and the applicable option exercise price, multiplied by the number of shares of Del Webb Common Stock issuable upon exercise of the option or (2) convert into an option to acquire Pulte common shares, as adjusted for the exchange ratio. In addition, restrictions will lapse on all shares of restricted stock held by Del Webb employees and such restricted shares will convert to fully vested shares and no longer be subject to forfeiture.

      Employment Agreements.  Del Webb has employment agreements with the following executive officers: LeRoy C. Hanneman, Jr., John H. Gleason, Anne L. Mariucci, John A. Spencer, Frank D. Pankratz and David G. Schreiner. Pursuant to each employment agreement, the employee is entitled to receive severance benefits if, within 24 months following a change in control of Del Webb, the employee is terminated (1) by Del Webb without cause, (2) under specified circumstances, by Del Webb due to the employee’s permanent disability or (3) by the employee for good reason. Each employment agreement provides that in such event the employee will be entitled to receive a lump sum cash payment equal to 2.5 times (except for Mr. Hanneman, whose severance multiplier is 3 times) the sum of the employee’s current base salary plus the greatest of (a) the average annual incentive compensation paid to the employee pursuant to Del Webb’s incentive plan with respect to the five fiscal years preceding the fiscal year in which the change in control occurs, (b) the incentive compensation paid to the employee during the twelve months prior to the effective date of termination or (c) an amount equal to the current base salary paid to such employee multiplied by such employee’s current target bonus percentage under Del Webb’s incentive plan. The employee will also be entitled to a payment equal to 20% of base salary in lieu of specified fringe benefits, as well as continued use of an automobile, continued coverage under life, disability, accident and group health plans and continuation of any active country club membership for 30 months (36 months, in the case of Mr. Hanneman) following termination.

      Change In Control Agreements.  Del Webb also has change in control agreements with other executive officers, corporate officers and key employees. Pursuant to these change in control agreements, the employee is entitled to receive severance benefits. For the executive officers (as defined for Securities and Exchange Commission reporting purposes), if, within 24 months following a change in control of Del Webb, the employee is terminated (other than due to the employee’s death, disability or retirement) (1) by Del Webb without cause or (2) by the employee for good reason, each change in control agreement provides that the employee will be entitled to receive a lump sum cash payment equal to two times the sum of (a) the highest annual base salary in effect for the employee at any time during the twelve months prior to the notice of termination plus (b) an amount equal to the greater of the value of all bonuses paid to the employee during the twelve month period prior to termination or the employee’s current target bonus under the management incentive plan. The employee will also be entitled to a payment equal to 20% of base salary in lieu of specified fringe benefits, as well as continued use of an automobile and continued coverage under life, disability, accident and group health plans for one year following termination.

      Supplemental Executive Retirement Plans.  Del Webb has two Supplemental Executive Retirement Plans, “SERP I” and “SERP II.” Under the SERPs, executives of Del Webb and its subsidiaries, as designated by Del Webb’s chief executive officer or the board of directors in the case of the chief executive officer, are eligible to receive benefits upon their retirement, death, disability, or termination of employment. All Del Webb executive officers are participants in the SERPs. Mr. Spencer is a participant of SERP I and Messrs. Hanneman, Gleason, Pankratz, Schreiner and Jones and Ms. Mariucci are participants of SERP II. The benefits under SERP I are payable to Mr. Spencer without early retirement reduction at age 58, if he remains employed until age 58. The benefits under SERP II are payable to Mr. Hanneman without early retirement reduction at age 60, to Messrs. Gleason, Pankratz and Schreiner and Ms. Mariucci without early retirement reduction at age 62, if they remain employed until age 62, and to Mr. Jones and other executive officers, without early retirement reduction at age 65.

      Both SERPs contain a change in control provision that provides that if a participant terminates his employment for good reason or is terminated for any reason other than death, disability, retirement or cause within three years after a change in control of Del Webb, the participant would be fully vested, credited with the lesser of 20 years of service or the number of years of service the participant would have as of his or her normal retirement date and deemed to be the greater of age 55 or the participant’s actual age. Using these parameters, the benefit would be calculated and paid as an actuarial equivalent lump sum as of the greater of age 55 or the participant’s actual age, discounted back to the participant’s actual age if less than 55. Following a change in control, absent termination by the participant for good reason or by Del Webb without cause, both SERPs allow a participant or beneficiary to elect to receive a lump sum distribution of all or a portion of the participant’s unpaid benefits, subject to a 10% penalty.

      Other corporate officers and key personnel are participants in SERP II and may be entitled to similar payments.

      Payments Accruing at Closing.  The payments described in this section are being provided pursuant to long-standing agreements and plans in place with executive officers and reflect between nine and 27 years of service by such officers. A significant portion of the payments are in lieu of benefits that had accrued or would have continued to accrue irrespective of the merger.

      Because of the change in status of certain Del Webb executive officers as a result of the merger, Pulte has acknowledged that Messrs. Hanneman, Gleason, Spencer, Pankratz, Schreiner and Jones and Ms. Mariucci are entitled to, and shall receive, upon completion of the merger or at such other dates on which the executive and Pulte agree, and regardless of whether they continue as employees of Del Webb following the merger, payment of the amounts provided for under the provisions of the agreements and plans described above as if terminated by Del Webb without cause. The exact amount payable to each employee under such agreements cannot be determined until the amount of each employee’s incentive compensation for fiscal year 2001 is determined and the date of the closing of the merger is determined. As described under the heading “Incentive Compensation” below, the incentive compensation of Mr. Hanneman is discretionary with the board of directors, provided certain objective measurements have been achieved. The incentive compensation of the other executive officers is based upon a formula, but is subject to discretionary increases or decreases by the chief executive officer or the board of directors.

      None of the payments described in this section include any “gross-up” payments to which the executives are entitled as provided in the employment agreements and change in control agreements described above, if necessary to make the employees whole in the event any excise tax is imposed by the Internal Revenue Code on the payments made.

      Amendments to Employment and Change of Control Agreements.  At the request of Pulte, each of Messrs. Hanneman, Gleason, Spencer, Pankratz, Schreiner and Jones and Ms. Mariucci entered into an amendment to his or her employment or change in control agreement prior to the final consideration and approval of the merger agreement and the transactions contemplated by the merger agreement by the Del Webb board of directors. Pursuant to these amendments, each employee has agreed either to continue as an employee of Del Webb or to become an as-needed consultant to Del Webb for a period beginning on the closing of the merger and ending on the earlier of (1) the first anniversary of the closing of the merger or (2) the termination due to employee’s death or disability. In consideration for continuing employment or serving as a consultant, Mr. Hanneman will receive a fee of $1,000,000 and each of Messrs. Spencer, Schreiner, Pankratz, Gleason and Jones and Ms. Mariucci will receive a fee of $600,000, all upon the first anniversary of the closing of the merger. No fee will be paid if the merger agreement is terminated.

      In addition, each has agreed that until the end of such period he or she will not engage in a “competing business” (generally, conventional or age restricted homebuilding and development, but as defined in the amended agreements) within a 100 mile area in which any of the businesses of Del Webb are being conducted on the date of termination of the amendment or within 100 miles of any area in which Del Webb’s strategic plan discusses the possibility of conducting business within two years of the termination of the amendment. Each has also agreed not to solicit employees of Del Webb until the end of such period.

      Chairman of the Board.  Mr. Dion retired from active employment in November 1999, and continues as the chairman of the board and a consultant to Del Webb. Pursuant to an Employment and Consulting Agreement, dated July 10, 1996, as amended, Mr. Dion is entitled to specified payments over the term of his agreement. The merger agreement provides that Mr. Dion will be paid such amounts due him at the closing of the merger in satisfaction of Del Webb’s obligations under his consulting agreement. Such amounts include: the remaining unpaid balance of his annual $250,000 consulting fee through November 2001; an amount equal to the cost of obtaining lifetime medical insurance coverage equivalent to the coverage currently in force for Mr. Dion and his spouse; payment to an insurance company equal to the amount of unpaid premiums for split dollar life insurance purchased in lieu of benefits to which Mr. Dion was otherwise entitled at his retirement and of $100,000 to Mr. Dion to defray the cost to him of his portion of the premiums for such policy; and an office and clerical support through December 2001. Pursuant to Mr. Dion’s consulting agreement, the Del Webb board of directors will consider paying additional compensation to Mr. Dion in connection with the events described under the section captioned “The Merger — Background of the Merger” and the transactions contemplated by the merger agreement.

      Incentive Compensation.  Del Webb historically has granted annual incentive compensation awards to its executive officers. Del Webb’s incentive compensation awards are a significant component of management compensation, reflecting Del Webb’s belief that compensation should be linked to performance. Pursuant to the 2001 Executive Management Incentive Plan and the 2001 Management Incentive Plan, Del Webb will make incentive compensation awards with respect to its fiscal year ended June 30, 2001, to management in the ordinary course of business and expects to do so prior to the completion of the merger. Under the 2001 Management Incentive Plan, incentive compensation awards to the executive officers, other than Mr. Hanneman, are based on the financial performance (consolidated net earnings and return on invested capital) of the entire company. The compensation committee of the Del Webb board of directors has determined target incentive compensation awards for each such executive officer, and for fiscal year 2001 these targets, other than for Mr. Hanneman, were set at between 50% and 75% of annual base salary. Incentive compensation under this formula can range from 0% to 200% of the target. In addition, the chief executive officer has discretion to award an additional amount equal to 0.75% of net income for fiscal year 2001 (which discretionary amount is expected to be approximately $600,000 to $700,000) to Management Incentive Plan participants, which could include one or more executive officers.

      Mr. Hanneman’s incentive compensation award under the 2001 Executive Management Incentive Plan is based on one or more of three criteria established by the human resources committee of the Del Webb board of directors: (1) after-tax net earnings, (2) return on invested capital percentage and (3) Del Webb’s ranking within its peer group for return on equity. Based upon these criteria, the maximum incentive compensation award that can be made to Mr. Hanneman is the lesser of $3,000,000 or 1.75% of pre-tax, pre-incentive earnings. The committee has discretion to reduce or eliminate the amount of Mr. Hanneman’s incentive compensation award on the basis of subjective factors that the committee determines to be appropriate.

      Incentive compensation awards for fiscal year 2001 have not yet been determined but are expected to be approximately equal to or higher than incentive compensation awards for prior years due to Del Webb’s improved financial performance.

Regulatory Clearances and Approvals

      Pulte and Del Webb cannot complete the merger until they give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a statutory waiting period requirement. Pulte and Del Webb filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on June 15, 2001, and the waiting period will expire on July 16, 2001, unless early termination is granted. At any time before or after the effective time of the merger, and notwithstanding that the waiting period may have expired or been terminated or the merger may have been completed, the Federal Trade Commission, the Antitrust Division or any state could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. Private parties may also institute legal actions under the antitrust laws under some circumstances.

No Dissenters’ or Appraisal Rights

      Del Webb stockholders and Pulte shareholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

New York Stock Exchange Listing

      Both Pulte common shares and Del Webb common stock are listed on the New York Stock Exchange. As a result of the merger, Del Webb common stock will be delisted from the New York Stock Exchange and will no longer have an active trading market. It is expected, and is a condition to the consummation of the merger, that the Pulte common shares that will be issued to Del Webb stockholders in the merger will be listed on the New York Stock Exchange.

Debt Financing

      Immediately after the completion of the merger, Pulte intends to cause Del Webb to call approximately $100 million of publicly held Del Webb debt pursuant to its terms. Also, as a result of the merger, the holders of an additional approximately $600 million of publicly held Del Webb debt will be entitled to require Del Webb to repurchase that debt within approximately 30 days after the merger is completed. With respect to any of such debt which the holders do not require Del Webb to repurchase, Pulte intends to cause Del Webb to call the debt as soon as is possible pursuant to its terms. In addition, as a result of the merger, the outstanding balances under Del Webb’s principal credit agreement will become due. On June 22, 2001, the outstanding balance under this credit agreement was approximately $261 million.

      Pulte expects to receive commitments from financial institutions which Pulte believes will provide, together with its existing credit facilities, sufficient funds for Del Webb to use to refinance the foregoing indebtedness and for Pulte to use for merger related purposes, including transaction costs, and for its (including Del Webb’s) ongoing operating and general corporate needs.

      Under its credit facilities, Pulte will be required to cause Del Webb to guarantee such indebtedness. In exchange for such guarantee, Pulte intends to guarantee Del Webb’s remaining outstanding indebtedness after the contemplated transactions above, as permitted under Pulte’s existing indebtedness.

      In addition, to the extent necessary, Pulte intends to contribute sufficient equity capital to Del Webb at the effective time of the merger such that Del Webb’s consolidated tangible net worth (as defined in its outstanding indentures) will not decrease as a result of the merger, as required by such indentures.

Forward-Looking Statements

      As a cautionary note, certain matters discussed in this section and the sections captioned “Questions and Answers About the Merger” and “Summary” are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties, including exposure to certain market risks, changes in economic conditions, tax and interest rates, increases in raw material and labor costs, issues and timing surrounding land entitlement and development, weather conditions, general competitive factors and other conditions set forth in Pulte’s Form 10-K for the year ended December 31, 2000, and its other filings made with the Securities and Exchange Commission from time to time and Del Webb’s Form 10-K for the year ended June 30, 2000, and its other filings made with the Securities and Exchange Commission from time to time. Such risks and uncertainties may cause actual results to differ materially.

THE MERGER AGREEMENT

      This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex I to this Joint Proxy Statement/ Prospectus. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. Pulte shareholders and Del Webb stockholders should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

General

      The merger agreement provides the legal framework for Pulte’s acquisition of the outstanding shares of Del Webb common stock through a merger of a wholly owned subsidiary of Pulte into Del Webb. It covers, among other things:

•	the effective time and effects of the merger;

•	what Del Webb stockholders will receive;

•	the treatment of outstanding Del Webb options and restricted stock;

•	representations and warranties of the parties;

•	agreements as to what the parties must do and not do prior to the effective time of the merger;

•	conditions that must be fulfilled before each party is obligated to complete the merger; and

•	the circumstances under which the merger agreement may be terminated and the effect of termination.

      The following sections briefly summarize each of the above categories. For a more complete understanding of the contents of the merger agreement, please see the merger agreement itself, which is attached to this Joint Proxy Statement/ Prospectus as Annex I and is incorporated into this document by reference.

Effective Time

      The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware. This is expected to occur on the first business day after the day on which all the conditions to the obligations of the parties specified in the merger agreement are fulfilled, but the day may be changed by the parties. It is likely the last substantive condition to be fulfilled will be obtaining the votes at the shareholder meetings that are the subject of this Joint Proxy Statement/ Prospectus. Therefore, it is likely that the latest time at which the merger will be effective will be on the first business day after the day on which the Pulte and Del Webb shareholders meetings are held. At the effective time of the merger, a wholly owned subsidiary of Pulte will be merged with and into Del Webb, and the separate corporate existence of the Pulte subsidiary will terminate. Del Webb will be the surviving corporation in the merger and become a wholly owned subsidiary of Pulte.

Corporation Organization and Governance

      After the merger, the Certificate of Incorporation of Del Webb will become the Certificate of Incorporation of the surviving corporation and the By-Laws of the Pulte subsidiary will become the By-Laws of the surviving corporation.

      The directors of Pulte Acquisition Corporation will, upon completion of the merger, become the directors of the surviving corporation until their respective successors are elected and qualified or until their earlier removal or resignation in accordance with the By-Laws of the surviving corporation. The officers of Del Webb will, upon completion of the merger, become the officers of the surviving corporation until their respective successors are elected and qualified or until their earlier removal or resignation in accordance with the By-Laws of the surviving corporation.

      The Pulte board of directors has agreed to elect to the Pulte board, upon completion of the merger, three persons designated by Del Webb to serve until the next annual meeting of Pulte shareholders. Pulte has also agreed to cause two of the Del Webb designees to be nominated for election to the Pulte board at Pulte’s next annual shareholder meeting, one in the class the term of which expires in 2003 and the other in the class the term of which expires in 2004.

Exchange of Shares

      If the merger is completed, each outstanding share of Del Webb common stock will be converted into Pulte common shares. The exact number of Pulte common shares a Del Webb stockholder will receive will be based on the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading day prior to the Del Webb special meeting. The following table shows the number of Pulte common shares that a Del Webb Stockholder will receive for each share of Del Webb common stock, based on the average last sale price of Pulte common shares:

Average Last Sale Price	Pulte Common Shares
of a Pulte Common Share	Issued for Each Del Webb Share

$45.04 or higher	0.866 shares

$39.00 to $45.03	Fraction of a share having a
calculated value (using the
average last sale price) of $39.00

$33.00 to $38.99	1.0 share

$30.00 to $32.99	Shares having a calculated value (using the average last sale price)
of $33.00

Less than $30.00	1.1 shares

      In the event that the average last sale price of a Pulte common share is less than $27.00, Del Webb may terminate the merger agreement. The market value of the Pulte common shares that a Del Webb stockholder receives upon completion of the merger may be greater or less than the calculated value.

      No fractional Pulte common shares will be issued as merger consideration. Instead, any fractional share that would be issued will be converted into cash equal to the last sale price of Pulte common shares on the date of the merger multiplied by the fraction of a share that would otherwise be issued.

      Promptly after the merger is completed, Del Webb will cause each record holder of Del Webb common stock to be mailed instructions and a letter of transmittal for exchanging their Del Webb stock certificates for Pulte share certificates. In order to receive Pulte share certificates, a holder of Del Webb stock certificates will have to complete and sign the letter of transmittal and return it, together with such holder’s Del Webb stock certificates, pursuant to the instructions provided.

Del Webb Stock Options and Restricted Stock

      Each option to purchase Del Webb common stock which is outstanding upon the completion of the merger will accelerate and vest and, at the election of the holder, will become a right to receive cash equal to the calculated value of the Pulte common shares (based on the average last sale price as described in the section captioned “The Merger Agreement — Exchange of Shares”) which would be issued in the merger for each share of Del Webb common stock, less the per share exercise price of the option, multiplied by the number of shares of Del Webb common stock issuable upon exercise of the option or, if the holder does not so elect, will be converted into an option to acquire Pulte common shares.

      If a holder elects to receive cash, the holder must deliver to Del Webb prior to the date of the Del Webb special meeting (1) any certificate or option agreement relating to the option and (2) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any right the holder may have under or with regard to the option.

      If the holder does not elect to receive cash, an option to purchase Del Webb common stock will, upon completion of the merger, be converted into an immediately exercisable option to acquire Pulte common shares on the same terms and conditions as otherwise applied to the option prior to the completion of the merger. Each converted option will be exercisable for the number of Pulte common shares determined by multiplying the number of shares of Del Webb common stock subject to the option prior to the completion of the merger by the exchange ratio, rounded to the nearest whole Pulte common share, if necessary. The exercise price for a converted option after the completion of the merger will be the per share exercise price of the option divided by the exchange ratio. The exchange ratio is the number of Pulte common shares that each share of Del Webb common stock would be converted into as a result of the merger.

      Upon completion of the merger, Del Webb restricted stock will accelerate and vest in accordance with its terms.

Representations and Warranties

      The merger agreement contains, subject to specified exceptions and qualifications, representations and warranties customary in transactions of this type for each of Pulte and Del Webb, including representations and warranties with regard to the following:

•	organization, standing and similar corporate matters;

•	requisite corporate power and authority to enter into the merger agreement and carry out the contemplated transactions;

•	absence of conflicts with charter documents or laws, rules, orders or regulations of governmental entities in relation to the merger agreement and the contemplated transactions;

•	consents and approvals required for the merger;

•	board approval and required stockholder vote to approve the merger;

•	capital structure;

•	absence of voting debt;

•	subsidiaries;

•	filings with the Securities and Exchange Commission and accuracy of information presented in such filings and financial statements;

•	conduct of business and absence of any recent material change or event;

•	compliance with applicable laws;

•	licenses and permits necessary to conduct business;

•	tax matters;

•	environmental matters;

•	opinions from financial advisors;

•	absence of undisclosed pending, threatened or material litigation;

•	intellectual property matters;

•	employee relations and other labor-related matters;

•	real property matters;

•	noncontravention of agreements;

•	absence of undisclosed liabilities;

•	absence of noncompete limitations;

•	employee benefit plans and other employee-related matters;

•	absence of certain business practices; and

•	absence of undisclosed brokers.

      Del Webb, individually, made a representation relating to severance payments. Pulte, individually, made a representation acknowledging that certain executives of Del Webb are entitled to payments under their respective employment or severance agreements. The representations and warranties will not be a basis for claims after the completion of the merger.

Actions of Del Webb and Pulte Prior to the Merger

      The merger agreement contains covenants with respect to the conduct of the businesses of Pulte and Del Webb between the date of the merger agreement and completion of the merger.

      Both Parties.  Pulte and Del Webb and their respective subsidiaries will, subject to specified exceptions and qualifications or as consented to by the other party:

•	operate its business in the ordinary course in all material respects and in a manner consistent with its operation at the date of the merger agreement;

•	take reasonable steps to maintain the goodwill of its business, the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business;

•	maintain all its assets in good repair and condition and maintain its insurance policies;

•	not redeem or purchase any of its stock or any securities convertible into or exercisable for any shares of capital stock and not declare or pay any dividends (other than Pulte’s regular quarterly dividend not in excess of $0.04 per share) or make any other distributions or repayments of debt to its shareholders;

•	not make any loans or advances to stockholders, directors, officers or employees;

•	maintain its books of account and records in the usual manner;

•	comply in all material respects with all applicable laws and regulations of governmental agencies;

•	not enter into or amend any employment or severance agreement, or increase the salaries or benefits of any employees, other than through normal annual increases and promotions;

•	not amend its charter documents;

•	not split, combine, or reclassify its outstanding stock;

•	not knowingly take any action that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

•	use commercially reasonable efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

•	file all tax returns and not knowingly make or change any material tax election or position;

•	make any required Hart-Scott-Rodino Act filings, provide information to assist the other in making its required Hart-Scott-Rodino Act filings and take all reasonable steps to cause the waiting periods to terminate or expire as promptly as practicable;

•	convene a special meeting of its shareholders to vote on the respective proposals not later than 45 days after this Joint Proxy Statement/ Prospectus becomes effective and solicit from its shareholders proxies or votes in favor of adoption of the respective proposals;

•	not take any action which prevents its shareholders from voting upon the respective proposals, other than terminating the merger agreement if such party is entitled to do so in accordance with the terms of the merger agreement;

•	confer with representatives of the other party and give prompt notice to the other of allegations of third party consents required for the merger, any governmental complaint or investigation or other events which may impair the ability to complete the merger or would or could make any representation or warranty in the merger agreement untrue;

•	use commercially reasonable efforts to take any additional actions necessary to complete the merger as promptly as practicable, including making governmental filings, obtaining consents and furnishing the other with correspondence from governmental authorities;

•	use commercially reasonable efforts to cause all the conditions in the merger agreement to be fulfilled on or before completion of the merger; and

•	give representatives of the other party access to its books, records and properties.

      Del Webb.  In addition, Del Webb and its subsidiaries will, subject to specified exceptions and qualifications or as consented to by Pulte:

•	not make any borrowings other than in the ordinary course of business under working capital lines or Del Webb’s credit agreement;

•	not enter into any contractual commitments (other than Del Webb’s credit agreement) for capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except those not exceeding $55,000,000 in the aggregate;

•	not purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except for transactions involving amounts not exceeding $55,000,000 in the aggregate;

•	not adopt or amend any employee compensation, employee benefit or post-employment benefit plan;

•	not issue or sell any of its stock or any options, warrants or convertible or exchangeable securities; and

•	deliver to Pulte a letter identifying all persons who may be deemed “affiliates” of Del Webb for purposes of Rule 145 under the Securities Act of 1934 and use reasonable best efforts to cause such persons to execute and deliver to Pulte an affiliate agreement.

      Pulte.  In addition, Pulte and its subsidiaries will, subject to specified exceptions and qualifications or as consented to by Del Webb:

•	not make any borrowings other than in the ordinary course of business under working capital lines or Pulte’s credit agreement; enter into any contractual commitments (other than the Pulte credit agreement) for capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business; purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in the ordinary course of business; or issue or sell any of its stock or any options, warrants or convertible or exchangeable securities; in each case if such actions would impede, delay or prevent the consummation of the merger or any other contemplated transactions; and

•	prepare, file and use its best efforts, with Del Webb’s cooperation, to cause this Joint Proxy Statement/ Prospectus to be declared effective.

No Solicitation; Provisions Relating to Transactions With Third Parties

      Del Webb.  Del Webb and its subsidiaries and their respective directors, officers, employees and other agents may not directly or indirectly:

•	solicit, initiate, or knowingly facilitate or encourage any inquiry, offer or proposal by a third party with respect to, or that could reasonably be expected to lead to, an alternative acquisition transaction with respect to Del Webb; or

•	negotiate or communicate with any third party with respect to any possible alternative acquisition transaction with respect to Del Webb, or enter into, approve or recommend any agreement, arrangement or understanding requiring Del Webb to abandon, terminate or otherwise fail to complete the merger or the other contemplated transactions.

      Notwithstanding the foregoing, Del Webb may respond to an unsolicited proposal by a third party but only if:

•	Del Webb’s board of directors determines in good faith, after consultation with its financial advisor, that the third party is financially capable of completing the transaction and, if completed, that transaction would result in a greater value to Del Webb stockholders than the merger and would be more favorable to Del Webb and its stockholders than the merger; and

•	before furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such third party, Del Webb receives from the third party an executed confidentiality agreement with terms no less favorable to Del Webb than that executed by Pulte and Del Webb.

      Del Webb will:

•	no later than the end of the first business day after it receives an inquiry, proposal or offer from a third party for, or a request for non-public information relating to Del Webb or access to the properties, books or records of Del Webb or any of its subsidiaries in connection with, a possible alternative acquisition transaction, notify Pulte in writing of the inquiry, proposal, offer or request and identity of the third party and the terms and conditions of the proposal or offer;

•	promptly notify Pulte of any determination by Del Webb’s board of directors that Del Webb should furnish information to, or engage in discussions or negotiations with, any third party; and

•	keep Pulte informed of the progress of any discussions or negotiations with any third party.

      Del Webb agreed to cease any discussions with any party other than Pulte with respect to an alternative acquisition transaction.

      Pulte.  Pulte and its subsidiaries and their respective directors, officers, employees and other agents may not directly or indirectly:

•	solicit, initiate, or knowingly facilitate or encourage any inquiry, offer or proposal by any third party with respect to, or that could reasonably be expected to lead to an acquisition transaction with respect to Pulte that would impede, delay or prevent the completion of the merger; or

•	communicate with any third party with respect to any possible acquisition transaction with respect to Pulte, or enter into, approve or recommend any agreement, arrangement or understanding requiring Pulte to abandon, terminate or otherwise fail to complete the merger or the other contemplated transactions.

Conditions to the Completion of the Merger

      Del Webb.  The obligations of Del Webb to complete the merger are subject to satisfaction or waiver of the following conditions:

•	the material accuracy of Pulte’s and Pulte Acquisition Corporation’s representations and warranties at the time of the merger;

•	the performance by Pulte and Pulte Acquisition Corporation of their obligations under the merger agreement;

•	since the date of the merger agreement, the absence of events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a material adverse effect on Pulte (except those attributable to or directly resulting from the announcement or the pendency of the merger or will result from the merger);

•	the receipt of a legal opinion as to the tax-free nature of the merger;

•	the average last sale price (calculated as described in the section captioned “The Merger Agreement — Exchange of Shares”) of a Pulte common share is at least $27.00; or, if such average price is $27.00 or less, Del Webb has not provided notice to Pulte of its irrevocable election to terminate the merger agreement; and

•	the election of three persons designated by Del Webb and reasonably acceptable to Pulte to the Pulte board of directors, effective immediately after the completion of the merger.

      Pulte and Pulte Acquisition Corporation.  The obligations of Pulte and Pulte Acquisition Corporation to complete the merger are subject to satisfaction or waiver on or before the completion of the merger of the following conditions:

•	the material accuracy of Del Webb’s representations and warranties at the time of the merger;

•	the performance by Del Webb of its obligations under the merger agreement; and

•	since the date of the merger agreement, the absence of events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a material adverse effect on Del Webb (except those attributable to or directly resulting from the announcement or the pendency of the merger or will result from the merger).

      Each Party.  The respective obligation of each party to effect the merger is subject to the satisfaction or waiver, if applicable, of each of the following conditions:

•	the absence of any court or governmental order that prohibits the merger and the absence of any action pending against the parties relating to the merger which has a reasonable likelihood of awarding damages that would be material to Pulte after the merger;

•	the approval of the share issuance by the holders of a majority of the Pulte common shares present and entitled to vote at Pulte’s special meeting;

•	approval of the merger by the holders of a majority of the outstanding shares of Del Webb common stock;

•	the expiration or termination of the Hart-Scott-Rodino Act waiting period (and any extensions thereof);

•	the listing of Pulte common shares issuable in connection with the merger on the New York Stock Exchange; and

•	the effectiveness of this Joint Proxy Statement/ Prospectus, the absence of any stop order or any pending proceeding seeking a stop order, and the compliance with any other federal and material state securities laws applicable to the issuance of Pulte common shares in connection with the merger.

Termination of the Merger Agreement; Effect of Termination

      The merger agreement may be terminated:

•	by mutual written consent of Pulte and Del Webb;

•	by Pulte or Del Webb if:

•	any of the representations and warranties of the other party contained in the merger agreement was not complete and accurate in all material respects (or that any of those representations and warranties which are qualified as to materiality or absence of material adverse effect were not true and correct in all respects) on the date of the merger agreement;

•	the other party has breached in a material respect any covenant or agreement contained in the merger agreement and has not cured that breach within ten business days after written notice from the other party, or upon the completion of the merger, if earlier;

•	without fault of the terminating party, the merger is not completed by September 30, 2001 (this date may be extended by mutual consent of the parties);

•	any court of competent jurisdiction or other governmental authority issues a final, nonappealable order, decree or ruling prohibiting the merger;

•	the Del Webb stockholders fail to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the Del Webb special meeting or the shareholders of Pulte fail to approve the share issuance at the Pulte special meeting; or

•	the other party’s board of directors withdraws, changes or modifies in any manner its recommendation to its stockholders with regard to the merger or the share issuance, as applicable;

•	by Pulte if Del Webb’s board of directors adopts resolutions approving or otherwise authorizing or recommending an alternative acquisition proposal with regard to Del Webb; or

•	by Del Webb if:

•	Pulte’s board of directors adopts resolutions approving or otherwise authorizing or recommending an acquisition proposal with regard to Pulte that would impede, delay or prevent completion of the merger;

•	Del Webb’s board of directors, after consultation with its legal and financial advisors, has determined in good faith that approving and entering into an agreement in connection with a third party proposal and consummating such proposal would result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by the merger agreement; provided that (1) Del Webb has provided Pulte with at least five business days’ notice of such termination and (2) concurrently Del Webb pays Pulte a termination fee of $32 million plus Pulte’s out-of-pocket expenses up to $5 million; or

•	the average last sale price (calculated as described in the section captioned “The Merger Agreement — Exchange of Shares”) of a Pulte common share is less than $27.00 and Del Webb has provided written notice to Pulte of its irrevocable election (unless Pulte consents in writing to such notice being withdrawn by Del Webb) to terminate the merger agreement.

      If the shareholders of either party fail to approve the merger or either of their respective boards of directors changes its recommendation that its shareholders approve the merger or adopts resolutions recommending an alternative acquisition transaction, then that party shall be required to reimburse the other party for its out-of-pocket expenses up to $5 million.

      If the merger is terminated where expenses are payable to Pulte, and prior to Del Webb’s special meeting an alternative acquisition proposal with respect to Del Webb has been publicly announced and within twelve months of the termination of the merger agreement Del Webb completes or enters into an agreement with respect to an alternative acquisition proposal that would result in a transaction more favorable to Del Webb’s stockholders from a financial point of view than the merger, Del Webb would be required to pay to Pulte a termination fee of $32 million.

Amendments

      The merger agreement may be amended by an agreement in writing signed by both Pulte and Del Webb at any time before or after the merger is approved by the Pulte and Del Webb shareholders. After the merger is approved, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, would require further approval by the Pulte and Del Webb shareholders unless Pulte and Del Webb obtain that approval.

Compensation and Benefits

      Pulte has agreed to consult with the senior executives of Del Webb prior to the effective time of the merger to develop employee benefit plans that will provide Del Webb’s employees with benefits substantially the same, in the aggregate, as those they are currently receiving under Del Webb’s employee benefit plans and to maintain those plans for at least one year following the consummation of the merger.

Del Webb Directors’ and Officers’ Insurance and Indemnification

      Pulte and Del Webb will, upon completion of the merger, indemnify anyone who was a director, officer or employee of Del Webb or any of its subsidiaries, to the fullest extent permitted by law, against any liabilities and expenses relating to any acts or omissions in those capacities at or before the completion of the merger, to the same extent provided in Del Webb’s Certificate of Incorporation or By-Laws, or any indemnification agreements, in effect at the date of the merger agreement. Pulte and Del Webb will also pay all reasonable expenses, including attorney’s fees, incurred by an indemnified person in enforcing the indemnity obligations of Pulte and Del Webb.

      Pulte will also cause Del Webb to keep Del Webb’s directors and officers liability insurance policies in effect for six years after the completion of the merger, provided that Pulte may substitute policies having the same coverage and amounts and containing terms no less favorable to the persons currently covered and with comparable carriers, and neither Pulte nor Del Webb will be required to pay annual premiums in excess of three times the annual premium paid by Del Webb during 2001. If Pulte and Del Webb cannot maintain the required insurance for an annual premium of that amount, they will purchase the maximum coverage which can be obtained for that amount.

DIRECTORS AND MANAGEMENT OF PULTE FOLLOWING THE MERGER

      Pursuant to the merger agreement, the Pulte board has agreed that upon completion of the merger, it will appoint three persons designated by Del Webb to the Pulte board to serve until the next annual meeting of Pulte shareholders. Del Webb has designated three members of its board, D. Kent Anderson, Michael E. Rossi and Glenn W. Schaeffer, to be appointed to the Pulte board. Pulte also agreed to cause two of the Del Webb designees to be nominated for election to the Pulte board at Pulte’s next annual shareholders meeting, one in the class the term of which expires in 2003 and the other in the class the term of which expires in 2004.

      Following is information with regard to Messrs. Anderson, Rossi and Schaeffer:

      D. Kent Anderson, age 60, has served as Chairman and President of D. Kent Anderson, Investments, since 1995. He served as Executive Banking Officer of Compass Bank from 1996 until April 2001. Mr. Anderson is a director of Sam Houston Race Park and has served as a director of Del Webb since 1994.

      Michael E. Rossi, age 57, was Vice Chairman of Bank America Corporation from 1991 until his retirement in 1997. He has served as a director of Del Webb since 1994.

      Glenn W. Schaeffer, age 47, has served as President and Chief Financial Officer of Mandalay Resort Group since 1995. Mr. Schaeffer is a director of Mandalay Resort Group and has served as a director of Del Webb since 1997.

      On the record date, Messrs. Anderson, Rossi and Schaeffer beneficially owned no Pulte common shares.

      The executive officers of Pulte will not change as a result of the merger. For information regarding the ages and business backgrounds of the executive officers of Pulte, please refer to the caption “Directors and Executive Officers of the Registrant” in Part III of Pulte’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Similar information regarding Pulte’s directors appears in Pulte’s proxy statement for its 2001 Annual Meeting of Shareholders, which is incorporated into this Joint Proxy Statement/ Prospectus by reference.

VOTING AGREEMENT

      In order to induce Del Webb to enter into the merger agreement, William J. Pulte and certain affiliated family trusts agreed, pursuant to a voting agreement, to vote all the Pulte common shares they own in favor of the issuance of Pulte common shares in connection with the merger and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pulte under the merger agreement, or any offer, proposal or transaction which would impede, delay or prevent the consummation of the merger or any of the other transactions contemplated by the merger agreement.

      In addition, William J. Pulte and the trusts agreed, subject to specified exceptions:

•	to vote all Pulte equity securities they own in favor of the election of two designees of Del Webb to the Pulte board of directors at Pulte’s 2002 annual shareholders meeting;

•	not to sell or otherwise transfer their Pulte shares, or enter into any agreement to do so, until the completion of the merger other than gifts to donees who agree to be bound by the terms of the voting agreement;

•	not to deposit any of their Pulte shares into a voting trust or grant any proxy or enter into any voting arrangement with respect to their Pulte shares prior to the completion of the merger, other than for the purpose of voting as required by the voting agreement;

•	not to encourage, solicit or participate in any discussions with any third party concerning any proposal or transaction that would impede, delay or prevent the consummation of the merger or any of the transactions contemplated by the merger agreement; and

•	not to take any action that would interfere with the performance of their obligations under the voting agreement or the merger agreement, or which would make any of their representations or warranties thereunder untrue or incorrect.

      On the record date, William J. Pulte and the trusts owned 10,474,755 shares, or approximately 26% of the outstanding Pulte common shares.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed financial statements give effect to the merger. The merger will be accounted for as a purchase of Del Webb by Pulte. The unaudited pro forma combined condensed financial statements reflects the financial position of Pulte and Del Webb as of March 31, 2001, and the operations of Pulte and Del Webb for the three months and year ended March 31, 2001 and December 31, 2000, respectively. The unaudited pro forma combined condensed balance sheet assumes the merger occurred on the date of the balance sheet. The unaudited pro forma combined statement of earnings assumes the merger occurred on January 1, 2000.

      The historical financial information about Pulte and Del Webb as of March 31, 2001, and for the three months and year ended March 31, 2001, and December 31, 2000, respectively, has been derived from the Pulte and Del Webb audited and unaudited financial statements. The unaudited pro forma combined condensed financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of Pulte and Del Webb, which are incorporated into this Joint Proxy Statement/ Prospectus by reference.

      The unaudited pro forma combined condensed financial statements reflect an exchange ratio of 0.907 based on a price of $42.99, the average last sale price for the 15 trading days prior to, and including, May 31, 2001. For purchase accounting purposes, the assumed Pulte shares issued are valued at $40.40 per share which was the closing price on May 31, 2001. The actual exchange ratio and acquisition adjustments will be determined at or after the completion of the transaction, and they may differ from those reflected in the unaudited pro forma combined condensed financial statements.

      The unaudited pro forma combined condensed financial statements have been included for comparative purposes only. As further discussed in the accompanying notes, the unaudited pro forma combined condensed financial statements do not purport to show what the financial position or operating results would have been if the merger had been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results.

PRO FORMA COMBINED STATEMENT OF EARNINGS
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2001

		Historical
	Historical	Del Webb			Pro Forma
	Pulte	Corporation	Acquisition		Combined
	Homes, Inc.	(1)	Adjustments		Corporation

	(In thousands, except per share amounts)

Revenues:

Homebuilding	$817,320	$409,469	$—		$1,226,789

Financial services, interest and other	14,075	1,359	—		15,434

Corporate	717	—	—		717

Total revenues	832,112	410,828	—		1,242,940

Expenses:

Homebuilding, principally cost of sales	751,622	378,169	2,919	(2)	1,135,286
			2,576	(3)

Financial services, principally interest and other	8,623	870	—		9,493

Corporate, net	10,259	1,949	—		12,208

Total expenses	770,504	380,988	5,495		1,156,987

Other income:

Equity in profit of affiliates	2,000	—	—		2,000

Income from continuing operations before income taxes	63,608	29,840	(5,495)		87,953

Income taxes	24,489	8,742	(2,116	)(4)	31,115

Income from continuing operations	$39,119	$21,098	$(3,379)		$56,838

Earnings per share (from continuing operations):

Basic	$0.94	$1.13			$0.96

Diluted	$0.91	$1.10			$0.94

Weighted average shares outstanding:

Basic	41,795	18,607			59,040 (5)

Diluted	42,999	19,182			60,244 (5)

(1)	Amounts have been reclassified to conform to Pulte’s business segment presentation, as follows:

•	reclassified certain revenues between homebuilding, financial services and as a component of homebuilding expenses; and

•	reclassified certain expenses to financial services and corporate, net.

(2)	To reflect the effect on cost of sales due to the assumed reduction to house and land inventories of $201,477 to estimated fair value based on a projected discounted cash flow. The allocation of the valuation adjustment for the land inventories was determined on a relative sales value approach on an individual project basis. The remainder of the land valuation adjustment will be reflected in earnings over the remaining life of each project which range from two to twenty years.

(3)	To adjust depreciation by $439 and to record the amortization of certain trademarks and trade names of $2,137. Fixed assets are being depreciated principally over five years and trademarks and trade names are being amortized over twenty years. No amortization of the estimated excess of purchase price over the net assets would be required for goodwill created after June 30, 2001, under the Financial Accounting Standards Board’s revised Exposure Draft, Business Combinations and Intangible Assets — Accounting for Goodwill which is expected to be finalized during the third quarter of 2001. If the estimated excess of purchase price over the net assets of $257,693 were to be amortized on a straight line basis over a twenty year period, the quarterly charge would be $3,221.

(4)	To record the tax effect of the acquisition adjustments at Pulte’s estimated effective tax rate of 38.5%.

(5)	The pro forma weighted average shares represent the weighted average shares for Pulte plus the estimated shares to be issued assuming an exchange ratio of 0.907 (approximately 17,245 shares) to Del Webb stockholders in connection with the merger. This exchange ratio is based on the average last sale price for the 15 trading days prior to, and including, May 31, 2001. The actual number of Pulte shares to be issued and the value per share will be determined as discussed in the section captioned “Summary-The Merger Consideration.” The following table reflects the shares that would be issued and the respective diluted earnings per share at the following exchange ratios:

		Diluted
Exchange	Shares to be	Earnings Per
Ratio	Issued	Share

0.866	16,466	$0.96
1.000	19,014	0.92
1.100	20,915	0.89

PRO FORMA COMBINED STATEMENT OF EARNINGS
(UNAUDITED)
YEAR ENDED DECEMBER 31, 2000

	Historical	Historical			Pro Forma
	Pulte	Del Webb	Acquisition		Combined
	Homes, Inc.	Corporation(1)	Adjustments		Corporation

	(In thousands, except per share amounts)

Revenues:

Homebuilding	$4,110,975	$1,891,100	$—		$6,002,075

Financial services, interest and other	47,443	5,066	—		52,509

Corporate	633	—	—		633

Total revenues	4,159,051	1,896,166	—		6,055,217

Expenses:

Homebuilding, principally cost of sales	3,724,047	1,755,952	17,249	(2)	5,507,552
			10,304	(3)

Financial services, principally interest and other	28,434	3,777	—		32,211

Corporate, net	56,929	8,613	28,155	(4)	93,697

Total expenses	3,809,410	1,768,342	55,708		5,633,460

Other income:

Equity in profit of affiliates	5,455	—	—		5,455

Income from continuing operations before income taxes	355,096	127,824	(55,708)		427,212

Income taxes	136,712	42,017	(21,447	)(5)	157,282

Income from continuing operations	$218,384	$85,807	$(34,261)		$269,930

Earnings per share (from continuing operations):

Basic	$5.29	$4.67			$4.61

Diluted	$5.18	$4.62			$4.54

Weighted average shares outstanding:

Basic	41,310	18,377			58,555 (6)

Diluted	42,146	18,589			59,391 (6)

(1)	Amounts have been reclassified to conform to Pulte’s business segment presentation, as follows:

•	reclassified certain revenues between homebuilding, financial services and as a component of homebuilding expenses; and

•	reclassified certain expenses to financial services and corporate, net.

(2)	To reflect the effect on cost of sales due to the assumed reduction to house and land inventories of $201,477 to estimated fair value based on a projected discounted cash flow. The allocation of the valuation adjustment for the land inventories was determined on a relative sales value approach on an individual project basis. The house inventories adjustment includes a one-time charge of $11,576 for the estimated construction profit in purchased house inventories. The remainder of the land valuation adjustment will be reflected in earnings over the remaining life of each project which range from two to twenty years.

(3)	To adjust depreciation by $1,754 and to record the amortization of certain trademarks and trade names of $8,550. Fixed assets are being depreciated principally over five years and trademarks and trade names are being amortized over twenty years. No amortization of the estimated excess of purchase price over the net assets would be required for goodwill created after June 30, 2001, under the Financial Accounting Standards Board’s revised Exposure Draft, Business Combinations and Intangible Assets — Accounting for Goodwill which is expected to be finalized during the third quarter of 2001. If the estimated excess of purchase price over the net assets of $257,693 were to be amortized on a straight line basis over a twenty year period, the annual charge would be $12,885.

(4)	To record the amortization of certain noncompete agreements of $23,355 and certain consulting arrangements of $4,800, all of which have a one year life.

(5)	To record the tax effect of the acquisition adjustments at Pulte’s estimated effective tax rate of 38.5%.

(6)	The pro forma weighted average shares represent the weighted average shares for Pulte plus the estimated shares to be issued assuming an exchange ratio of 0.907 (approximately 17,245 shares) to Del Webb stockholders in connection with the merger. This exchange ratio is based on the average last sale price for the 15 trading days prior to, and including, May 31, 2001. The actual number of Pulte shares to be issued and the value per share will be determined as discussed in the section captioned “Summary — The Merger Consideration.” The following table reflects the shares that would be issued and the respective diluted earnings per share at the following exchange rates:

		Diluted
Exchange	Shares to be	Earnings Per
Ratio	Issued	Share

0.866	16,466	$4.61
1.000	19,014	4.41
1.100	20,915	4.28

PRO FORMA COMBINED CONDENSED BALANCE SHEET
(UNAUDITED)
MARCH 31, 2001

		Historical
	Historical	Del Webb	Acquisition		Pro Forma
	Pulte	Corporation	Adjustments		Combined
	Homes, Inc.	(1)	(2)		Corporation

	(In thousands, except per share amounts)

Assets

Cash and equivalents	$199,343	$4,128	$30,000	(8)	$199,061
			(34,410	)(10)

Unfunded settlements	46,200	2,097	—		48,297

House and land inventories	2,049,248	1,727,212	(201,477	)(3)	3,574,983

Residential mortgage loans available-for-sale	220,108	27,617	—		247,725

Goodwill	27,908	7,861	(7,861	)(4)	285,601
			257,693	(5)

Other assets	457,340	276,056	205,120	(4)	938,516

Deferred income taxes	42,764	(64,224)	49,597	(6)	28,137

Total assets	$3,042,911	$1,980,747	$298,662		$5,322,320

Liabilities and Shareholders’ Equity

Liabilities:

Accounts payable and accrued liabilities	$650,458	$386,692	$72,279	(7)	$1,109,429

Collateralized short-term debt, recourse solely to applicable subsidiary assets	209,830	9,998	—		219,828

Unsecured short-term borrowings	—	293,848	(170,000	)(8)	123,848

Income taxes	775	5,693	—		6,468

Subordinated debentures and senior notes	886,237	738,386	200,000	(8)	1,870,417
			45,794	(9)

Total liabilities	1,747,300	1,434,617	148,073		3,329,990

Shareholders’ equity	1,295,611	546,130	150,589	(10)	1,992,330

	$3,042,911	$1,980,747	$298,662		$5,322,320

(1)	Amounts have been reclassified to conform to Pulte’s historical presentation including unfunded settlements, residential mortgage loans available-for-sale, deferred income taxes and unsecured short-term borrowings.

(2)	Represents preliminary purchase adjustments to reflect fair value of the assets and liabilities of Del Webb as if the acquisition had occurred on March 31, 2001. Actual purchase adjustments will be based on fair value of the assets and liabilities of Del Webb at the time of the consummation. In addition, the historical net assets of Del Webb will increase by the amount of its net earnings from March 31, 2001, through the time of the consummation of the acquisition.

(3)	To adjust house and land inventories of Del Webb to estimated fair values based on projected discounted cash flows on an individual project basis, considering the long term land positions and related market risks. The same projected cash flows on an undiscounted basis would not be indicative of any impairment of the Del Webb historical carrying value of such properties. Accordingly, no adjustment to the land carrying values would be required under generally accepted accounting principles to the historical financial statements of Del Webb.

(4)	To increase the value of fixed assets by $5,965, to record the value of certain trademarks and trade names of Del Webb at $171,000, to record the value of certain noncompete and consulting arrangements at $28,155, and to write off goodwill of $7,861.

(5)	To record the estimated purchase price in excess of identifiable net assets acquired. The estimated purchase price in excess of net assets acquired was calculated as follows:

       Estimated Purchase Price:

Total estimated purchase price including value of Pulte shares issued, cash payments and estimated transaction costs		$787,862

Estimated assets acquired	$1,997,971

Estimated liabilities acquired	1,467,802

Estimated net assets acquired		530,169

Estimated excess of purchase price over identifiable net assets acquired		$257,693

(6)	To record the deferred tax effect related to the above preliminary purchase adjustments.

(7)	To record severance and noncompete related liabilities of $59,888 and estimated transaction costs of $25,000, and to write off $12,609 of deferred income.

(8)	To record $300,000 of new debt to refinance $100,000 of Del Webb’s unsecured senior subordinated debentures and $170,000 of Del Webb’s unsecured short-term borrowings.

(9)	To adjust the Del Webb unsecured senior subordinated debentures to the estimated fair value by $45,794 based on Pulte’s anticipated interest rate.

(10)	To eliminate Del Webb’s shareholders’ equity of $546,130, to record the payment of cash of $34,410 for the Del Webb stock options (assuming all holders elect to receive cash), and to record the issuance of 17,245 shares of Pulte stock, valued for purchase accounting purposes at $696,719 based on a price of $40.40 which is the closing price on May 31, 2001. The number of Pulte shares assumed to be issued reflects an exchange ratio of 0.907 based on a price of $42.99, the average last sale price for the 15 days prior to, and including, May 31, 2001. The actual exchange ratio and value of shares exchanged will be based on the average last sale price of Pulte common shares for the 15 trading days ending on, and including, the third trading day prior to the special meeting of Del Webb stockholders.

COMPARATIVE RIGHTS OF SHAREHOLDERS

      If the merger is completed, holders of Del Webb common stock will become holders of Pulte common shares. The Articles of Incorporation and By-Laws of Pulte will govern the rights of all of Pulte’s shareholders, including the former Del Webb stockholders. The current rights of Del Webb stockholders differ in certain respects from the rights of Pulte shareholders. The following is a summary of the material differences in the rights of shareholders of Pulte and Del Webb. Unless otherwise noted, the rights of Pulte shareholders are the same as those of Del Webb stockholders.

Pulte Shareholders	Del Webb Stockholders
Governing Law

The Michigan Business Corporation Act (the “MBCA”)	The Delaware General Corporation Law (the “DGCL”)

Capitalization

Pulte has authority to issue a total of 125,000,000 shares of capital stock, consisting of: • 100,000,000 common shares, par value $.01, and • 25,000,000 preferred shares, par value $.01.	Del Webb has authority to issue a total of 40,000,000 shares of capital stock, consisting of:

     • 30,000,000 shares of common stock, par value $.001, and

• 10,000,000 shares of preferred stock, par value $.001.

Sale, Lease or Exchange of Assets and Mergers

     The MBCA requires approval of a merger by the holders of a majority of the outstanding shares of the corporation entitled to vote on the plan of merger and, if a class or series is entitled to vote on the plan as a class, the affirmative vote of a majority of these shareholders as well.

For a sale, lease or exchange of all or substantially all of a corporation’s property in the usual and regular course of its business, the MBCA does not require shareholder approval. However, where such a sale, lease or exchange is not in the usual and the regular course of business, the MBCA requires approval by holders of a majority of the outstanding shares of the corporation entitled to vote.	The DGCL requires the approval of the directors and the vote of holders of a majority of the outstanding stock entitled to vote on the sale, lease or exchange of all or substantially all of a corporation’s property and assets, or a merger or consolidation of the corporation into any other corporation.

Interested Shareholder Business Combinations

     Pulte has elected, by its articles, not to be governed by Chapter 7A of the Michigan Business Corporation Act, which restricts the ability of certain persons to acquire control of a corporation.

     Pulte’s Articles of Incorporation provide that the affirmative vote of at least 69.3% of the shares voting on a proposed business combination at a shareholders’ meeting shall be required for the:

     1. merger or consolidation with a person who beneficially owns, directly or indirectly, ten percent or more of the voting power of outstanding Pulte stock, or an affiliate of Pulte who, within two years prior to the date in question, has owned, directly or indirectly, ten percent or more of the voting power of outstanding Pulte stock (in either case, “an Interested Shareholder”) or another corporation, which is, or after the merger or consolidation, would be an affiliate of an Interested Shareholder that was an Interested Shareholder prior to the transaction;

     2. sale, lease, transfer, or other disposition of Pulte’s assets (equaling at least 10% of the aggregate net worth of the corporation) to an Interested Shareholder or an affiliate of an Interested Shareholder out of the ordinary course of business;

     3. issuance or transfer of equity securities totaling more than 5% of the total market value of outstanding shares to an Interested Shareholder or an affiliate of an Interested Shareholder in any twelve- month period, except exercise of warrants or rights to purchase securities offered pro rata to all shareholders;

4. adoption of any plan for dissolution or liquidation by or on behalf of an Interested Shareholder or an affiliate of an Interested Shareholder;	The DGCL provides that, subject to certain restrictions, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the corporation’s board (thereby becoming an “Interested Stockholder”) such person may not engage in certain transactions with the corporation for a period of three years.

     The DGCL includes certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an Interested Stockholder, or if the Interested Stockholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder.

Del Webb also may be subject to the Arizona Corporate Takeovers statute, Business Combinations (Sections 10-2741 through 10-2743).

     5. any reclassification of securities which has the effect of increasing the amount of outstanding shares of any class directly or indirectly held by any Interested Shareholder or any affiliate of an Interested Shareholder.

     This consent is not required if:

     1. the board of directors has approved the business combination and either

        a. the Interested Shareholder has been an Interested Shareholder continuously for a period of at least two years prior to the date on which the board of directors approved such business combination or

        b. such proposed transaction was approved by the board of directors prior to the time that the Interested Shareholder became an Interested Shareholder; or

     2. a majority of the outstanding shares of stock of such other corporation is owned of record or beneficially, directly or indirectly, by Pulte or its subsidiaries.

The provisions of Pulte’s articles requiring a super majority vote for business combinations may not be altered, amended, changed or repealed and no provision inconsistent with the intent or purpose of such provisions may be adopted without the affirmative vote of 69.3% of the shares voting at a meeting of shareholders, in addition to the vote otherwise required by the MBCA.

Control Share Acquisition

     Under Chapter 7B of the MBCA, an entity that acquires Control Shares (as defined below) of a corporation in a control share acquisition may vote the Control Shares on any matter only if a majority of all shares, and of all non-Interested Shares (as defined below), of each class of shares entitled to vote as a class approve such voting rights.

     Interested Shares are shares owned by officers of a corporation, employee-directors of a corporation and the entity making the control share acquisition.

     Control Shares are shares, that, when added to shares already owned by the entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority.

The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders.	Delaware does not have a control share acquisition statute. Del Webb has opted out of the Arizona Corporate Takeovers statute, Control Share Acquisitions (Sections 10-2721 through 10-2727).
Number of Directors; Vacancies

     Pulte’s board may consist of three to fifteen directors. Currently there are nine members of Pulte’s board. Under the merger agreement, it is a condition to the consummation of the merger that three persons designated by Del Webb will be added to Pulte’s board.

     Vacancies on Pulte’s board may be filled by a majority vote of Pulte’s board. A director elected by Pulte’s board to fill a vacancy holds office until the next meeting of shareholders called for the election of directors and until his or her successor is elected and qualified.

Newly created directorships resulting from an increase in the number of directors and any vacancy on the board for any reason whatsoever is filled only by an affirmative vote of a majority of the board then in office. If the number of directors then in office is less than a quorum, the newly created directorships and vacancies are filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director.	Del Webb’s board may consist of nine to twelve directors. Currently there are eleven members of Del Webb’s board.

     Vacancies in the board resulting from an increase in the number of directors may be filled by the affirmative vote of a majority of the board then in office; provided that a quorum is present, and any other vacancy occurring in the board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Any director of any class elected to fill a vacancy resulting from an increase in a class shall hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as his or her predecessor.

Indemnification of Directors

     The MBCA generally permits indemnification of directors and officers for damages and expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith with the reasonable belief that his or her conduct was in the best interest of the corporation and not unlawful.

The MBCA permits a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation.	The DGCL generally permits indemnification of directors and officers for damages and expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith with the reasonable belief that his or her conduct was in the best interest of the corporation and not unlawful.

The DGCL, however, does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation unless the Delaware Court of Chancery approves the indemnification.

Shareholder Action

     Pulte’s shareholders may take action by written consent.

     The consent must be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to all shareholders.	Del Webb’s stockholders may only act by vote at a meeting and may not act by written consent without a meeting.
Special Shareholder Meetings

     Special meetings of shareholders may be called by Pulte’s board or its President or Secretary.

Under the MBCA, a court in which the principal place of business or registered office is located may order a special meeting upon the application of the holders of not less than ten percent of the outstanding Pulte shares entitled to vote at the special meeting, for good cause shown.	Special meetings of stockholders, for any purpose, may be called by either Del Webb’s Chairman or the President and will be called by either such officer at the request, in writing, of a majority of the board of directors.
Appraisal Rights

The MBCA allows dissenting shareholders to obtain the fair value of their shares (so-called “appraisal rights”) by statute for a statutory merger, a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business and for some amendments to the articles of incorporation.	Under the DGCL, appraisal rights may be available in connection with a statutory merger or consolidation in certain specific situations.

Appraisal rights are not available under the DGCL when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

The MBCA does not allow appraisal rights where the corporation’s shares are listed on a national securities exchange or designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, Inc., nor are appraisal rights available in a merger transaction where shareholders receive cash or shares that satisfy this standard, or a sale or exchange of all or substantially all of the assets of the corporation in connection with a dissolution.	In addition, unless otherwise provided in the articles, no appraisal rights are available under the DGCL to holders of shares of any class of stock which is either:

     a. listed on a national securities exchange or designated as national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or

     b. held of record by more than 2,000 stockholders,

unless such stockholders are required by the terms of the merger to accept anything other than:

     1. shares of stock of the surviving corporation;

     2. shares of stock of another corporation which are so listed on a national securities exchange or designated as a national mark system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders as of the effective date of the merger or consolidation;

     3. cash in lieu of fractional shares of such stock; or

     4. any combination thereof.

Appraisal rights are not available under the DGCL in the event of sale, lease or exchange of all or substantially all of Del Webb’s assets or the adoption of an amendment to its articles.

Dividends

Pulte may pay dividends to its shareholders unless, after such a distribution, it would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.	Del Webb may pay dividends to its stockholders out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.
Share Repurchases

Under the MBCA, Pulte may acquire its own shares so long as after the acquisition there remains outstanding shares possessing, collectively, voting rights and unlimited rights to receive assets in dissolution.	Under the DGCL, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation.

     Del Webb’s By-Laws provide that Del Webb shall not, directly or indirectly, purchase or agree to purchase any Del Webb equity security of a class which is registered pursuant to Section 12 of the Exchange Act for more than the average market price of the shares from any person or group of persons who is the beneficial owner of more than five percent of the aggregate voting power of Del Webb, unless:

     1. the purchase or agreement to purchase is approved at a meeting of the stockholders by the affirmative vote of the holders of a majority of the aggregate voting power of all shares entitled to vote, except that no outstanding shares of capital stock of Del Webb entitled to vote generally in the election of directors that are beneficially owned by any person that is the direct or indirect beneficial owner of more than five percent of the aggregate voting power of Del Webb shall be entitled to vote on the question of such approval or

2. Del Webb makes an offer of at least equal value per share to all holders of shares of the same class or series and to all holders of any class or series into which the securities may be converted.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a summary of the United States federal income tax consequences of the merger that are anticipated to be material to U.S. holders of Del Webb common stock that exchange such stock for Pulte common shares pursuant to the merger. This summary addresses only such stockholders who hold their Del Webb common stock as a capital asset and will hold Pulte common shares received in exchange therefor as a capital asset. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis and upon assumptions, limitations, representations and covenants, including those contained in certificates of officers of Del Webb and Pulte expected to be executed as of the completion of the merger. This summary does not address all United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as rules relating to:

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities;

•	non-U.S. holders;

•	stockholders who hold Del Webb common stock as part of a straddle, hedge, constructive sale, or conversion transaction; and

•	stockholders who acquired their Del Webb common stock pursuant to the exercise of employee stock options or otherwise as compensation.

      For purposes of this discussion, the term “U.S. holder” means a holder of Del Webb common stock that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created in or organized under the law of the United States or any of its political subdivisions;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996, and properly elected to be treated as a United States person.

      A “non-U.S. holder” is a holder of Del Webb common stock that is not a U.S. holder.

      This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. This discussion, moreover, does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

      Del Webb has received an opinion from its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, a copy of which has been filed with the SEC as an exhibit to the registration statement related to this Joint Proxy Statement/ Prospectus. Such opinion provides to the effect that, for United States federal income tax purposes:

•	The merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended;

•	No gain or loss will be recognized by holders of Pulte common shares as a result of the merger;

•	No gain or loss will be recognized by a holder of Del Webb common stock who exchanges all of his, her or its shares of Del Webb common stock solely for Pulte common shares pursuant to the merger (except with respect to cash received in lieu of a fractional share interest);

•	The aggregate tax basis of the Pulte common shares received by a holder of Del Webb common stock pursuant to the merger will be equal to the aggregate tax basis of the Del Webb common stock surrendered in the merger (other than the tax basis allocable to a fractional Pulte common share for which cash is received);

•	The holding period of the Pulte common shares received by a holder of Del Webb common stock pursuant to the merger will include the holding period of the Del Webb common stock surrendered in the merger;

•	A holder of Del Webb common stock will be required to recognize gain or loss with respect to cash received in lieu of a fractional Pulte common share, measured by the difference between the amount of cash received and the portion of the tax basis of the holder’s shares of Del Webb common stock allocable to the fractional share, which gain or loss will be capital gain or loss if the holder of the Del Webb common stock holds such stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended and will be long-term capital gain or loss if the shares of Del Webb common stock exchanged for the fractional share were held for more than one year at the effective time of the merger; and

•	No gain or loss will be recognized by Del Webb, Pulte or Pulte Acquisition Corporation as a result of the merger.

      It is a condition to the obligation of Del Webb to complete the merger that Del Webb receive an additional opinion from its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, at the closing of the merger, to the effect that, based upon certain facts, representations, and assumptions, the merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. The opinions delivered and to be delivered have assumed and will assume the absence of certain changes in the existing facts and relies on assumptions, representations, and covenants made by Del Webb, Pulte and others, including those contained in certificates of officers of Del Webb and Pulte. If any of these factual assumptions is inaccurate, the tax consequences of the merger could differ from those described here. The opinions regarding the tax-free nature of the merger neither bind the IRS nor preclude the IRS from adopting a contrary position. Neither Del Webb nor Pulte intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

      If the merger is not treated as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, then each holder of Del Webb common stock would recognize gain or loss equal to the difference between the fair market value of the Pulte common shares received (including any cash in lieu of a fractional share) and such holder’s tax basis in the Del Webb common stock surrendered in exchange therefor.

LEGAL MATTERS

      The validity of the Pulte common shares to be issued in connection with the merger will be passed upon for Pulte by Honigman Miller Schwartz and Cohn LLP.

      Certain of the tax consequences of the merger to Del Webb stockholders will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited Pulte’s consolidated financial statements and schedule included in Pulte’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this Joint Proxy Statement/ Prospectus. The financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of Del Webb Corporation and subsidiaries as of June 30, 2000 and 1999, and for each of the years in the three-year period ended June 30, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS AND NOMINEES

      A shareholder proposal that is intended to be presented at Pulte’s annual meeting of shareholders to be held in 2002 must be received by Pulte at its principal executive offices, 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, Attention: Secretary, by December 3, 2001, to be considered for inclusion in the proxy statement and proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      Pulte must receive notice of any proposals of shareholders that are intended to be presented at Pulte’s 2002 annual meeting of shareholders, but that are not intended to be considered for inclusion in Pulte’s proxy statement and proxy related to that meeting, no later than February 15, 2002, to be considered timely. Such proposals should be sent to Pulte’s Secretary at Pulte’s principal executive offices, 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, by certified mail, return receipt requested. If Pulte does not have notice of the matter by that date, Pulte’s form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in Pulte’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

      If the merger is completed, Del Webb will not hold a 2001 annual meeting of stockholders. If the 2001 Del Webb annual meeting were to be held, stockholder proposals were required to have been received by Del Webb by May 30, 2001. Proposals to be presented at the 2001 Del Webb annual meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with the applicable provisions of Del Webb’s By-Laws.

      Subject to the requirements contained in Del Webb’s By-Laws, a stockholder of record may propose the nomination of someone for director by written notice to the Secretary of Del Webb. Such notice must contain specified information concerning the nominee and the stockholder making the nomination and must be timely given, as described in Del Webb’s By-Laws. A nomination that does not comply with the above procedures will be disregarded.

WHERE YOU CAN FIND MORE INFORMATION

      Pulte and Del Webb each file reports, proxy statements and other important business and financial information with the Securities and Exchange Commission. The public may read and copy any materials either of us files with the Securities and Exchange Commission (SEC) at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including each of us) that file electronically with the SEC (including each of us). The SEC’s web site can be accessed at http://www.sec.gov. Del Webb common stock and Pulte common shares are both listed on the New York Stock Exchange (NYSE). Reports, proxy statements and other information we file can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In making any requests for information with regard to Pulte, please note that Pulte’s corporate name changed to “Pulte Homes, Inc.” from “Pulte Corporation” in May 2001.

      Pulte has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, of which this Joint Proxy Statement/ Prospectus is a part, with respect to the Pulte common shares to be issued to Del Webb stockholders as a result of the merger. This Joint Proxy Statement/ Prospectus does not contain all the information set forth in that registration statement. For further information, please refer to the registration statement, which may be inspected and copied, or obtained from, the SEC or the NYSE in the manner described above.

      The following documents previously filed by Del Webb with the SEC under the File Number 1-4785 are incorporated by reference in this Joint Proxy Statement/ Prospectus:

(a)	Del Webb’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000;

(b)	Del Webb’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;

(c)	Del Webb’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000;

(d)	Del Webb’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

(e)	Del Webb’s Definitive Proxy Statement dated September 22, 2000; and

(f)	Del Webb’s Current Report on Form 8-K dated May 2, 2001.

      The following documents previously filed by Pulte with the SEC under the File Number 1-9804 are incorporated by reference in this Joint Proxy Statement/ Prospectus:

(a)	Pulte’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

(b)	Pulte’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

(c)	Pulte’s Definitive Proxy Statement dated March 31, 2001;

(d)	Pulte’s Current Report on Form 8-K dated May 2, 2001; and

(e)	the description of the Pulte common shares contained in Pulte’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating that description.

      All documents filed by Del Webb under Section 13(a), 13(c), 14 of 15(d) of the Securities Exchange Act of 1934, after the date of this Joint Proxy Statement/ Prospectus and before the date of the Del Webb special meeting, are incorporated into this Joint Proxy Statement/ Prospectus by reference and will constitute a part of this Joint Proxy Statement/ Prospectus from the date they are filed. All documents filed by Pulte under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Joint Proxy Statement/ Prospectus and before the date of the Pulte special meeting, are incorporated into this Joint Proxy Statement/ Prospectus by reference and will constitute a part of this Joint Proxy Statement/ Prospectus from the date they are filed.

      Del Webb or Pulte will provide each person to whom a copy of this Joint Proxy Statement/ Prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this Joint Proxy Statement/ Prospectus, but not delivered in this Joint Proxy Statement/ Prospectus. We will provide this information by first class mail at no cost within one business day of written or oral request thereupon addressed to 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, MI 48304-2946, Attention: Corporate Secretary (telephone: (248) 647-2750), in the case of Pulte and 6001 North 24th Street, Phoenix, AZ 85016-2021, Attention: Corporate Secretary (telephone: (602) 808-8004), in the case of Del Webb. To ensure timely delivery, we suggest you request the information by July 20, 2001.

      No one has been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/ Prospectus in connection with the solicitation of proxies or the offering of securities made by this Joint Proxy Statement/ Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Del Webb, Pulte or any other person on their behalf. This Joint Proxy Statement/ Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/ Prospectus nor any distribution of securities to which it relates will under any circumstances create an implication that there has been no change in the affairs of Del Webb or Pulte since the date of this Joint Proxy Statement/ Prospectus or that the information in it is correct as of any time subsequent to its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

      Pulte’s Articles of Incorporation provide that its directors shall not be personally liable to Pulte or its shareholders for monetary damages for breach of the director’s fiduciary duty. However, Pulte’s Articles do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director’s duty of loyalty to us or our shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; (iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Articles. In addition, Pulte’s By-Laws generally provide that, to the fullest extent permitted by applicable law, Pulte shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation), including a shareholders’ derivative action, by reason of the fact that he is or was a Pulte director, officer, employee or agent or is or was serving at Pulte’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

      Pulte has obtained Directors’ and Officers’ liability insurance. The policy provides for $25 million in coverage including prior acts dating to Pulte’s inception and liabilities under the Securities Act.

Item 21.  Exhibits

2.1	Plan and Agreement of Merger dated as of April 30, 2001, among Del Webb Corporation, Pulte Corporation and Pulte Acquisition Corporation (included as Annex I to the Joint Proxy Statement/ Prospectus contained in this Registration Statement)
3.1	Articles of Incorporation, as amended, of Pulte Homes, Inc.*
3.2	By-Laws, as amended, of Pulte Homes, Inc.*
4.1	Specimen Common Stock Certificate of Pulte Homes, Inc.*
5.1	Opinion of Honigman Miller Schwartz and Cohn LLP regarding the validity of the securities being registered*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax consequences of the merger**
10.1	Second Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and John H. Gleason*
10.2	Second Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and Anne L. Mariucci*
10.3	First Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and Frank D. Pankratz*
10.4	First Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and David G. Schreiner*
10.5	First Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and John A. Spencer*

10.6	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and John H. Gleason*
10.7	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and LeRoy Hanneman*
10.8	Amendment to Change in Control Agreement, dated as of April 30, 2001, between Del Webb Corporation and Robertson C. Jones*
10.9	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and Anne L. Mariucci*
10.10	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and Frank D. Pankratz*
10.11	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and David G. Schreiner*
10.12	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and John A. Spencer*
10.13	Employment Separation Agreement and Release of All Liability, dated May 11, 2001, between Pulte Corporation and Robert K. Burgess*
10.14	Del Webb Corporation Supplemental Executive Retirement Plan No. 1, as amended*
10.15	Del Webb Corporation Supplemental Executive Retirement Plan No. 2, as amended*
23.1	Consent of Ernst & Young LLP**
23.2	Consent of KPMG LLP**
23.3	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
24.1	Powers of Attorney (included after the signature of the Registrant on this Registration Statement)
99.1	Voting Agreement, dated as of April 30, 2001, by and among Del Webb Corporation, William J. Pulte and certain affiliated trusts*
99.2	Form of Pulte Homes, Inc. Proxy Card*
99.3	Form of Del Webb Corporation Proxy Card**
99.4	Consent of Salomon Smith Barney Inc.*
99.5	Consent of Credit Suisse First Boston Corporation*
99.6	Consent of D. Kent Anderson**
99.7	Consent of Michael E. Rossi**
99.8	Consent of Glenn W. Schaeffer**

 *  Previously filed

**  Filed herewith

Item 22.  Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail to other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (d) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on June 25, 2001.

PULTE HOMES, INC.

By:	/s/ JOHN R. STOLLER

John R. Stoller

Senior Vice President

General Counsel and Secretary

      Each of the undersigned officers and directors of Pulte Homes, Inc. does hereby severally constitute and appoint Roger A. Cregg, Bruce E. Robinson and John R. Stoller, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dated indicated.

Signature	Title	Date

* William J. Pulte	Chairman of the Executive Committee of the Board of Directors	June 25, 2001

* Robert K. Burgess	Chairman of the Board of Directors and Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2001

* Mark J. O’Brien	President and Chief Operating Officer	June 25, 2001

* Michael A. O’Brien	Senior Vice President- Corporate Development	June 25, 2001

* Roger A. Cregg	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 25, 2001

* Vincent J. Frees	Vice President and Controller (Principal Accounting Officer)	June 25, 2001

* Debra J. Kelly-Ennis	Director	June 25, 2001

Signature	Title	Date

* David N. McCammon	Director	June 25, 2001

* Patrick J. O’Meara	Director	June 25, 2001

* Alan E. Schwartz	Director	June 25, 2001

* Francis J. Sehn	Director	June 25, 2001

* John J. Shea	Director	June 25, 2001

* William B. Smith	Director	June 25, 2001

*By: /s/ JOHN R. STOLLER John R. Stoller Attorney in Fact		June 25, 2001

Exhibit Index

Exhibit
Number	Description

2.1	Plan and Agreement of Merger dated as of April 30, 2001, among Del Webb Corporation, Pulte Corporation and Pulte Acquisition Corporation (included as Annex I to the Joint Proxy Statement/ Prospectus contained in this Registration Statement)
3.1	Articles of Incorporation, as amended, of Pulte Homes, Inc.*
3.2	By-Laws, as amended, of Pulte Homes, Inc.*
4.1	Specimen Common Stock Certificate of Pulte Homes, Inc.*
5.1	Opinion of Honigman Miller Schwartz and Cohn LLP regarding the validity of the securities being registered*
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax consequences of the merger**
10.1	Second Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and John H. Gleason *
10.2	Second Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and Anne L. Mariucci*
10.3	First Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and Frank D. Pankratz*
10.4	First Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and David G. Schreiner*
10.5	First Amendment to Employment Agreement, dated April 27, 2001, between Del Webb Corporation and John A. Spencer*
10.6	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and John H. Gleason*
10.7	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and LeRoy Hanneman*
10.8	Amendment to Change in Control Agreement, dated as of April 30, 2001, between Del Webb Corporation and Robertson C. Jones*
10.9	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and Anne L. Mariucci*
10.10	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and Frank D. Pankratz*
10.11	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and David G. Schreiner*
10.12	Amendment to Employment Agreement, dated as of April 30, 2001, between Del Webb Corporation and John A. Spencer*
10.13	Employment Separation Agreement and Release of All Liability, dated May 11, 2001, between Pulte Corporation and Robert K. Burgess*
10.14	Del Webb Corporation Supplemental Executive Retirement Plan No. 1, as amended*
10.15	Del Webb Corporation Supplemental Executive Retirement Plan No. 2, as amended*
23.1	Consent of Ernst & Young LLP**
23.2	Consent of KPMG LLP**
23.3	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement)

Exhibit
Number	Description

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
24.1	Powers of Attorney (included after the signature of the Registrant on this Registration Statement)
99.1	Voting Agreement, dated as of April 30, 2001, by and among Del Webb Corporation, William J. Pulte and certain affiliated trusts*
99.2	Form of Pulte Homes, Inc. Proxy Card*
99.3	Form of Del Webb Corporation Proxy Card**
99.4	Consent of Salomon Smith Barney Inc.*
99.5	Consent of Credit Suisse First Boston Corporation*
99.6	Consent of D. Kent Anderson**
99.7	Consent of Michael E. Rossi**
99.8	Consent of Glenn W. Schaeffer**

 * Previously filed

** Filed herewith

ANNEX I

PLAN AND AGREEMENT OF MERGER

DATED AS OF

APRIL 30, 2001

AMONG

DEL WEBB CORPORATION,

PULTE CORPORATION

AND

PULTE ACQUISITION CORPORATION

ARTICLE I MERGER OF ACQUISITION AND THE COMPANY		1

1.1	The Merger	1

1.2	Certificate of Incorporation	2

1.3	By-Laws	2

1.4	Directors	2

1.5	Officers	2

1.6	Further Assurances	2

1.7	Stock of the Company	2

1.8	Stock of Acquisition	3

1.9	Adjustments	3

1.10	Distributions with Regard to Company Common Stock	3

1.11	Determinations Regarding Documents	4

1.12	Company Stock Options	5

1.13	Affiliates	6

ARTICLE II EFFECTIVE TIME OF MERGER		6

2.1	Date of the Merger	6

2.2	Execution of Certificate of Merger	6

2.3	Effective Time of the Merger	6

ARTICLE III REPRESENTATIONS AND WARRANTIES		6

3.1	Representations and Warranties of the Company	6

3.2	Representations and Warranties of Pulte and Acquisition	15

ARTICLE IV ACTIONS PRIOR TO THE MERGER		23

4.1	Company’s Activities Until Effective Time	23

4.2	Pulte’s Activities Until Effective Time	24

4.3	HSR Act Filings	26

4.4	Stockholders’ Meetings	26

4.5	Registration Statement and Proxy Statement	26

4.6	No Solicitation of Offers; Notice of Proposals from Others	27

4.7	Pulte’s and Acquisition’s Efforts to Fulfill Conditions	29

4.8	Company’s Efforts to Fulfill Conditions	29

4.9	Affiliate Matters	29

4.10	Consulting Agreement	29

4.11	Directors	29

ARTICLE V CONDITIONS PRECEDENT TO MERGER		29

5.1	Conditions to the Company’s Obligations	29

5.2	Conditions to Pulte’s and Acquisition’s Obligations	30

ARTICLE VI TERMINATION		31

6.1	Right to Terminate	31

6.2	Manner of Terminating Agreement	32

6.3	Effect of Termination	32

ARTICLE VII ABSENCE OF BROKERS		33

7.1	Representations and Warranties Regarding Brokers and Others	33

ARTICLE VIII OTHER AGREEMENTS		34

8.1	Stock Exchange Listing	34

8.2	Other Actions; Filings; Consents	34

8.3	Notification of Certain Matters	34

ARTICLE IX GENERAL		35

9.1	Expenses	35

9.2	Employee Benefit Plans	35

9.3	Directors’ and Officers’ Insurance and Indemnification	35

9.4	Access to Properties, Books and Records	36

i

9.5	Press Releases	36

9.6	Entire Agreement. No Third Party Beneficiaries	36

9.7	Effect of Disclosures	37

9.8	Captions	37

9.9	Prohibition Against Assignment	37

9.10	Notices and Other Communications	37

9.11	Governing Law	37

9.12	Amendments	37

9.13	Counterparts	38

9.14	Extension; Waiver	38

9.15	Non-Survival of Representations, Warranties and Agreements	38

9.16	Severability	38

9.17	Submission to Jurisdiction; Waivers	38

9.18	Enforcement	38

9.19	Section 16.	39

ii

PLAN AND AGREEMENT OF MERGER

DATED AS OF

APRIL 30, 2001

AMONG

DEL WEBB CORPORATION,

PULTE CORPORATION

AND

PULTE ACQUISITION CORPORATION

      This is a Plan and Agreement of Merger dated as of April 30, 2001 (the “Agreement”), among Del Webb Corporation (the “Company”), a Delaware corporation, Pulte Corporation (“Pulte”), a Michigan corporation, and Pulte Acquisition Corporation (“Acquisition”), a Delaware corporation and a wholly-owned subsidiary of Pulte.

      WHEREAS, the Boards of Directors of the Company and Pulte deem it advisable and in the best interests of each corporation and its respective stockholders that the Company and Pulte engage in a business combination in order to advance the long-term strategic business interests of the Company and Pulte.

      WHEREAS, the combination of the Company and Pulte shall be effected by the terms of this Agreement through a merger as outlined below (the “Merger”).

      WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Pulte have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 2.3), other than shares owned or held directly or indirectly by Pulte or directly or indirectly by the Company, will be converted into the right to receive shares of common stock, par value $0.01 per share, of Pulte (“Pulte Common Stock”) as set forth in Article I.

      WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, William J. Pulte and his affiliated trusts (collectively, the “Principal Stockholder”) and the Company have entered into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), providing, among other things, that the Principal Stockholder will vote in favor of the Pulte Meeting Matters (as defined in Section 3.2(b)).

      WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a plan of reorganization under the Code.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

MERGER OF ACQUISITION AND THE COMPANY

      1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Acquisition will be merged with and into the Company, and the Company will be the surviving corporation of the Merger (the “Surviving Corporation”). Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue as those of the Surviving Corporation, unaffected and unimpaired by the Merger, (ii) the separate existence of Acquisition will terminate, and Acquisition’s real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, which will succeed to and assume all the rights and obligations of Acquisition in accordance with the DGCL, and (iii) the Merger will have the other effects specified in the DGCL (including, without limitation, Section 259 of the DGCL).

      1.2  Certificate of Incorporation. From the Effective Time until subsequently amended in accordance with applicable law, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation.

      1.3  By-Laws. The By-Laws of Acquisition as in effect immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation from the Effective Time until they are amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation and applicable law.

      1.4  Directors. The directors of Acquisition immediately prior to the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will serve in accordance with the By-Laws of the Surviving Corporation until their respective successors are elected and qualified, or until such earlier time as they resign or are removed in accordance with the By-Laws until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

      1.5  Officers. The officers of the Company immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors, and in accordance with the By-Laws of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

      1.6  Further Assurances. If at any time after the Effective Time, the Surviving Corporation determines or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, obligation, title or interest in, to or under any of the rights, properties or assets of either the Company or Acquisition acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the transactions which are the subject of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver all documents, in the name and on behalf of the Company, Acquisition or otherwise, and to take all other actions and do all other things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

      1.7  Stock of the Company.

      (a)  Except as provided in Sections 1.7(e) and 1.7(f), at the Effective Time each share of Company Common Stock which is outstanding immediately before the Effective Time will be converted into and become the right to receive, the number (the “Exchange Ratio”) of shares of Pulte Common Stock, described in Section 1.7(b) below (the “Merger Consideration”).

      (b)  The Merger Consideration for a share of Company Common Stock will be as follows:

(i) If the Market Value (computed as provided in Section 1.7(c)) of a share of Pulte Common Stock is equal to or greater than $33.00 but less than $39.00, the Merger Consideration will be one share of Pulte Common Stock for each share of Company Common Stock.

(ii) If the Market Value of a share of Pulte Common Stock is equal to or greater than $39.00 but less than $45.04, the Merger Consideration for each share of Company Common Stock will be the number of shares of Pulte Common Stock equal to $39.00 divided by the Market Value of a share of Pulte Common Stock.

(iii) If the Market Value of a share of Pulte Common Stock is equal to or greater than $45.04, the Merger Consideration will be 0.866 shares of Pulte Common Stock for each share of Company Common Stock.

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(iv) If the Market Value of a share of Pulte Common Stock is equal to or greater than $30.00 but less than $33.00, the Merger Consideration for each share of Company Common Stock will be the number of shares of Pulte Common Stock equal to $33.00 divided by the Market Value of a share of Pulte Common Stock.

(v) If the Market Value of a share of Pulte Common Stock is less than $30.00, the Merger Consideration will be 1.1 shares of Pulte Common Stock for each share of Company Common Stock. Notwithstanding the foregoing, if the Market Value of a share of Pulte Common Stock is less than $27.00, the Company will have the right to terminate this Agreement pursuant to Section 6.1(j).

      (c)  The “Market Value” of a share of Pulte Common Stock will be the average of the Last Sale Price of a share of Pulte Common Stock on the New York Stock Exchange, Inc. (“NYSE”) for the fifteen trading days ending on and including the third NYSE trading day prior to the day of the meeting at which the stockholders of the Company vote upon the Merger. The “Last Sale Price” of a share of Pulte Common Stock on a day will be the last sale price of a share of Pulte Common Stock reported on the NYSE consolidated tape prior to 4:00 p.m. on that day.

      (d)  As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as provided herein or by law.

      (e)  Each share of Company Common Stock held in the treasury of the Company, by Pulte or by any direct or indirect wholly-owned subsidiary of the Company or Pulte immediately before the Effective Time will, at the Effective Time, be canceled and cease to exist and no payment will be made with respect to any of those shares.

      (f)  No fractional shares of Pulte Common Stock will be issued as a result of the Merger. Any holder of Company Common Stock who, but for this Section 1.7(f), would be entitled to receive a fraction of a share of Pulte Common Stock as a result of the Merger will receive, instead of that fraction of a share, cash equal to the result of (i) the Last Sale Price on the Merger Date (as defined in Section 2.1) times (ii) the fraction.

      1.8  Stock of Acquisition. At the Effective Time, each share of stock of Acquisition (“Acquisition Stock”) which is outstanding immediately before the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. At the Effective Time, a certificate which represented Acquisition Stock will automatically become and be a certificate representing the number of shares of the Surviving Corporation common stock into which the Acquisition Stock represented by the certificate was converted.

      1.9  Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Pulte Common Stock are changed into a different number of shares by reason of a reclassification, recapitalization, split up, combination or exchange of shares, or any dividend payable in stock or other securities is declared with regard to the Company Common Stock or Pulte Common Stock with a record date between the date of this Agreement and the Effective Time, the Merger Consideration will be adjusted to provide the holders of Company Common Stock the same economic effect as that contemplated by this Agreement if the reclassification, recapitalization, split-up, combination, exchange or dividend had not taken place.

      1.10  Distributions with Regard to Company Common Stock.

      (a)  Prior to the Effective Time, Acquisition and the Company will jointly designate a bank or trust company to act as Distributing Agent in connection with the Merger (the “Distributing Agent”). Immediately before the Effective Time, Pulte will provide the Distributing Agent with the shares of Pulte Common Stock which will have to be distributed to holders of Company Common Stock under Section 1.7(a) and the cash required to make the payments for fractional shares pursuant to Section 1.7(f).

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      (b)  Until they are distributed, the shares of Pulte Common Stock held by the Distributing Agent will be deemed to be outstanding but the Distributing Agent will not vote those shares or exercise any rights of a shareholder with regard to them. If any dividends are paid with regard to shares of Pulte Common Stock while they are held by the Distributing Agent, the Distributing Agent will hold the dividends, uninvested, until shares of Pulte Common Stock are distributed to particular former holders of Company Common Stock, at which time the dividends which have been paid with regard to the shares of Pulte Common Stock which are being distributed will be paid, without interest, to the persons to whom the shares are being distributed.

      (c)  Promptly after the Effective Time, the Surviving Corporation will cause the Distributing Agent to mail to each person who was a record holder of Company Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of Certificates in order to receive payment of the Merger Consideration. When the Distributing Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Distributing Agent will distribute to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to the shares represented by the Certificate, and the Certificate will be canceled. No interest will be paid or accrued on the Merger Consideration upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the distribution to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Consideration (and any dividends paid after the Effective Time with regard to shares of Pulte Common Stock included in the Merger Consideration), without any interest.

      (d)  If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept an affidavit and indemnification reasonably satisfactory to it instead of the Certificate and will pay the Merger Consideration to the holder of the shares of Company Common Stock which had been represented by the Certificate.

      (e)  At any time which is more than six months after the Effective Time, Pulte may require the Distributing Agent to deliver to it any shares of Pulte Common Stock which had been made available to the Distributing Agent and have not been disbursed to former holders of Company Common Stock and any dividends received by the Distributing Agent in respect of such undisbursed Pulte Common Stock which are then held by the Distributing Agent, and after the Pulte Common Stock and dividends have been delivered to Pulte, former stockholders of the Company must look to Pulte for payment of the Merger Consideration upon surrender of the Certificates held by them. None of Pulte, the Surviving Corporation or the Distributing Agent will be liable to any former stockholder of the Company for any Merger Consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

      (f)  After the Effective Time, the Surviving Corporation will not record any transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be canceled and treated as having been surrendered for the Merger Consideration described in Section 1.7(b).

      1.11  Determinations Regarding Documents. The Company (or, after the Merger, the Surviving Corporation) will have the discretion, which it may delegate in whole or in part, to determine whether letters of transmittal accompanying Certificates have been properly and timely completed, signed and submitted and to determine whether or not to disregard immaterial defects in particular letters of transmittal. The decision of the Company (or, after the Merger, the Surviving Corporation) with regard to those matters will be conclusive and binding. None of Pulte, the Company, the Surviving Corporation or the Distributing Agent will have any obligation to notify any person of any defect in a letter of transmittal submitted to the Company, the Surviving Corporation or Pulte, as applicable. The Distributing Agent or another person or entity agreed to by the

4

Company and Pulte will make all computations contemplated by Section 1.7 and those computations will be conclusive and binding on the holders of Company Common Stock.

      1.12  Company Stock Options.

      (a)  At the Effective Time, each Company Stock Option (as defined in Section 3.1(f)) which is outstanding at the Effective Time will accelerate and vest and at the election of the holder thereof (i) will become the right to receive a sum in cash equal to (A) the amount, if any, by which the per share exercise price of the option is less than the Market Value of the Merger Consideration for a share of Company Common Stock, times (B) the number of shares of Company Common Stock issuable upon exercise of the option in full (irrespective of vesting provisions) or, (ii) if the holder does not so elect, will be converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option Plan (as defined in Section 3.1(f)) pursuant to which such Company Stock Option was granted (but taking into account any changes thereto, including the acceleration thereof, provided for in such Company Stock Option Plan or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Pulte Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Pulte Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. If such holder has elected to receive cash, in order to receive the amount to which the holder is entitled under this Section, the holder must deliver to the Surviving Corporation prior to the date of the Company’s Merger Stockholders Meeting (as defined in Section 4.4) (i) any certificate or option agreement relating to the option and (ii) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the option. Pulte will pay the cash amount due under this Section 1.12(a) to a holder of a Company Stock Option promptly after the Merger and after the Surviving Corporation receives from the holder the items described in clauses (i) and (ii) of the preceding sentence. At the Effective Time, the restricted stock of the Company will accelerate and vest in accordance with its terms.

      (b)  As soon as practicable after the Effective Time, Pulte shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Stock Option Plans (including that, in connection with the Merger and pursuant to the terms of the Company Stock Option Plans, the Company Stock Options have become fully vested and exercisable) and, unless the holder has elected to receive cash, the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.12 after giving effect to the Merger and the terms of the applicable Company Stock Option Plan). To the extent permitted by law, Pulte shall comply with the terms of the Company Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Company Stock Option Plans, to have the Company Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Pulte after the Effective Time.

      (c)  Pulte shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pulte Common Stock for delivery upon exercise of the Company Stock Options in accordance with this Section 1.12. Promptly after the Effective Time, Pulte shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Pulte Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), where applicable, Pulte shall administer the Company Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

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      1.13  Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Pulte Common Stock or cash shall be delivered to a Person who may deemed an “affiliate” of the Company in accordance with Section 4.9 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), until such Person has executed and delivered an Affiliate Agreement (as defined in Section 4.9) to Pulte.

ARTICLE II

EFFECTIVE TIME OF MERGER

      2.1  Date of the Merger. Unless this Agreement is terminated prior to the Effective Time in accordance with Article VI, the day on which the Merger is to take place (the “Merger Date”) will be the first business day after the day on which all the conditions set forth in Article V have been satisfied or waived. The Merger Date may be changed with the consent of the Company and Pulte.

      2.2  Execution of Certificate of Merger. On the day before the Merger Date, Acquisition and the Company will each execute a certificate of merger (the “Certificate of Merger”), which will be in proper form for filing under the DGCL, and deliver it to Skadden, Arps, Slate, Meagher & Flom LLP for filing with the Secretary of State of Delaware. When all the conditions in Article V have been satisfied or waived, Pulte and the Company will (i) cause the Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date and (ii) cause all other documents which must be recorded or filed as a result of the Merger to be recorded or filed.

      2.3  Effective Time of the Merger. The Merger will become effective when the Certificate of Merger is filed with the Secretary of State of Delaware, or at such other time and date as are agreed upon by Pulte and the Company and specified in the Certificate of Merger (that being the “Effective Time”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1  Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to Pulte prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies and is a correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company represents and warrants to Pulte and Acquisition as follows:

(a) Except as set forth on Section 3.1-A of the Company Disclosure Schedule, the Company and each of its subsidiaries (each corporation or other entity of which a company owns directly or indirectly 51% or more of the equity being a “subsidiary” of that company), is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the Certificate of Incorporation and By-laws of the Company which were previously furnished or made available to Pulte are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” on a company means a material adverse effect on (i) the business, operations, results of operations, properties, assets, liabilities or condition (financial or otherwise) of that company and its subsidiaries taken as a whole or (ii) the ability of that company to consummate the Merger or the other transactions contemplated by this Agreement, other than a material adverse effect resulting from (A) a

6

change in laws, rules or regulations of governmental agencies, (B) a change in United States generally accepted accounting principles (“GAAP”), (C) a change or occurrence affecting the homebuilding industry generally, or (D) a change in general economic conditions (including, without limitation, a change in interest rates).

(b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than approval of the Merger and adoption of this Agreement by the stockholders of the Company, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(c) Except as set forth on Section 3.1-C of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (i) the Certificate of Incorporation or By-laws of the Company, or (ii) any law, order, rule or regulation of any Governmental Entity (as defined below) having jurisdiction over the Company or any of its subsidiaries, except, in the case of (ii), for violations, breaches, or defaults which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Governmental Entity” means a court or governmental or quasi-governmental, legislative, administrative or regulatory body, authority or agency, whether federal, state or local, or domestic or foreign.

(d) Except as shown on Section 3.1-D of the Company Disclosure Schedule or except as expressly contemplated herein, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, are required to permit the Company to fulfill all its obligations under this Agreement, other than governmental filings, authorizations, approvals, consents or other governmental actions the absence of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) The Board of Directors of the Company, by resolutions duly adopted by the requisite vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the Voting Agreement, (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company’s Merger Stockholders Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of the Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The holders of Company Common Stock do not have dissenters’ rights under the DGCL.

(f) As of April 20, 2001, the authorized capital stock of the Company consisted of (A) 30,000,000 shares of Company Common Stock, of which 18,707,472 shares were outstanding and no shares were held in the treasury of the Company, and (B) 10,000,000 shares of Preferred Stock, par value $0.001 per share, none of which were outstanding. Since April 20, 2001 to the date of this Agreement, there have

7

been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares pursuant to options or rights outstanding as of April 20, 2001 under the Company Benefit Plans (as defined in Section 3.1(y)). All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There were outstanding as of April 20, 2001 no options, shares of restricted stock, warrants or other rights to acquire capital stock from the Company other than options, shares of restricted stock, and other rights to acquire capital stock of the Company representing in the aggregate the right to purchase 2,238,733 shares of Company Common Stock (collectively, the “Company Stock Options”) under the Company’s 1981 Stock Option Plan, 1986 Stock Option and Stock Appreciation Rights (SAR) Plan, 1991, 1993, 1995, 1998 and 2000 Executive Long-Term Incentive Plans, 1991 Directors’ Stock Plan, 1995 Director Stock Plan and 1998 Director Stock Plan, and any amendments thereto (collectively, the “Company Stock Option Plans”). Section 3.1-F of the Company Disclosure Schedule sets forth a complete and correct list, as of April 20, 2001, of the number of shares of Company Common Stock subject to the Company Stock Options and the dates of grant and the exercise prices of the Company Stock Options. No options or warrants or other rights to acquire capital stock from the Company have been issued or granted since April 20, 2001 to the date of this Agreement.

(g) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(h) Except as shown on Section 3.1-H of the Company Disclosure Schedule, (i) all the shares of stock owned by the Company (or a subsidiary of the Company) of each of the Company’s subsidiaries which is a corporation are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and all the equity interests owned by the Company (or a subsidiary of the Company) of each of the Company’s subsidiaries which is not a corporation are fully paid and non-assessable, and (ii) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event, may require the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company’s subsidiaries, and there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company’s subsidiaries.

(i) Since January 1, 1998, the Company has filed with the Securities and Exchange Commission (the “SEC”) all forms, statements, reports and documents it has been required to file under the Securities Act, the Exchange Act, or the rules under either of such acts (the “Company SEC Reports”).

(j) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (the “Company 2000 10-K”) and its Quarterly Reports on Form 10-Q for the periods ended September 30, 2000 and December 31, 2000 (the “Company September 10-Q” and the “Company December 10-Q,” respectively) which the Company filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when each was filed, it did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Company 2000 10-K were prepared, and the financial information included in the Company September 10-Q and the Company December 10-Q was derived from financial statements which were prepared, in accordance with GAAP applied on a consistent basis (except that financial information included in the Company September 10-Q and the Company December 10-Q does not contain notes and is subject to normal year-end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods to which they relate. Except for the Company September 10-Q and the Company December 10-Q and except as set forth on Section 3.1-J of the Company Disclosure Schedule, the Company has not filed any reports with the SEC with regard to any period which ended, or any event which occurred, after June 30, 2000 and prior to the date hereof. The Company’s consolidated revenues and net income for the quarter ended March 31, 2001 were as stated in a press release issued by the Company on April 24, 2001.

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(k) Except as shown on Section 3.1-K of the Company Disclosure Schedule, since June 30, 2000, (i) the Company and its subsidiaries have conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to June 30, 2000, and (ii) nothing has occurred which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(l) The Company and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(m) Except as shown on Section 3.1-M of the Company Disclosure Schedule, the Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(n) Except as shown on Section 3.1-N of the Company Disclosure Schedule:

(i) The Company and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns relating to United States federal income Taxes, and all other material Tax Returns, which it or they have been required to file and have paid all Taxes shown on those Tax Returns to be due;

(ii) all material Taxes that are due or claimed to be due from the Company or its subsidiaries have been paid other than those (A) currently payable without penalty or interest or (B) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (A) and (B), adequate reserves have been established on the books and records of the Company or its subsidiaries in accordance with GAAP;

(iii) all Tax Returns are true, correct and complete in all material respects;

(iv) the accruals and reserves on the books and records of the Company and its subsidiaries in respect of any material Tax liability for any Tax period are adequate to meet any assessments or exposures of Tax for any such period, determined in accordance with GAAP;

(v) no waiver or extension of the statute of limitation given by the Company or any of its subsidiaries for completion of the audit of any of its United States federal income Tax Returns or other material Tax Returns is in effect;

(vi) no material Lien (as defined in Section 3.1(s)) relating to Taxes has been filed by any Tax authority against the Company or any of its subsidiaries or any of their assets, except for Liens for Taxes not yet due and payable;

(vii) no United States federal income Tax Return, or material state, local or foreign Tax Return, of the Company or any subsidiary of the Company, is the subject of a pending audit or other administrative proceeding or court proceeding;

(viii) neither the Company nor any subsidiary of the Company is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between the Company and its direct or indirect wholly-owned subsidiaries or among direct or indirect wholly-owned subsidiaries of the Company);

(ix) neither the Company nor any of its subsidiaries has taken or agreed to take any action, nor, to the knowledge of the Company, is there any fact or circumstance relating to the Company, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code;

(x) the Company has maintained all material documents, books and records as are required to be maintained by it and its subsidiaries under applicable Tax laws;

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(xi) neither the Company nor any of its subsidiaries is a party to any material Tax indemnity agreement or substantially similar agreement;

(xii) neither the Company nor its subsidiaries is required to include in taxable income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any subsidiary and the Internal Revenue Service has not proposed any such adjustment or change in accounting method;

(xiii) neither the Company nor any subsidiary of the Company has granted a power of attorney that will be outstanding on the Merger Date with respect to any material matter related to Taxes;

(xiv) the Company and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, nonresident, or other third person;

(xv) neither the Company nor any subsidiary of the Company has or has had a state, local or foreign Tax authority asserting taxing jurisdiction for jurisdictions where no returns are filed other than for the minimum tax in such jurisdiction;

(xvi) in the past five years neither the Company nor any subsidiary of the Company (A) has distributed a corporation in a transaction that is reported to qualify under Section 355 of the Code, or (B) was distributed in a transaction that is reported to qualify under Section 355 of the Code; and

(xvii) in the past two years neither the Company nor any subsidiary of the Company has entered into any closing agreement under Section 7121 of the Code or similar agreement under a provision of state law similar to Section 7121 of the Code with respect to any federal income Taxes or any other material Taxes which has the effect of materially increasing the liability for Taxes for any taxable year of the Company for which Tax Returns have not been filed.

For the purposes of this Agreement, the term “Taxes” means all taxes and other assessments of a similar nature (including, but not limited to, withholding taxes), and any related interest, additions to tax or penalties, whether disputed or not, and shall include any transferee or successor liability in respect of any or all of the foregoing. For the purposes of this Agreement, the term “Tax Return” means any report, return, declaration, statement, form, schedule, or other information required to be supplied to a taxing authority in connection with Taxes, including any amendment thereof, or where no amendment is required to be filed with a Tax authority, the statement or other document issued by a Tax authority in connection with any Taxes.

(o) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, or as disclosed on Section 3.1-O of the Company Disclosure Schedule, in the Company 2000 10-K, the Company September 10-Q or the Company December 10-Q, (i) the Company and its subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws and, to the extent required prior to the Merger Date, the Company and its subsidiaries have made all timely and complete application for renewal, extension or reissuance of all environmental permits, and neither the Company nor any of its subsidiaries have obtained information which would lead either the Company or any of its subsidiaries to believe that any such permit may not be renewed, extended or reissued in due course and as requested without the imposition of cost or penalty, (ii) neither the Company nor any subsidiary has received any written notice of noncompliance or liability under any Environmental Law, (iii) to the knowledge of the Company, neither the Company nor any subsidiary has performed or failed to perform any acts, including but not limited to releasing, storing or disposing of Hazardous Substances, there is no condition on any property owned or leased by the Company or any subsidiary of the Company, and there was no condition on any property formerly owned or leased by the Company or a subsidiary of the Company while the Company or the subsidiary owned or leased that property, that would be a basis for liability of the Company or a subsidiary of the Company under any Environmental Law, (iv) neither the Company nor any subsidiary of the Company is subject to any order of or agreement with any Governmental Entity requiring the Company or any subsidiary of the Company to take, or refrain from

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taking, any actions in order to comply with, or satisfy any liability under, any Environmental Law, and no action or proceeding seeking such an order is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, (v) neither the Company nor any of its subsidiaries have, expressly or by operation of law, assumed or undertaken any liability of any other person under any Environmental Law, (vi) neither the Company nor any subsidiary of the Company has received a written request for information regarding a release or threatened release of Hazardous Substances at any site, or any written notice that the Company or a subsidiary of the Company may be liable under any Environmental Law for a release or threatened release of Hazardous Substances, and (vii) to the knowledge of the Company, there is no impediment or moratorium under any Environmental Law to approval for the development of undeveloped real property, such approval to allow development in the manner in which the Company and its subsidiaries currently anticipate building thereon, except for impediments reasonably anticipated in the ordinary course of business. As used in this Agreement, the term “Environmental Law” means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a Governmental Entity relating to protection of the environment or to environmental conditions which affect human health or safety, and “Hazardous Substances” means any substances regulated under any Environmental Law. The representations and warranties in this Section 3.1(o) constitute the sole and exclusive representations and warranties of the Company regarding matters arising under Environmental Laws.

(p) The Board of Directors of the Company has received the oral opinion (to be confirmed in writing) of Credit Suisse First Boston Corporation, its financial advisor, dated not earlier than April 27, 2001, in form satisfactory to the Company and its Board of Directors, to the effect that, as of the date of such opinion, the Exchange Ratio was fair from a financial point of view to the holders of Company Common Stock.

(q) Except as shown on Section 3.1-Q of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement which could result in the payment by the Company or by any subsidiary of the Company of an “Excess Parachute Payment” as that term is used in Section 280G of the Code or the payment by the Company or any of its subsidiaries of compensation which will not be deductible because of Section 162(m) of the Code.

(r) Except as shown on Section 3.1-R of the Company Disclosure Schedule or as described in the Company 2000 10-K or a subsequent report filed with the SEC, neither the Company nor any subsidiary of the Company (i) is a party to any litigation which is required to be disclosed in an Annual Report on Form 10-K of the Company, or (ii) has knowledge of any litigation, threatened litigation, arbitrations, mediations, administrative or governmental proceedings or investigations, or a dispute that may lead to any of the foregoing against the Company, any subsidiary of the Company, or any director or key employee of the Company or any subsidiary of the Company which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. No judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator, nor settlement agreements, are outstanding against the Company, any subsidiary of the Company or any director or key employee of the Company or any subsidiary of the Company, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(s) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth on Section 3.1-S of the Company Disclosure Schedule, (i) the Company and each of its subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens (as defined below), all intellectual property used in or necessary for the conduct of its business as currently conducted, (ii) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any intellectual property owned by and/or licensed to the Company or its subsidiaries, and (iii) neither the Company nor any of its subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any intellectual property used by the Company or its subsidiaries and to its knowledge no

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intellectual property owned and/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such intellectual property. As used in this Agreement, the term “Lien” means, with respect to any assets, any liens (including judgment and mechanic’s liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or otherwise), deeds of trust, option or other charges, encumbrances or restrictions.

(t) Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor organization or employee association. There is no unfair labor practice charge, grievance or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against or otherwise affecting the Company or its subsidiaries, except for any such proceedings which, in the aggregate, are not and would not reasonably be expected to have a Material Adverse Effect on the Company. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries. Except as set forth on Section 3.1-T of the Company Disclosure Schedule, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective current or former employees, which, in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(u) (i) The Company and each of its subsidiaries have: (A) good and marketable (or indefeasible, in jurisdictions where the term “marketable” is not customarily used) title in fee simple (or a freehold estate, in jurisdictions where the term “fee simple” is not customarily used) to the real property currently under development, or all or a portion of which is being held for sale by them; and (B) subject only to the payment of the relevant purchase price and the performance of its other obligations under the relevant option contract, the right to acquire good and marketable (or indefeasible, as the case may be) title in fee simple (or a freehold estate, as the case may be) to the real property subject to an option or right to purchase and currently intended to be developed, or all or a portion of which is intended to be held for sale by them, and, with respect to the real property described in clause (A) immediately preceding, the title to such property is free and clear of any liens, charges, encumbrances, and imperfections of title, except liens for real property taxes and assessments not yet delinquent, any liens listed in Section 3.1-U of the Company Disclosure Schedule, and such other liens, charges, encumbrances, and imperfections of title, as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. For the purpose of this Section 3.1(u), the term “subsidiaries” shall be deemed to include 50%-owned joint ventures that are material to the Company and its subsidiaries as a whole.

(ii) Neither the Company nor any of its subsidiaries has given, nor has any received, any notice that a breach or an event of default exists, and to the knowledge of the Company or its subsidiaries, no condition or event has occurred that with the giving of notice or the lapse of time or both, would constitute a breach or event of default, by the Company or any of its subsidiaries or any other person, with respect to any agreements, contracts, arrangements, deeds, options, deeds of trust, mortgages, leases, covenants, conditions, restrictions, easements, or other documents granting to the Company or any of its subsidiaries title to or an interest in or otherwise affecting the real property owned, subject to option or right to purchase, or leased by the Company or any of its subsidiaries, except for such breaches and events of default as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) No condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of the Company or its subsidiaries, is threatened, with respect to or that could affect, any real property owned or leased by the Company or any of its subsidiaries, or to the knowledge of the Company or its subsidiaries with respect to or that could affect any real property subject to option or right to purchase by the Company or any of its subsidiaries, except for any proceedings listed in

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Schedule 3.1-U of the Company Disclosure Schedule, and such proceedings as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(iv) No judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by or before a Governmental Entity exists or is pending which has or would have the effect of restricting the development or sale of real property currently under development or all or a portion of which is being held for sale by the Company or any of its subsidiaries; and no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity exists or, to the knowledge of the Company, is pending which has or would have the effect of restricting the development or sale of real property subject to a Rolling Option (as hereinafter defined) in favor of the Company or any of its subsidiaries, except for such restrictions as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As used in Sections 3.1 and 3.2 of this Agreement, all references to real property being subject to a “Rolling Option” in favor of an entity shall be deemed to refer to only the real property subject to an option or right to purchase in favor of such entity that: (i) is intended to be acquired for development or held for sale by such entity as of the date hereof and (ii) is a portion of a larger, integrated development where a material portion of such development is already owned or leased by such entity as of the date hereof.

(v) No developer-related charges or assessments imposed by any Governmental Entity (or any other person) for public improvements (or otherwise) against any real property owned or leased by the Company or any of its subsidiaries for development, are unpaid (other than those reflected on the most recent financial statements of the Company, and those incurred since the date of such financial statements of the Company to the extent in the ordinary course of the Company’s business and consistent with past practices), except for such charges and assessments as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(vi) The real property owned, subject to Rolling Option, or leased by the Company or any of its subsidiaries for development, conforms in all respects to the applicable Governmental Entities’ standards, and there is no impediment to obtaining such approval(s) for undeveloped real property (including, without limitation, as a result of a lack of access to such property or an unavailability of utilities or similar services for such property), as are needed to allow development in the manner anticipated by the Company or any of its subsidiaries as of the date hereof, except for failures to conform to applicable governmental standards and those impediments to approvals, if any, listed in Schedule 3.1-U of the Company Disclosure Schedule, and such failures to meet required standards and impediments to approvals as, in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

(vii) The real property currently under development by the Company or any of its subsidiaries, or all or a portion of which is being held for sale by the Company or any of its subsidiaries, is in compliance with all zoning, land use, and subdivision requirements relating thereto, and all laws and ordinances governing the vesting of development rights relating thereto, to the extent the same are applicable to such real property as of the date hereof, except as such noncompliance, in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

(v) Except as shown on Section 3.1-V of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its subsidiaries or any assets of the Company or any of its subsidiaries, or result in the imposition of any Lien on any asset of the Company or any of its subsidiaries, except for such defaults, rights of termination, cancellation or acceleration, losses or Liens

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that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(w) There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by the Company or any of its subsidiaries since December 31, 2000, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed or provided for in the Company December 10-Q or in any other forms, statements, reports and documents filed by the Company with the SEC prior to the date hereof, (ii) liabilities or obligations which, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

(x) Except as shown on Section 3.1-X of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement that expressly limits the ability of the Company or any of its subsidiaries to compete in or conduct any line of business or compete with any person or entity in any geographic area or during any period of time except to the extent that any such limitations, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(y) (i) Except as shown on Section 3.1-Y(i) of the Company Disclosure Schedule, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained by the Company, any of its subsidiaries or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA, or with respect to which the Company or any of its subsidiaries has or may have a liability (the “Company Benefit Plans”). Except as shown on Section 3.1-Y(i) of the Company Disclosure Schedule (or as otherwise permitted by this Agreement): (a) neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate; and (b) since December 31, 2000, there have been no changes, amendments, modifications to, or adoptions of, any Company Benefit Plan that, in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

(ii) With respect to each Company Benefit Plan, except shown on Section 3.1-Y(ii) of the Company Disclosure Schedule or as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (a) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (b) such plan has been administered in accordance with its terms and applicable law; (c) no breaches of fiduciary duty have occurred; (d) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA has occurred; (e) as of the date of this Agreement, no Lien imposed under the Code or ERISA exists; and (f) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full or have been properly accrued on the Company’s financial statements.

(iii) None of the Company Benefit Plans has incurred any “accumulated funding deficiency”, as such term is defined in Section 412 of the Code, whether or not waived.

(iv) Except as shown on Section 3.1-Y(iv) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any liabilities under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) that have not been satisfied in full except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or that have not been reflected on the Company’s consolidated financial statements.

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(v) With respect to each Company Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), except as shown on Section 3.1-Y(v) of the Company Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its subsidiaries beyond their termination of employment, other than (i) as may be required under Part 6 of Title I or ERISA, (ii) at the expense of the participant or the participant’s beneficiary, or (iii) as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(vi) Except with respect to payments under the agreements and programs shown on Section 3.1-Y(vi) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax “gross-up” payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Company Benefit Plan.

(vii) Except as shown on Section 3.1-Y(vii) of the Company Disclosure Schedule, there is no Company Benefit Plan that is a “multiemployer plan”, as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

(viii) The Company has furnished or made available to Pulte, within a reasonable period prior to the Effective Time, complete and accurate (in all material respects) documentation with respect to all Company Benefit Plans, including, but not limited to, plan documents, summary plan descriptions and other material employee communications, benefit computations and methodologies, benefit costs, participant lists, government filings, and funding status.

(z) To the knowledge of the Company, none of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provisions of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payments, which, in the case of (i), (ii), or (iii), in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      3.2  Representations and Warranties of Pulte and Acquisition. Except as set forth in Pulte Disclosure Schedule delivered by Pulte to the Company prior to the execution of this Agreement (the “Pulte Disclosure Schedule”) (each section of which qualifies and is a correspondingly numbered representation and warranty or covenant to the extent specified therein), each of Pulte and Acquisition represents and warrants to the Company as follows:

(a) Pulte and each of its subsidiaries, including Acquisition, is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte. The copies of the Articles of Incorporation and By-laws of Pulte which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement. Acquisition is a wholly-owned subsidiary of Pulte and has engaged in no activities other than in connection with the transactions contemplated by this Agreement.

(b) Each of Pulte and Acquisition has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize each of Pulte and Acquisition to enter into this Agreement and carry out

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the transactions contemplated by it, other than the approval of (i) the issuance of shares of Pulte Common Stock in the Merger and (ii) the adoption of a stock option plan (or the amendment of a Pulte Stock Option Plan) to allow for the conversion of the Company Stock Options pursuant to Section 1.12 (collectively, the “Pulte Meeting Matters”) by the stockholders of Pulte, have been taken, including all actions required to satisfy the conditions contained in Section 5.1(k). This Agreement has been duly executed by each of Pulte and Acquisition and is a valid and binding agreement of each of Pulte and Acquisition, enforceable against each of Pulte and Acquisition in accordance with its terms.

(c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (i) the Articles of Incorporation of Pulte or the Certificate of Incorporation of Acquisition or the By-laws of either Pulte or Acquisition, or (ii) any law, order, rule or regulation of any Governmental Entity having jurisdiction over Pulte or any of its subsidiaries, including Acquisition, except in the case of (ii), for violations, breaches, or defaults which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

(d) Except as shown on Section 3.2-D of the Pulte Disclosure Schedule or except as expressly contemplated herein, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, are required to permit each of Pulte and Acquisition to fulfill all its obligations under this Agreement, other than governmental filings, authorizations, approvals, consents or other governmental actions the absence of which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pulte.

(e) The Board of Directors of Pulte, by resolutions duly adopted by the requisite vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Pulte Board Approval”), (i) determined that this Agreement and the Pulte Meeting Matters are fair to and in the best interests of Pulte and its shareholders, (ii) approved this Agreement and the Pulte Meeting Matters, (iii) recommended that the shareholders of Pulte approve the Pulte Meeting Matters, (iv) directed that the Pulte Meeting Matters be submitted for consideration by Pulte’s shareholders at Pulte’s Merger Stockholders Meeting and (v) determined that the Company is not an “Interested Shareholder” for the purposes of Article X of Pulte’s Articles of Incorporation. The Pulte Board Approval constitutes approval of this Agreement and the Merger for purposes of Chapters 7A of the Michigan Business Corporation Act (“MBCA”). To the knowledge of Pulte, except for Chapters 7A and 7B of the MBCA (which have been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the shares of Pulte Common Stock present at Pulte’s Merger Stockholders Meeting and entitled to vote on the Pulte Meeting Matters (the “Required Pulte Vote”) is the only vote of the holders of any class or series of Pulte capital stock necessary to approve the Pulte Meeting Matters. The holders of Pulte Common Stock do not have dissenters’ rights under the MBCA. Pulte is not governed by Section 7A or 7B of the MBCA.

(f) As of April 20, 2001, the authorized capital stock of Pulte consisted of (A) 100,000,000 shares of Pulte Common Stock of which 41,965,820 shares were outstanding and (B) 25,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were outstanding. Since April 20, 2001 to the date of this Agreement, there have been no issuances of shares of the capital stock of Pulte or any other securities of Pulte other than issuances of shares pursuant to options or rights outstanding as of April 20, 2001 under the Pulte Benefit Plans (as defined in Section 3.2(x)). All issued and outstanding shares of the capital stock of Pulte are, and when shares of Pulte Common Stock are issued in the Merger or upon exercise of the Company Stock Options converted into options to acquire Pulte Common Stock pursuant to Section 1.12, such shares will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There were outstanding as of April 20, 2001 no options, warrants or other rights to acquire capital stock from Pulte other than options and other rights to acquire capital stock from Pulte representing in the aggregate the right to purchase 5,225,182 shares of Pulte Common Stock

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(collectively, the “Pulte Stock Options”) under Pulte’s 1990 Stock Incentive Plan for Key Employees, First Amendment to 1990 Stock Incentive Plan for Key Employees, 1994 Stock Incentive Plan for Key Employees, 1995 Stock Incentive Plan for Key Employees, 1997 Stock Plan for Nonemployee Directors, 2000 Stock Incentive Plan for Key Employees, 2000 Stock Plan for Nonemployee Directors and Long Term Incentive Plan, and any amendments thereto (collectively, the “Pulte Stock Option Plans”). Section 3.2-F of the Pulte Disclosure Schedule sets forth a complete and correct list, as of April 20, 2001, of the number of shares of Pulte Common Stock subject to the Pulte Stock Options and the dates of grant and the exercise prices of the Pulte Stock Options. No options or warrants or other rights to acquire capital stock from Pulte have been issued or granted since April 20, 2001 to the date of this Agreement.

(g) No bonds, debentures, notes or other indebtedness of Pulte having the right to vote on any matters on which shareholders may vote are issued or outstanding.

(h) Except as shown on Section 3.2-H of the Pulte Disclosure Schedule, (i) all the shares of stock owned by Pulte (or a subsidiary of Pulte) of each of Pulte’s subsidiaries which is a corporation are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and all the equity interests owned by Pulte (or a subsidiary of Pulte) of each of Pulte’s subsidiaries which is not a corporation are fully paid and non-assessable, and (ii) neither Pulte nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event, may require Pulte or any subsidiary to issue or sell any stock or other equity interests in any of Pulte’s subsidiaries, and there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of Pulte’s subsidiaries.

(i) Since January 1, 1998, Pulte has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act, the Exchange Act or the rules under either of such acts (the “Pulte SEC Reports”).

(j) Pulte’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “Pulte 2000 10-K”) which Pulte filed with the SEC, including the documents incorporated by reference in it, contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Pulte 2000 10-K were prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial condition and the consolidated results of operations of Pulte and its subsidiaries at the dates, and for the periods, to which they relate. Except as shown on Section 3.2-J of the Pulte Disclosure Schedule, Pulte has not filed any reports with the SEC with regard to any period which ended, or any event which occurred, after December 31, 2000 and prior to the date of this Agreement. Pulte’s consolidated revenues and net income for the quarter ended March 31, 2001 were as stated in a press release issued by Pulte on April 24, 2001.

(k) Since December 31, 2000, (i) Pulte and its subsidiaries have conducted their respective businesses in the ordinary course and in the same manner in which they were conducted prior to December 31, 2000, and (ii) nothing has occurred which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Pulte.

(l) Pulte and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which, in the aggregate, would not reasonably be expected to have a Material Averse Effect on Pulte.

(m) Except as shown on Section 3.2-M of the Pulte Disclosure Schedule, Pulte and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

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(n) Except as shown on Section 3.2-N of the Pulte Disclosure Schedule:

(i) Pulte and each of its subsidiaries has filed when due (taking account of extensions) all Tax Returns relating to United States federal income Taxes, and all other material Tax Returns, which it or they have been required to file and have paid all Taxes shown on those Tax Returns to be due;

(ii) all material Taxes that are due or claimed to be due from Pulte or its subsidiaries have been paid other than those (A) currently payable without penalty or interest or (B) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (A) and (B), adequate reserves have been established on the books and records of Pulte or its subsidiaries in accordance with GAAP;

(iii) all Tax Returns are true, correct and complete in all material respects;

(iv) the accruals and reserves on the books and records of Pulte and its subsidiaries in respect of any material Tax liability for any Tax period are adequate to meet any assessments or exposures of Tax for any such period, determined in accordance with GAAP;

(v) no waiver or extension of the statute of limitation given by Pulte or any of its subsidiaries for completion of the audit of any of its United States federal income Tax Returns or other material Tax Returns is in effect;

(vi) no material Lien relating to Taxes has been filed by any Tax authority against Pulte or any of its subsidiaries or any of their assets, except for Liens for Taxes not yet due and payable;

(vii) no United States federal income Tax Return, or material state, local or foreign Tax Return, of Pulte or any subsidiary of Pulte, is the subject of a pending audit or other administrative proceeding or court proceeding;

(viii) neither Pulte nor any subsidiary of Pulte is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between Pulte and its direct or indirect wholly-owned subsidiaries or among direct or indirect wholly-owned subsidiaries of Pulte);

(ix) neither Pulte nor any of its subsidiaries has taken or agreed to take any action, nor, to the knowledge of Pulte, is there any fact or circumstance relating to Pulte, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code;

(x) Pulte has maintained all material documents, books and records as are required to be maintained by it and its subsidiaries under applicable Tax laws;

(xi) neither Pulte nor any of its subsidiaries is a party to any material Tax indemnity agreement or substantially similar agreement;

(xii) neither Pulte nor its subsidiaries is required to include in taxable income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Pulte or any subsidiary and the Internal Revenue Service has not proposed any such adjustment or change in accounting method;

(xiii) neither Pulte nor any subsidiary of Pulte has granted a power of attorney that will be outstanding on the Merger Date with respect to any material matter related to Taxes;

(xiv) Pulte and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, nonresident, or other third person;

(xv) neither Pulte nor any subsidiary of Pulte has or has had a state, local or foreign Tax authority asserting taxing jurisdiction for jurisdictions where no returns are filed other than for the minimum tax in such jurisdiction;

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(xvi) in the past five years neither Pulte nor any subsidiary of Pulte (A) has distributed a corporation in a transaction that is reported to qualify under Section 355 of the Code, or (B) was distributed in a transaction that is reported to qualify under Section 355 of the Code; and

(xvii) in the past two years neither Pulte nor any subsidiary of Pulte has entered into any closing agreement under Section 7121 of the Code or similar agreement under a provision of state law similar to Section 7121 of the Code with respect to any federal income Taxes or any other material Taxes which has the effect of materially increasing the liability for Taxes any taxable year of Pulte for which Tax Returns have not been filed.

(o) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte, or as disclosed on Section 3.2-O of the Pulte Disclosure Schedule or in the Pulte 2000 10-K, (i) Pulte and its subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws and, to the extent required prior to the Merger Date, Pulte and its subsidiaries have made all timely and complete application for renewal, extension or reissuance of all environmental permits, and neither Pulte nor any of its subsidiaries have obtained information which would lead either Pulte or any of its subsidiaries to believe that any such permit may not be renewed, extended or reissued in due course and as requested without the imposition of cost or penalty, (ii) neither Pulte nor any subsidiary has received any written notice of noncompliance or liability under any Environmental Law, (iii) to the knowledge of Pulte, neither Pulte nor any subsidiary of Pulte has performed or failed to perform any acts, including but not limited to releasing, storing or disposing of Hazardous Substances, there is no condition on any property owned or leased by Pulte or any subsidiary of Pulte, and there was no condition on any property formerly owned or leased by Pulte or a subsidiary of Pulte while Pulte or the subsidiary owned or leased that property, that would be a basis for liability of Pulte or a subsidiary of Pulte under any Environmental Law, (iv) neither Pulte nor any subsidiary of Pulte is subject to any order of or agreement with any Governmental Entity requiring Pulte or any subsidiary to take, or refrain from taking, any actions in order to comply with, or satisfy any liability under, any Environmental Law, and no action or proceeding seeking such an order is pending or, to the knowledge of Pulte, threatened against Pulte or any of its subsidiaries, (v) neither Pulte nor any of its subsidiaries have, expressly or by operation of law, assumed or undertaken any liability of any other person under any Environmental Law, (vi) neither Pulte nor any subsidiary of Pulte has received a written request for information regarding a release or threatened release of Hazardous Substances at any site, or any written notice that Pulte or a subsidiary of Pulte may be liable under any Environmental Law for a release or threatened release of Hazardous Substances, and (vii) to the knowledge of Pulte, there is no impediment or moratorium under any Environmental Law to approval for the development of undeveloped real property, such approval to allow development in the manner in which Pulte and its subsidiaries currently anticipate building thereon, except for impediments reasonably anticipated in the ordinary course of business. The representation and warranties in this Section 3.2(o) constitute the sole and exclusive representations and warranties of Pulte regarding matters arising under Environmental Laws.

(p) The Board of Directors of Pulte has received the oral opinion (to be confirmed in writing) of Salomon Smith Barney Inc., its financial advisor, dated not earlier than April 27, 2001, to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to Pulte.

(q) Except as is described in the Pulte 2000 10-K, neither Pulte nor any subsidiary of Pulte (i) is a party to any litigation which is required to be disclosed in an Annual Report on Form 10-K of Pulte, or (ii) has knowledge of any litigation, threatened litigation, arbitrations, mediations, administrative or governmental proceedings or investigations, or a dispute that may lead to any of the foregoing against Pulte, any subsidiary of Pulte, or any director or key employee of Pulte or any subsidiary of Pulte which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pulte. No judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator, nor settlement agreements, are outstanding against Pulte, any subsidiary of Pulte or any director or key employee of Pulte or any subsidiary of Pulte, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pulte.

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(r) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte and except as disclosed in the Pulte SEC Reports filed prior to the date of this Agreement or as set forth on Section 3.2-R of the Pulte Disclosure Schedule, (i) Pulte and each of its subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all intellectual property used in or necessary for the conduct of its business as currently conducted, (ii) to the knowledge of Pulte, no person is challenging, infringing on or otherwise violating any right of Pulte or any of its subsidiaries with respect to any intellectual property owned by and/or licensed to Pulte or its subsidiaries, and (iii) neither Pulte nor any of its subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any intellectual property used by Pulte or its subsidiaries and to its knowledge no intellectual property owned and/or licensed by Pulte or its subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such intellectual property.

(s) Neither Pulte nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor organization or employee association. There is no unfair labor practice charge, grievance or labor arbitration proceeding pending or, to the knowledge of Pulte, threatened against or otherwise affecting Pulte or its subsidiaries, except for any such proceedings which, in the aggregate, are not and would not reasonably be expected to have a Material Adverse Effect on Pulte. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Pulte or any of its subsidiaries. There are no controversies pending or, to the knowledge of Pulte, threatened between Pulte or any of its subsidiaries and any of their respective current or former employees, which, in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Pulte. To the knowledge of Pulte, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Pulte or any of its subsidiaries which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pulte.

(t) (i) Pulte and each of its subsidiaries have: (A) good and marketable (or indefeasible, in jurisdictions where the term “marketable” is not customarily used) title in fee simple (or a freehold estate, in jurisdictions where the term “fee simple” is not customarily used) to the real property currently under development, or all or a portion of which is being held for sale by them (except as described in Section 3.2-T of the Pulte Disclosure Schedule); and (B) subject only to the payment of the relevant purchase price and the performance of its other obligations under the relevant option contract, the right to acquire good and marketable (or indefeasible, as the case may be) title in fee simple (or a freehold estate, as the case may be) to the real property subject to an option or right to purchase and currently intended to be developed, or all or a portion of which is intended to be held for sale by them, and, with respect to the real property described in clause (A) immediately preceding, the title to such property is free and clear of any liens, charges, encumbrances, and imperfections of title, except liens for real property taxes and assessments not yet delinquent and such other liens, charges, encumbrances, and imperfections of title, as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte. For the purpose of this Section 3.2(t), the term “subsidiaries” shall be deemed to include 50%-owned joint ventures that are material to Pulte and its subsidiaries as a whole.

(ii) Neither Pulte nor any of its subsidiaries has given, nor has any received, any notice that a breach or an event of default exists, and to the knowledge of Pulte or its subsidiaries, no condition or event has occurred that with the giving of notice or the lapse of time or both, would constitute a breach or event of default, by Pulte or any of its subsidiaries or any other person, with respect to any agreements, contracts, arrangements, deeds, options, deeds of trust, mortgages, leases, covenants, conditions, restrictions, easements, or other documents granting to Pulte or any of its subsidiaries title to or an interest in or otherwise affecting the real property owned, subject to option or right to purchase, or leased by Pulte or any of its subsidiaries, except for such breaches and events of default as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

(iii) No condemnation, eminent domain, or similar proceeding exists, is pending or, to the knowledge of Pulte or its subsidiaries, is threatened, with respect to or that could affect, any real

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property owned or leased by Pulte or any of its subsidiaries, or to the knowledge of Pulte or its subsidiaries with respect to or that could affect any real property subject to option or right to purchase by Pulte or any of its subsidiaries, except for such proceedings as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

(iv) No judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by or before a Governmental Entity exists or is pending which has or would have the effect of restricting the development or sale of real property currently under development or all or a portion of which is being held for sale by Pulte or any of its subsidiaries; and no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by a Governmental Entity exists or, to the knowledge of Pulte, is pending which has or would have the effect of restricting the development or sale of real property subject to a Rolling Option in favor of Pulte or any of its subsidiaries, except for such restrictions as, in the aggregate, would be reasonably be expected to have a Material Adverse Effect on Pulte.

(v) No developer-related charges or assessments imposed by any Governmental Entity (or any other person) for public improvements (or otherwise) against any real property owned or leased by Pulte or any of its subsidiaries for development, are unpaid (other than those reflected on the most recent financial statements of Pulte, and those incurred since the date of such financial statements of Pulte to the extent in the ordinary course of Pulte’s business and consistent with past practices), except for such charges and assessments as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

(vi) The real property owned, subject to Rolling Option, or leased by Pulte or any of its subsidiaries for development, conforms in all respects to the applicable Governmental Entities’ standards, and there is no impediment to obtaining such approval(s) for undeveloped real property (including, without limitation, as a result of a lack of access to such property or an unavailability of utilities or similar services for such property), as are needed to allow development in the manner anticipated by Pulte or any of its subsidiaries as of the date hereof, except for such failures to meet required standards and impediments to approvals as, in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Pulte.

(vii) The real property currently under development by Pulte or any of its subsidiaries, or all or a portion of which is being held for sale by Pulte or any of its subsidiaries, is in compliance with all zoning, land use, and subdivision requirements relating thereto, and all laws and ordinances governing the vesting of development rights relating thereto, to the extent the same are applicable to such real property as of the date hereof, except as such noncompliance, in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Pulte.

(u) Except as shown on Section 3.2-U of the Pulte Disclosure Schedule, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Pulte or any of its subsidiaries or to a loss of any benefit to which Pulte or any of its subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Pulte or any of its subsidiaries or any assets of Pulte or any of its subsidiaries, or result in the imposition of any Lien on any asset of Pulte or any of its subsidiaries, except for such defaults, rights of termination, cancellation or acceleration, losses or Liens that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

(v) There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Pulte or any of its subsidiaries since December 31, 2000, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed or provided for in the Pulte 2000 10-K or in any other forms, statements, reports and documents filed by Pulte with the SEC prior to the date hereof, (ii) liabilities or obligations which, in the aggregate,

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have not had and would not reasonably be expected to have a Material Adverse Effect on Pulte, or (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

(w) Except as shown on Section 3.2-W of the Pulte Disclosure Schedule, neither Pulte nor any of its subsidiaries is a party to any agreement that expressly limits the ability of Pulte or any of its subsidiaries to compete in or conduct any line of business or compete with any person or entity in any geographic area or during any period of time except to the extent that any such limitations, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

(x) (i) Except as shown on Section 3.2-X(i) of the Pulte Disclosure Schedule, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of ERISA), maintained by Pulte, any of its subsidiaries or any ERISA Affiliate, or with respect to which Pulte or any of its subsidiaries has or may have a liability (the “Pulte Benefit Plans”). Except as shown on Section 3.2-X(i) of the Pulte Disclosure Schedule (or as otherwise permitted by this Agreement): (a) neither Pulte nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Pulte Benefit Plan or modify or change any existing Pulte Benefit Plan that would affect any employee or terminated employee of Pulte or any ERISA Affiliate; and (b) since December 31, 2000, there have been no changes, amendments, modifications to, or adoptions of, any Pulte Benefit Plan that, in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Pulte.

(ii) With respect to each Pulte Benefit Plan, except shown on Section 3.2-X(ii) of the Pulte Disclosure Schedule or as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte: (a) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (b) such plan has been administered in accordance with its terms and applicable law; (c) no breaches of fiduciary duty have occurred; (d) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA has occurred; (e) as of the date of this Agreement, no Lien imposed under the Code or ERISA exists; and (f) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full or have been properly accrued on Pulte’s financial statements.

(iii) None of the Pulte Benefit Plans has incurred any “accumulated funding deficiency”, as such term is defined in Section 412 of the Code, whether or not waived.

(iv) Except as shown on Section 3.2-X(iv) of the Pulte Disclosure Schedule, neither Pulte nor any ERISA Affiliate has incurred any liabilities under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) that have not been satisfied in full except as, in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect on Pulte or that have not been reflected on Pulte’s consolidated financial statements.

(v) With respect to each Pulte Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), except as shown on Section 3.2-X(v) of the Pulte Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of Pulte or any of its subsidiaries beyond their termination of employment, other than (i) as may be required under Part 6 of Title I or ERISA, (ii) at the expense of the participant or the participant’s beneficiary, or (iii) as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pulte.

(vi) Except with respect to payments under the agreements and programs shown on Section 3.2-X(vi) of the Pulte Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or any tax “gross-up” payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or

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accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Pulte Benefit Plan.

(vii) Except as shown on Section 3.2-X(vii) of the Pulte Disclosure Schedule, there is no Pulte Benefit Plan that is a “multiemployer plan”, as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

(viii) Pulte has furnished or made available to the Company, within a reasonable period prior to the Effective Time, complete and accurate (in all material respects) documentation with respect to all Pulte Benefit Plans, including, but not limited to, plan documents, summary plan descriptions and other material employee communications, benefit computations and methodologies, benefit costs, participant lists, government filings, and funding status.

(y) Pulte acknowledges that each of the executives of the Company listed on Section 3.2-Y of the Company Disclosure Schedule will be entitled to, and shall receive, upon consummation of the Merger payment of the amounts provided for in each executive’s respective employment or severance agreement following a change of control and termination without cause, as such terms are defined in such agreement. The foregoing acknowledgment does not in any way create any inference that any of the Company’s employees that are not listed on Section 3.2-Y of the Company Disclosure Schedule do or do not have similar rights.

(z) To the knowledge of Pulte, none of Pulte, any of its subsidiaries or any directors, officers, agents or employees of Pulte or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provisions of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payments, which, in the case of (i), (ii), or (iii), in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pulte.

ARTICLE IV

ACTIONS PRIOR TO THE MERGER

      4.1  Company’s Activities Until Effective Time.  From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, the Company will, and will cause each of its subsidiaries to, except as expressly contemplated or permitted by this Agreement or the Company Disclosure Schedule, or with the written consent of Pulte which consent shall not be unreasonably withheld or delayed:

(a) Operate its business in the ordinary course in all material respects and in a manner consistent with the manner in which it is being operated at the date of this Agreement or in accordance with the Company’s strategic plan as described in the Company SEC Reports.

(b) Take all reasonable steps available to it to maintain the goodwill of its business, the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

(c) Except as shown on Section 4.1(c) of the Company Disclosure Schedule, at its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty and maintain in effect all insurance policies (or substitute policies with substantially similar coverage) in effect as of the date of this Agreement.

(d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at June 30, 2000 included in the Company 2000 10-K or at December 31, 2000 included in the Company December 10-Q or under the Company’s Third Amended and Restated Revolving Loan Agreement among the Company, Bank of America, N.A. and Bank One, NA, dated June 22, 2000 (the “Company Credit Agreement”).

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(e) Except as shown on Section 4.1(e) of the Company Disclosure Schedule, not enter into any contractual commitments (other than the Company Credit Agreement) involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except for any such commitments and liabilities not exceeding $55,000,000 in the aggregate.

(f) Not redeem or purchase any of its stock or any securities convertible into or exercisable for any shares of capital stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of the Company to the Company or to other wholly-owned subsidiaries of the Company).

(g) Not make any loans or advances (other than advances for travel and other normal business expenses or pursuant to the Company’s employee mortgage loan program as in effect as of the date hereof) to stockholders, directors, officers or employees.

(h) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

(i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

(j) Except as set forth in Section 4.1(j) of the Company Disclosure Schedule, not purchase, sell or otherwise dispose of or encumber any property or assets or engage in any other activities or transactions, except for any such activities and transactions involving amounts not exceeding $55,000,000 in the aggregate.

(k) Except as set forth in Section 4.1(k) of the Company Disclosure Schedule, not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries, compensation or benefits of any employees, other than through normal annual increases and promotions to open existing positions with appropriate salary and benefit increases.

(l) Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan except in each case in the ordinary course of business.

(m) Not amend its Certificate of Incorporation or By-laws or other constitutive documents.

(n) Not issue or sell any of its stock (except upon exercise of Company Stock Options which are outstanding on the date of this Agreement) or any options, warrants or convertible or exchangeable securities.

(o) Not split, combine, or reclassify its outstanding stock.

(p) Not knowingly take any action that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

(q) Use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code.

(r) Except as set forth in Section 4.1(r) of the Company Disclosure Schedule, on or before the earlier of the Merger Date or the date of termination of this Agreement, (i) will continue to file all of its Tax Returns in accordance with applicable current law and (ii) not knowingly make or change any material Tax election or position.

(s) Not authorize or enter into any agreement to take any of the actions referred to in Sections 4.1(a) through 4.1(r) above.

      4.2 Pulte’s Activities Until Effective Time. From the date of this Agreement to the Effective Time, or such earlier time as this Agreement is terminated in accordance with Article VI, Pulte will, and will cause each of its subsidiaries to, except as expressly contemplated or permitted by this Agreement or the Pulte

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Disclosure Schedule, or with the written consent of the Company which consent shall not be unreasonably withheld or delayed:

(a) Operate its business in the ordinary course in all material respects and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

(b) Take all reasonable steps available to it to maintain the goodwill of its business, the continued employment of its executives and other employees and to maintain good relationships with the vendors, suppliers, contractors and others with which it does business.

(c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other casualty and, except as shown on Section 4.2(c) of the Pulte Disclosure Schedule, maintain in effect all insurance policies (or substitute policies with substantially similar coverage) in effect as of the date of this Agreement.

(d) Not (i) make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at December 31, 2000 included in the Pulte 2000 10-K or under Pulte’s Credit Agreement among Pulte, the material subsidiaries of Pulte, the Lenders and Bank of America, N.A. dated August 31, 2000 (the “Pulte Credit Agreement”); (ii) enter into any contractual commitments (other than the Pulte Credit Agreement) involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business; (iii) purchase, sell or otherwise dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business; or (iv) issue or sell any of its stock (except upon exercise of Pulte Stock Options which are outstanding on the date of this Agreement or in accordance with the Pulte Stock Option Plans) or any options, warrants or convertible or exchangeable securities, except in each case in the ordinary cause of business, and except in the case of (i), (ii), (iii) and (iv) if such actions, combined with all other actions of Pulte from the date of this Agreement to the Effective Time, do not impede, delay or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(e) Not redeem or purchase any of its stock or any securities convertible into or exercisable for any shares of capital stock and not declare or pay any dividends (other than regular quarterly dividends not in excess of $.04 per share with usual record and payment dates for such dividends), or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of Pulte to Pulte or to other wholly-owned subsidiaries of Pulte).

(f) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

(g) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a basis consistent with the basis on which they were applied in prior years, subject to normal year-end adjustments and accruals.

(h) Comply in all material respects with all applicable laws and regulations of governmental agencies.

(i) Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual increases and promotions to open existing positions with appropriate salary and benefit increases.

(j) Not amend its Articles of Incorporation or Certificate of Incorporation or By-laws or other constitutive documents.

(k) Not split, combine or reclassify its outstanding stock.

(l) Not knowingly take any action that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

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(m) Use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code.

(n) On or before the earlier of the Merger Date or the date of termination of this Agreement, (i) will continue to file all of its Tax Returns in accordance with applicable current law and (ii) not knowingly make or change any material Tax election or position.

(o) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (n) above.

      4.3 HSR Act Filings.  The Company and Pulte will each make as promptly as practicable any filings it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement, and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Pulte will each provide information and cooperate in all other respects to assist the other in making its filing under the HSR Act.

      4.4 Stockholders’ Meetings.  Each of Pulte and the Company will take all action which is necessary in accordance with applicable law and its Articles of Incorporation (Pulte) or Certificate of Incorporation (the Company) and By-Laws to call and convene a special meeting of its stockholders (each, a “Merger Stockholders Meeting”) as soon as practicable to consider and vote, in the case of the Company, upon adoption of this Agreement and approval of the Merger and, in the case of Pulte, approval of the Pulte Meeting Matters. The proxy statement distributed by each of Pulte and the Company with respect to its Merger Stockholders Meeting will include the recommendation of its Board of Directors that its stockholders vote to adopt, in the case of the Company, this Agreement and approve the Merger, and, in the case of Pulte, the Pulte Meeting Matters, unless the Board of Directors of Pulte or the Company has determined, after consultation with its counsel, that such Board of Directors is required by its fiduciary duties to state that it no longer recommends that the stockholders of Pulte or the Company, as the case may be, vote in favor of adoption of the Pulte Meeting Matters or this Agreement and the Merger. Each of Pulte and the Company will use all commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of adoption of, in the case of the Company, this Agreement and approval of the Merger, and, in the case of Pulte, the Pulte Meeting Matters.

      4.5 Registration Statement and Proxy Statement.

      (a)  Pulte will prepare and file with SEC as soon as practicable after the date of this Agreement a Registration Statement on Form S-4 relating to the shares of Pulte Common Stock to be issued as a result of the merger (the “Registration Statement”). The Registration Statement will include a joint proxy statement (the “Joint Proxy Statement/ Prospectus”) of Pulte and the Company relating to the Merger Stockholders Meetings. Pulte and the Company will cooperate to provide all information which is required to be included in the Registration Statement or in the Joint Proxy Statement/ Prospectus in a timely manner so the Registration Statement can be filed with the SEC as soon as reasonably practicable. Pulte will cause the Registration Statement, and Pulte and the Company will cause the Joint Proxy Statement/ Prospectus, to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules under them. Pulte will use its best efforts, and the Company will cooperate with Pulte, to cause the Registration Statement to be declared effective by the staff of the SEC as promptly as practicable after it is filed (including without limitation, responding to any comments received from the SEC with respect to the Registration Statement) and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Pulte and the Company will, as promptly as practicable, provide to the other copies of any written comments received from the SEC with regard to the Registration Statement or the Joint Proxy Statement/ Prospectus and will advise the other of any comments with respect to the Registration Statement or the Joint Proxy Statement/ Prospectus which are received orally from the staff of the SEC. Pulte will use its best efforts to obtain, prior to the effective date of Registration Statement, any qualifications, permits or approvals which are necessary under any state securities laws in order to carry out the Merger, and Pulte will pay all expenses incident to obtaining those qualifications, permits or approvals. Pulte will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the

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Form S-4 prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/ Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

      (b)  Pulte and Acquisition each represents and warrants to the Company, and the Company represents and warrants to Pulte, that none of the information supplied by it for inclusion, or included in a document filed by it which is incorporated by reference, in the Registration Statement or the Joint Proxy Statement/ Prospectus will (i) in the case of the Registration Statement and each amendment, at the time the Registration Statement is filed or becomes effective and at the Effective Time, and (ii) in the case of the Joint Proxy Statement/ Prospectus and each amendment or supplement to it, at the time it is mailed to stockholders and at the time of the Merger Stockholders Meetings, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time before the Effective Time an event occurs with respect to the Company or any of its subsidiaries, or with respect to Pulte or any of its subsidiaries, as the case may be, which is required to be described in the Registration Statement or in the Joint Proxy Statement/ Prospectus, an amendment or supplement to the Registration Statement or the Joint Proxy Statement/ Prospectus will be filed with the SEC as promptly as practicable and, to the extent required by law, will be distributed to the stockholders of Pulte, the Company or both of them. Neither Pulte nor the Company will make any amendment or supplement to the Registration Statement or the Joint Proxy Statement/ Prospectus without the approval of the other, which approval will not be unreasonably withheld (and will under no circumstances be withheld to the extent the amendment or supplement is required to cause the Registration Statement or the Joint Proxy Statement/ Prospectus to comply with applicable law). Pulte will advise the Company promptly after it receives notice that the Registration Statement has become effective or that any supplement or amendment to it has been filed, that any stop order relating to the Registration Statement has been issued, or that the qualification or registration of the Pulte Common Stock issuable in connection with the Merger under any state securities law has been suspended, of any request by the staff of the SEC for an amendment of the Registration Statement or the Joint Proxy Statement/ Prospectus, or of the receipt of comments or requests for additional information from the staff of the SEC or the response to any such comments or requests for additional information.

      (c)  The Company and Pulte each will cause its Merger Stockholders Meetings to be held not later than 45 days after the day on which the Registration Statement becomes effective.

      (d)  The Company’s Board of Directors will not take any action, other than causing the Company to terminate this Agreement if it is entitled to do so under Article VI, which prevents the Company’s stockholders from voting upon the Merger, and Pulte’s Board of Directors will not take any action, other than causing Pulte to terminate this Agreement if it is entitled to do so under Article VI, which prevents Pulte’s stockholders from voting upon the Pulte Meeting Matters.

      4.6  No Solicitation of Offers; Notice of Proposals from Others.

      (a)  Neither the Company nor any of its subsidiaries will, and the Company will use its best efforts to cause its and its subsidiaries’ respective directors, officers, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing or disclosing information) any inquiry or the making of any offer or proposal by any corporation, partnership, trust, person or other entity or group (a “Third Party”) with respect to, or that could reasonably be expected to lead to, any merger, consolidation, share acquisition, asset purchase, share exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of all or a substantial portion of the assets of the Company and its subsidiaries, taken at a whole, or a significant equity interest in (including by way of tender offer), or a recapitalization or restructuring of, the Company or any of its material subsidiaries (any of those transactions being a “Company Acquisition Transaction”), or

27

(ii) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any possible Company Acquisition Transaction, or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or otherwise fail to consummate the Merger or any other of the transactions contemplated by this Agreement; provided however, that the Company may, in response to a proposal which was not solicited after the date of this Agreement, furnish information to, and engage in discussions or negotiations with, a Third Party, if, but only if, (A) the Company’s Board of Directors determines, in good faith after consultation with its financial advisor, that the Third Party is financially capable of completing the transaction which is the subject of the proposal and that, if completed, that transaction would result in greater value to the Company’s stockholders than the Merger and would be more favorable to the Company and its stockholders than the Merger and (B) before furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, the Third Party, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements, each dated as of January 9, 2001, between Pulte and the Company, which confidentiality agreement does not provide for any exclusive right to negotiate with the Company or any payments by the Company. Nothing in this Section 4.6(a) will prohibit the Board of Directors of the Company from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a tender offer or an exchange offer or prohibit the Company from selling assets or properties in the ordinary course of business.

      (b)  The Company will (i) no later than the end of the first business day after the Company receives an inquiry, proposal or offer with respect to a possible Company Acquisition Transaction or a request for non-public information relating to the Company in connection with a possible Company Acquisition Transaction or for access to its or any of its subsidiaries, properties, books or records by any Third Party that informs the Company’s Board of Directors that the Third Party is considering making, or has made, a proposal or offer with respect to a Company Acquisition Transaction (any such inquiry proposal, offer or request being an “Acquisition Proposal”), notify Pulte in writing of the inquiry, proposal, offer or request, (ii) in that written notice, indicate in reasonable detail the identity of the Third Party (including the name of the Third Party) and the terms and conditions of the proposal or offer, (iii) promptly notify Pulte of any determination by the Company’s Board of Directors that the Company should furnish information to, or engage in discussions or negotiations with, any Third Party, and (iv) keep Pulte informed of the progress of any discussions or negotiations with any Third Party.

      (c)  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Pulte) which have been conducted before the date of this Agreement with respect to any possible Company Acquisition Transaction and will inform any such parties of the Company’s obligations under this Section 4.6.

      (d)  Neither Pulte nor any of its subsidiaries will, and Pulte will use its best efforts to cause its and its subsidiaries’ respective directors, officers, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing or disclosing information) any inquiry or the making of any offer or proposal by any Third Party with respect to, or that could reasonably be expected to lead to, any merger, consolidation, share acquisition, asset purchase, share exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of all or a substantial portion of the assets of Pulte and its subsidiaries, taken at a whole, or a significant equity interest in (including by way of tender offer), or a recapitalization or restructuring of, Pulte or any of its material subsidiaries, that would impede, delay or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement (any such merger, consolidation or other transaction being a “Pulte Acquisition Transaction”), or (ii) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any possible Pulte Acquisition Transaction, or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or otherwise fail to consummate the Merger or any other of the transactions contemplated by this Agreement. Nothing in this Section 4.6(d) will prohibit the Board of Directors of Pulte from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a tender offer or an exchange offer or prohibit Pulte from selling assets or properties in the ordinary course of business.

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      4.7  Pulte’s and Acquisition’s Efforts to Fulfill Conditions. Pulte and Acquisition each will use its commercially reasonable efforts to cause all the conditions set forth in Section 5.1 to be fulfilled on or before the Merger Date.

      4.8  Company’s Efforts to Fulfill Conditions. The Company will use its commercially reasonable efforts to cause all the conditions set forth in Section 5.2 to be fulfilled on or before the Merger Date.

      4.9  Affiliate Matters. Not less than 45 days prior to the Effective Time, the Company shall deliver to Pulte a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Pulte not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 4.9 hereto (an “Affiliate Agreement”).

      4.10  Consulting Agreement. At or prior to the Effective Time, the consulting agreement described on Section 4.10 of the Company Disclosure Schedule will be terminated and the consultant named therein will receive payment in an amount set forth thereon in full satisfaction of the Company’s obligations under such consulting agreement.

      4.11  Directors. The Board of Directors of Pulte has agreed to elect to the Board of Directors of Pulte, effective as of the Effective Time, three persons to be designated by the Company prior to the mailing of the Joint Proxy Statement/ Prospectus who are reasonably acceptable to Pulte and who are accepted by Pulte prior to the mailing of the Joint Proxy Statement/ Prospectus (collectively, the “Director Nominees”). In addition, Pulte will cause two of the Director Nominees to be nominated for election, and to be elected, to the Board of Directors of Pulte at the next annual meeting of shareholders of Pulte for the election of directors, one in the class the term of which expires at the 2003 Annual Shareholders Meeting by Pulte and the other in the class the term of which expires at the 2004 Annual Shareholders Meeting of Pulte (each in the class designated by the Company).

ARTICLE V

CONDITIONS PRECEDENT TO MERGER

      5.1  Conditions to the Company’s Obligations. The obligations of the Company to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by the Company):

(a) The representations and warranties of Pulte and Acquisition contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that the representations and warranties of Pulte and Acquisition which are qualified as to materiality, or absence of Material Adverse Effect, will be true and correct in all respects) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period and except for occurrences or conditions which are attributable to, or result directly from the public announcement or the pendency of the Merger), and Pulte will have delivered to the Company a certificate dated that date and signed by the President and Chief Financial Officer of Pulte to that effect.

(b) Pulte and Acquisition will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Merger Date, and Pulte will have delivered to the Company a certificate dated that date and signed by the President and Chief Financial Officer of Pulte to that effect.

(c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement, and no action will be pending against the Company, Pulte or Acquisition relating to the transactions which are the subject of this Agreement which presents a reasonable

29

likelihood of resulting in an award of damages against the Company, Pulte or Acquisition which would reasonably be expected to have a Material Adverse Effect after the Merger on Pulte and its subsidiaries taken as a whole.

(d) The Merger will have been approved by the holders of a majority of the outstanding shares of Company Common Stock.

(e) Since the date of this Agreement, no events shall have occurred and no circumstances shall have occurred that, in the aggregate, have resulted in or would reasonably be expected to have a Material Adverse Effect on Pulte, except occurrences or circumstances which are attributable to, or result directly from, the public announcement or the pendency of the Merger or will result from the Merger.

(f) Any waiting period (and any extensions thereof) under the HSR Act with regard to the Merger will have expired or been terminated.

(g) The shares of Pulte Common Stock issuable to the Company’s stockholders as a result of the Merger will have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(h) The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order or any pending proceeding seeking a stop order, and any other federal and material state securities laws applicable to the issuance of Pulte Common Stock as a result of the Merger have been complied with.

(i) The Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, a written opinion dated as the Merger Date to the effect that for U.S. federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to make assumptions and rely upon representations and covenants provided by Pulte, Acquisition, and the Company, and Pulte, Acquisition, and the Company each hereby agree to provide counsel to the Company with such representations and covenants as counsel to the Company may reasonably request in connection with rendering the opinion.

(j) The Market Value of a share of Pulte Common Stock will not be less than $27.00; provided that the Company has provided written notice to Pulte of its irrevocable election (unless Pulte consents in writing to such notice being withdrawn by the Company) to terminate this Agreement pursuant to Section 6.1(j).

(k) The Director Nominees will have been elected to the Board of Directors of Pulte, effective immediately after the Effective Time.

(l) The Pulte Meeting Matters will have been approved by the holders of a majority of the shares of Pulte Common Stock present at Pulte’s Merger Stockholders Meeting and entitled to vote thereon.

      5.2  Conditions to Pulte’s and Acquisition’s Obligations. The obligations of Pulte and Acquisition to complete the Merger are subject to satisfaction on or before the Merger Date of the following conditions (any or all of which may be waived by Pulte):

(a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that the representations and warranties of the Company which are qualified as to materiality, or absence of Material Adverse Effect, will be true and correct in all respects) on the Merger Date with the same effect as though made on that date (except that representations or warranties which relate expressly to a specified date or a specified period need only have been true and correct with regard to the specified date or period and except for occurrences or conditions which are attributable to, or result directly from, the public announcement or the pendency of the Merger), and the Company will have delivered to Pulte a certificate dated that date and signed by the President and Chief Financial Officer of the Company to that effect.

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(b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date, and the Company will have delivered to Pulte a certificate dated that date and signed by the President and Chief Financial Officer of the Company to that effect.

(c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Pulte or Acquisition from completing the transactions which are the subject of this Agreement and no action will be pending against the Company, Pulte or Acquisition relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company, Pulte or Acquisition which would reasonably be expected to have a Material Adverse Effect after the Merger on Pulte and its subsidiaries taken as a whole.

(d) The Pulte Meeting Matters will have been approved by the holders of a majority of the shares of Pulte Common Stock present at Pulte’s Merger Stockholders Meeting and entitled to vote thereon.

(e) Since the date of this Agreement, no events shall have occurred and no circumstances shall have occurred that, in the aggregate, have resulted in or would reasonably be expected to have a Material Adverse Effect on the Company, except occurrences or circumstances which are attributable to, or result directly from, the public announcement or the pendency of the Merger or will result from the Merger.

(f) Any waiting period (and any extensions thereof) under the HSR Act with regard to the Merger will have expired or been terminated.

(g) The shares of Pulte Common Stock issuable to the Company’s stockholders as a result of the Merger will have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(h) The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order to any pending proceeding seeking a stop order, and any other federal and material state securities laws applicable to the issuance of Pulte Common Stock as a result of the Merger have been complied with.

(i) The Merger will have been approved by the holders of a majority of the outstanding shares of Company Common Stock.

ARTICLE VI

TERMINATION

      6.1  Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, and, except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Pulte (whether or not the Company’s or Pulte’s stockholders have approved the Merger):

(a) By mutual written consent of the Company and Pulte.

(b) By the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained herein) if (i) it is determined that any of the representations and warranties of Pulte and Acquisition contained in this Agreement was not complete and accurate in all material respects (or that any of those representations and warranties which are qualified as to materiality or absence of Material Adverse Effect was not true and correct in all respects) on the date of this Agreement, or (ii) if Pulte or Acquisition has breached in a material respect any covenant or agreement contained in this Agreement and has not cured that breach within ten business days after written notice from the Company, or by the Merger Date, if earlier.

(c) By Pulte (provided that Pulte is not then in material breach of any representation, warranty, covenant or agreement contained herein) if (i) it is determined that any of the representations and

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warranties of the Company contained in this Agreement was not complete and accurate in all material respects (or that any of those representations and warranties which are qualified as to materiality or absence of Material Adverse Effect was not true and correct in all respects) on the date of this Agreement, or (ii) if the Company has breached in a material respect any covenant or agreement contained in this Agreement and has not cured that breach within ten business days after written notice from Pulte, or by the Merger Date, if earlier.

(d) By either Pulte or the Company if, without fault of the terminating party, the Merger Date is later than September 30, 2001, which date may be extended by mutual consent of Pulte and the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(d) will not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger Date to occur on or before that date.

(e) By either Pulte or the Company if any court of competent jurisdiction or other governmental authority issues an order (other than a temporary restraining order), decree or ruling, or takes any other action, restraining, enjoining or otherwise prohibiting the Merger, and that order, decree, ruling or other action becomes final and nonappealable.

(f) By either Pulte or the Company, if the stockholders of the Company fail to adopt this Agreement and approve the Merger at the Company’s Merger Stockholders Meeting or the shareholders of Pulte fail to approve the Pulte Meeting Matters at Pulte’s Merger Stockholders Meeting.

(g) By Pulte, if the Company’s Board of Directors (i) withdraws, changes or modifies in any manner its recommendation that its stockholders vote to adopt this Agreement and approve the Merger or (ii) adopts resolutions approving or otherwise authorizing or recommending a Company Acquisition Transaction (other than the Merger) to its stockholders.

(h) By the Company, if Pulte’s Board of Directors (i) withdraws, changes or modifies in any manner its recommendation that its shareholders vote to approve the Pulte Meeting Matters or (ii) adopts resolutions approving or otherwise authorizing or recommending a Pulte Acquisition Proposal.

(i) By the Company, if the Board of Directors of the Company, after consultation with and based upon the advice of outside legal counsel and its financial advisors, shall have determined in good faith that approving and entering into an agreement in connection with a Company Bona Fide Proposal (as defined below), and consummating such proposal would result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement, provided, however, that this Agreement may not be terminated pursuant to this Section 6.1(i) unless (i) the Company shall have provided Pulte with at least five business days advance notice of such termination and (ii) concurrent with the termination, the Company pays Pulte the fee required by Section 6.3(e). A “Company Bona Fide Proposal” shall mean a Company Acquisition Proposal which the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel and its financial advisors, is reasonably capable of being consummated by the person making the proposal, taking into account regulatory, legal, financial and other relevant matters.

(j) By the Company, if the Market Value of a share of Pulte Common Stock is less than $27.00; provided that the Company has provided written notice to Pulte of its irrevocable election (unless Pulte consents in writing to such notice being withdrawn by the Company) to terminate this Agreement.

      6.2  Manner of Terminating Agreement. If at any time the Company or Pulte has the right under Section 6.1 to terminate this Agreement, it can terminate this Agreement by a written notice to the other that it is terminating this Agreement.

      6.3  Effect of Termination.

      (a)  If this Agreement is terminated pursuant to Section 6.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the obligations under this Section 6.3, Section 9.1 and the last two sentences of each of Sections 9.4(a) and 9.4(b). Nothing contained

32

in this Section 6.3(a) will, however, relieve either party of liability for any material breach of this Agreement which occurs before this Agreement is terminated.

      (b)  In the event of termination of this Agreement by either party pursuant to Section 6.1(f) or by Pulte pursuant to Section 6.1(g), if the stockholders of the Company fail to adopt this Agreement and approve the Merger at the Company’s Merger Stockholders Meeting, then so long as at the time of such termination Pulte is not in material breach of any representation, warranty, covenant or agreement contained herein, the Company shall make payment to Pulte (within five business days of notice of demand for payment), by wire transfer of immediately available funds, an aggregate of not more than $5 million for reimbursement of reasonable fees and out-of-pocket expenses incurred by Pulte in connection with the transactions contemplated by this Agreement, upon presentation of reasonable documentation of such fees and expenses.

      (c)  In the event of termination of this Agreement by either party pursuant to Section 6.1(f) or by the Company pursuant to Section 6.1(h), if the stockholders of Pulte fail to approve the Pulte Meeting Matters at Pulte’s Merger Stockholders Meeting, then so long as at the time of such termination the Company is not in material breach of any representation, warranty, covenant or agreement contained herein, Pulte shall make payment to the Company (within five business days of notice of demand for payment), by wire transfer of immediately available funds, an aggregate of not more than $5 million for reimbursement of reasonable fees and out-of-pocket expenses incurred by the Company in connection with the transactions contemplated by this Agreement, upon presentation of reasonable documentation of such fees and expenses.

      (d)  If Pulte is entitled to payment pursuant to Section 6.3(b), and prior to the Company’s Merger Stockholders Meeting a Company Acquisition Proposal has been publicly announced, disclosed or communicated and within twelve months of the termination referred to in Section 6.3(b) the Company shall consummate or enter into any agreement with respect to a Company Acquisition Proposal that would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement, then the Company shall make payment to Pulte (within five business days of notice of demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $32 million.

      (e)  In the event of termination of this Agreement by the Company pursuant to Section 6.1(i), so long as at the time of such termination Pulte is not in material breach of any representation, warranty, covenant or agreement contained herein, the Company shall make payment to Pulte (within five business days of notice of demand for payment), by wire transfer of immediately available funds, of a termination fee in the amount of $32 million and payment of an aggregate of not more than $5 million for reimbursement of reasonable fees and expenses incurred by Pulte in connection with the transactions contemplated by this Agreement, upon presentation of reasonable documentation of such fees and expenses.

ARTICLE VII

ABSENCE OF BROKERS

      7.1  Representations and Warranties Regarding Brokers and Others. The Company and Pulte each represents and warrants to the other that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Salomon Smith Barney Inc. acted as a financial advisor to Pulte and Credit Suisse First Boston Corporation acted as a financial advisor to the Company. Pulte will pay all the fees and other charges of Salomon Smith Barney Inc., and the Company will pay all the fees and other charges of Credit Suisse First Boston Corporation. The Company indemnifies Pulte and Acquisition against, and agrees to hold each of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the Company in connection with the transactions which are the subject of this Agreement. Pulte indemnifies the Company against, and agrees to hold it harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or

33

any similar capacity by reason of services allegedly rendered to Pulte or Acquisition in connection with the transactions which are the subject of this Agreement.

ARTICLE VIII

OTHER AGREEMENTS

      8.1  Stock Exchange Listing. Pulte will promptly file a listing application with the New York Stock Exchange with regard to the shares of Pulte Common Stock which will be issued as a result of the Merger and will use its best efforts to cause the listing of those shares to be approved by the New York Stock Exchange, subject to official notice of issuance, prior to the Merger Date.

      8.2  Other Actions; Filings; Consents. Subject to the terms and conditions contained in this Agreement, Pulte and the Company each will (i) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things, which are necessary, proper or appropriate under applicable laws and regulations, or are required to be taken by any governmental authorities, to consummate the Merger as promptly as practicable, (ii) use its commercially reasonable efforts to make as promptly as practicable all necessary filings, and subsequently make any other required submissions, with regard to this Agreement or the Merger under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws or regulations, (B) the HSR Act and any related governmental requests under that act and (C) any other applicable or federal, state, local or foreign statutes, laws, rules or regulations, (iii) use its commercially reasonable efforts to obtain from governmental authorities any consents, licenses, permits, waivers, approvals, authorizations and orders required to be obtained by the Company or Pulte or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) use its commercially reasonable efforts to resolve any objections which may be asserted by any governmental authority with regard to the Merger or any other transactions contemplated by this Agreement under any anti-trust, trade or regulatory laws or regulations, (v) furnish the other, upon request, with copies of all correspondence, filings and communications between it and its affiliates and representatives, on the one hand, and any governmental authority or member of the staff of any governmental authority, on the other hand, with respect to this Agreement, the Merger or any other of the transactions contemplated by this Agreement, (vi) furnish the other with all information and reasonable assistance which the other may reasonably request in connection with the preparation of filings, registrations or submissions of information required by any governmental authorities and (vii) use its commercially reasonable efforts to cause any injunction, restraining order or other order of any court or governmental authority which adversely effects the ability of the parties to consummate the Merger to be dissolved, and to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Merger or seeking material changes in the terms of the Merger or any other transaction which is the subject to this Agreement.

      8.3  Notification of Certain Matters. Each party will cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other party and to report to the other party on the general status of its ongoing operations. Each party will give prompt notice to the other party of (i) any written notice or other communication from any third party alleging that the consent of that third party is or may be required in connection with the Merger or other transactions contemplated by this Agreement, (ii) its receipt of written notice of any governmental complaint, investigation or hearing, or any litigation, which may impair the parties, ability to consummate the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to have a Material Adverse Effect on the Company or Pulte, as the case may be, (iii) any change or event that in the party’s good faith judgment is reasonably likely to impair the party’s ability to consummate the Merger or would reasonably be expected to have a Material Adverse Effect on the party or (iv) the occurrence or the existence of any event that would, or could with a passage of time or otherwise, make any representation or warranty in this Agreement untrue.

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ARTICLE IX

GENERAL

      9.1  Expenses. Except as provided in Section 6.3, the Company and Pulte will each pay its own expenses (and Pulte will pay Acquisition’s expenses) in connection with the transactions which are the subject of this Agreement, including legal fees.

      9.2  Employee Benefit Plans. Pulte agrees to consult with the senior executive officers of the Company between the date of this Agreement and the Merger Date to develop employee benefit plans (which may be continuations of some or all of the Company’s current employee benefit plans) which will provide the Company’s employees with benefits which are substantially the same, in the aggregate, as those they are receiving under the Company’s employee benefit plans which exist at the date of this Agreement and to maintain those plans in effect for at least one year. The Surviving Corporation will fulfill the obligations of the Company under its severance plan. Pulte shall cause the Surviving Corporation to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements (to the same extent such waivers were given prior to the Effective Time) applicable to employees of the Surviving Corporation (“New Employees”) under any employee benefit plans in which such employees may be eligible to participate after the Effective Time, or take such other steps as may be necessary to prevent New Employees from incurring a loss of benefits under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) solely as a result of this transaction; (B) to the extent possible under applicable plan documents, and subject to the requirements and limitations of applicable insurers, provide each New Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any employee benefit plans in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of New Employees with the Company, for all purposes (including without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual (including vacation benefit accrual)) in any employee benefit plan in which such employees may be eligible to participate after the Effective Time; provided, that the foregoing shall not apply to the extent it would result in duplication of benefits with respect to the same period of service without offset for benefits accrued under a predecessor plan.

      9.3  Directors’ and Officers’ Insurance and Indemnification.

      (a)  Pulte and the Surviving Corporation will at all times after the Effective Time indemnify and hold harmless each person who is at the date of this Agreement, or has been at any time prior to the date of this Agreement, a director, officer or employee of the Company or any of its subsidiaries (“Indemnified Parties”), in each case to the fullest extent permitted by applicable law, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) based in whole or in part, or arising in whole or in part out of, any act or omission by that person at or prior to the Effective Time in connection with that person’s duties as a director, officer or employee of the Company or any of its subsidiaries or affiliates, to the same extent and on the same terms (including with respect to advancement of expenses) provided in the Company’s Certificate of Incorporation or By-Laws, or in any indemnification agreements, in effect on the date of this Agreement. Pulte or the Surviving Corporation will pay all reasonable expenses, including attorney’s fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations of Pulte and the Surviving Corporation under this Section 9.3(a).

      (b)  Pulte will cause the Surviving Corporation to keep in effect for at least six years after the Effective Time the policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries at the date of this Agreement; provided that (i) Pulte may substitute policies having the same coverage and amounts and containing terms and conditions which are no less advantageous to the persons who are currently covered by the Company’s policies and with carriers comparable in terms of credit worthiness to those which have written the policies maintained by the Company at the date of this Agreement and (ii) neither Pulte nor the Surviving Corporation will be required to pay an annual premium for that insurance in excess of three times the annual premium relating to the year during which this Agreement is executed, but if they are not

35

able to maintain the required insurance for an annual premium for that amount, they will purchase as much coverage as they can obtain for that amount.

      9.4  Access to Properties, Books and Records.

      (a)  From the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give representatives of Pulte full access during normal business hours, upon reasonable notice and in a manner that will minimize the disruption to the Company’s business, to all of their respective properties, books and records. Pulte will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Pulte or a subsidiary from a third party which, insofar as Pulte is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Pulte or a subsidiary before it was made available to Pulte or its representative by the Company or a subsidiary, (iv) otherwise is independently developed by Pulte or a subsidiary, or (v) Pulte reasonably believes is required to be included in the Registration Statement. If this Agreement is terminated prior to the Effective Time, Pulte will, at the request of the Company, deliver to the Company all documents and other material obtained by Pulte from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Pulte.

      (b)  From the date of this Agreement until the Effective Time, Pulte will, and will cause each of its subsidiaries to, give representatives of the Company full access during normal business hours, upon reasonable notice and in a manner that will minimize the disruption to Pulte’s business, to all of their respective properties, books and records. The Company will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of Pulte or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Company or a subsidiary from a third party which, insofar as the Company is aware, is not under an obligation to Pulte, or to a subsidiary of Pulte, to keep the information confidential, (iii) was known to the Company or a subsidiary before it was made available to the Company or its representative by Pulte or a subsidiary, (iv) otherwise is independently developed by the Company or a subsidiary, or (v) the Company reasonably believes is required to be included in the Registration Statement. If this Agreement is terminated prior to the Effective Time, the Company will, at the request of Pulte, deliver to Pulte all documents and other material obtained by the Company from Pulte or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by the Company.

      9.5  Press Releases. The Company and Pulte will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger, except that nothing in this Section 9.5 will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

      9.6  Entire Agreement. No Third Party Beneficiaries.

      (a)  This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement among the Company, Pulte and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Pulte or Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

      (b)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 3.2(y),

36

Section 4.11 and Section 9.3 which shall survive the Effective Time and are intended to be for the benefit of the persons covered thereby and may be so enforced by such persons.

      9.7  Effect of Disclosures. Any information disclosed by a party in any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

      9.8  Captions. The captions of the articles and paragraphs of this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement.

      9.9  Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned.

      9.10  Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

      If to Pulte or Acquisition:

Pulte Corporation

           33 Bloomfield Hills Parkway, Suite 200
           Bloomfield Hills, MI 48304-2946
           Attention: General Counsel
           Facsimile No.: (248) 433-4543

      with a copy (which shall not constitute notice) to:

David Foltyn

           Honigman Miller Schwartz and Cohn LLP
           2290 First National Building
           Detroit, Michigan 48226
           Facsimile No.: (313) 465-7381

      If to the Company:

Del Webb Corporation

           6001 N. 24th Street
           Phoenix, AZ 85016-2021
           Attention: General Counsel
           Facsimile No.: (602) 808-8085

      with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

           300 South Grand Avenue, Suite 3400
           Los Angeles, California 90071-3144
           Attention: Joseph J. Giunta
           Facsimile No.: (213) 687-5600

      9.11  Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware applicable to contracts made and to be performed solely in such state.

      9.12  Amendments. This Agreement may be amended only by a document in writing signed by both the Company and Pulte, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Pulte, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

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      9.13  Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

      9.14  Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      9.15  Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 9.3) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

      9.16  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      9.17  Submission to Jurisdiction; Waivers. Each of Pulte and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Pulte and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Pulte and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

      9.18  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

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      9.19  Section 16. Pulte, the Surviving Corporation and the Company shall take all such steps as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this Agreement, and (ii) any other dispositions of the Company’s equity securities (including derivative securities) or other acquisitions of Pulte’s equity securities (including derivative securities) in connection with this Agreement, shall be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. For purposes of this Agreement, “Section 16 Affiliate” shall mean each individual who (x) immediately prior to the Effective Time is a director or officer of the Company or (y) at the Effective Time will become a director or officer of Pulte, the Surviving Corporation or the Company.

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      IN WITNESS WHEREOF, the Company, Pulte and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

DEL WEBB CORPORATION

/s/ LEROY C. HANNEMAN JR.

By: LeRoy Hanneman Jr.
Its: Chief Executive Officer

PULTE CORPORATION

/s/ ROBERT K. BURGESS

By: Robert K. Burgess
Its: Chairman and Chief Executive Officer

PULTE ACQUISITION CORPORATION

/s/ ROBERT K. BURGESS

By: Robert K. Burgess
Its: Chairman and Chief Executive Officer

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ANNEX II

[LETTERHEAD OF SALOMON SMITH BARNEY INC.]

April 30, 2001

The Board of Directors

Pulte Corporation
33 Bloomfield Hills Parkway, Suite 200
Bloomfield Hills, Michigan 48304

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Pulte Corporation (“Pulte”) of the Exchange Ratio (defined below) provided for in the Plan and Agreement of Merger, dated as of April 30, 2001 (the “Merger Agreement”), among Del Webb Corporation (“Del Webb”), Pulte and Pulte Acquisition Corporation, a wholly owned subsidiary of Pulte (“Merger Sub”). As more fully described in the Merger Agreement, (a) Merger Sub will be merged with and into Del Webb (the “Merger”) and (b) each outstanding share of the common stock, par value $0.001 per share, of Del Webb (“Del Webb Common Stock”) will be converted into the right to receive that number of shares of the common stock, par value $0.01 per share, of Pulte (“Pulte Common Stock”) determined as follows (the number of shares of Pulte Common Stock into which each share of Del Webb Common Stock will be so converted, the “Exchange Ratio”): (i) if the average of the last sale price of a share of Pulte Common Stock as reported on the New York Stock Exchange, Inc. (“NYSE”) consolidated tape for the fifteen NYSE trading days ending on and including the third NYSE trading day prior to the day of the meeting at which the stockholders of Del Webb vote upon the Merger (the “Market Value”) is less than $30.00, the Exchange Ratio will be 1.1, (ii) if the Market Value of a share of Pulte Common Stock is equal to or greater than $30.00 but less than $33.00, the Exchange Ratio will be a number of shares of Pulte Common Stock equal to $33.00 divided by the Market Value of each share of Pulte Common Stock, (iii) if the Market Value of a share of Pulte Common Stock is equal to or greater than $33.00 but less than $39.00, the Exchange Ratio will be 1.0, (iv) if the Market Value of a share of Pulte Common Stock is equal to or greater than $39.00 but less than $45.04, the Exchange Ratio will be a number of shares of Pulte Common Stock equal to $39.00 divided by the Market Value of each share of Pulte Common Stock and (v) if the Market Value of a share of Pulte Common Stock is equal to or greater than $45.04, the Exchange Ratio will be 0.866.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Pulte and certain senior officers and other representatives and advisors of Del Webb concerning the businesses, operations and prospects of Pulte and Del Webb. We examined certain publicly available business and financial information relating to Pulte and Del Webb as well as certain financial forecasts and other information and data relating to Pulte and Del Webb which were provided to or otherwise discussed with us by the respective managements of Pulte and Del Webb, including certain information relating to the potential strategic implications and operational benefits anticipated by the managements of Pulte and Del Webb to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Pulte Common Stock and Del Webb Common Stock; the historical and projected earnings and other operating data of Pulte and Del Webb; and the capitalization and financial condition of Pulte and Del Webb. We considered, to the extent publicly available, the financial terms of other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Pulte and Del Webb. We also evaluated the potential pro forma financial impact of the Merger on Pulte. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

The Board or Directors
Pulte Corporation
April 30, 2001

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data relating to Pulte and Del Webb provided to or otherwise discussed with us, we have been advised by the managements of Pulte and Del Webb that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pulte and Del Webb as to the future financial performance of Pulte and Del Webb and the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Pulte and Del Webb. We are not expressing any opinion as to what the value of the Pulte Common Stock actually will be when issued in the Merger or the prices at which the Pulte Common Stock will trade or otherwise be transferable subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pulte or Del Webb nor have we made any physical inspection of the properties or assets of Pulte or Del Webb. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Pulte or the effect of any other transaction in which Pulte might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to Pulte in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of a Merger. We also will receive a fee upon delivery of this opinion. We and our affiliates in the past have provided services to Del Webb unrelated to the proposed Merger, for which services we and such affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Pulte and Del Webb for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Pulte, Del Webb and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Pulte in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Pulte.

Very truly yours,

/s/ SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

ANNEX III

[CREDIT SUISSE FIRST BOSTON LETTERHEAD]

April 30, 2001

Board of Directors

Del Webb Corporation
6011 North 24th Street
Phoenix, AZ 85016

Gentlemen:

You have asked us to advise you with respect to the fairness to the stockholders of Del Webb Corporation (the “Company”) from a financial point of view of the Exchange Ratio pursuant to the terms of the Merger Agreement, dated as of April 30, 2001 (the “Merger Agreement”), among the Company, Pulte Corporation (the “Acquiror”) and Pulte Acquisition Corporation (the “Sub”). The Merger Agreement provides for the merger (the “Merger”) of the Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror.

Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be converted into the right to receive the number of shares of common stock, par value $0.01 per share, of the Acquiror (“Acquiror Common Stock”) equal to the Exchange Ratio. Pursuant to the Merger Agreement, the Exchange Ratio will be determined as follows. If the Market Value (as defined below) of a share of Acquiror Common Stock is equal to or greater than $33.00 but less than $39.00, the Exchange Ratio will be one share of Acquiror Common Stock for each share of Company Common Stock. If the Market Value of a share of Acquiror Common Stock is equal to or greater than $39.00 but less than $45.04, the Exchange Ratio for each share of Company Common Stock will be the number of shares of Acquiror Common Stock equal to $39.00 divided by the Market Value of a share of Acquiror Common Stock. If the Market Value of a share of Acquiror Common Stock is equal to or greater than $45.04, the Exchange Ratio will be 0.866 shares of Acquiror Common Stock for each share of Company Common Stock. If the Market Value of a share of Acquiror Common Stock is equal to or greater than $30.00 but less than $33.00, the Exchange Ratio for each share of Company Common Stock will be the number of shares of Acquiror Common Stock equal to $33.00 divided by the Market Value of a share of Acquiror Common Stock. If the Market Value of a share of Acquiror Common Stock is less than $30.00, the Exchange Ratio will be 1.1 shares of Acquiror Common Stock for each share of Company Common Stock. Pursuant to the Merger Agreement, the “Market Value” of a share of Acquiror Common Stock will be the average of the last sale price of a share of Acquiror Common Stock reported on the New York Stock Exchange (“NYSE”) consolidated tape for the fifteen trading days ending on and including the third NYSE trading day prior to the day of the meeting at which the stockholders of the Company vote on the Merger.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company’s and the Acquiror’s management to discuss the business and prospects of the Company and the Acquiror.

We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, with your consent we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s and the Acquiror’s management as to the future financial performance of the Company and the Acquiror and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror Common Stock when issued to the Company’s stockholders pursuant to the Merger or the prices at which such Acquiror Common Stock will trade at any time. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have provided certain investment banking services to the Company for which we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the stockholders of the Company from a financial point of view.

Very truly yours,

/s/ CREDIT SUISSE FIRST BOSTON CORPORATION

CREDIT SUISSE FIRST BOSTON CORPORATION